 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 14, 1997

                                                 REGISTRATION NO. 333-16947
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                                UNITED USN, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         DELAWARE                     4813                  36-3947804
     (STATE OR OTHER
     JURISDICTION OF
     INCORPORATION OR
      ORGANIZATION)
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)
                                                         (I.R.S. EMPLOYER
                                                      IDENTIFICATION NUMBER)

                                --------------

                           10 SOUTH RIVERSIDE PLAZA,
                                   SUITE 401
                            CHICAGO, ILLINOIS 60606
                                 (312) 906-3600
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                                --------------

                                                       COPY TO:
                                                 GARY P. CULLEN, ESQ.
 THOMAS A. MONSON, ESQ. VICE PRESIDENT   SKADDEN, ARPS, SLATE, MEAGHER & FLOM
       AND GENERAL COUNSEL                            (ILLINOIS)
           UNITED USN, INC.
  10 SOUTH RIVERSIDE PLAZA, SUITE 401           333 WEST WACKER DRIVE
        CHICAGO, ILLINOIS 60606                CHICAGO, ILLINOIS 60606
            (312) 906-3600                          (312) 407-0700
  (NAME, ADDRESS, INCLUDING ZIP CODE,
         AND TELEPHONE NUMBER,
   INCLUDING AREA CODE, OF AGENT FOR
               SERVICE)

                                --------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO PUBLIC:
From time to time after the effective date of this Registration Statement.

                                --------------

  If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED JANUARY 14, 1997

PROSPECTUS
                                                                 [USN LOGO]

                                UNITED USN, INC.

            9% CONVERTIBLE SUBORDINATED DISCOUNT NOTES DUE 2004
                   WARRANTS TO PURCHASE CLASS A COMMON STOCK
                              CLASS A COMMON STOCK

  This Prospectus relates to (i) $36.0 million in aggregate principal amount at maturity of 9% Convertible Subordinated Discount Notes due 2004 (the "Convertible Notes"), (ii) 48,500 warrants to purchase 61,550 shares, subject to adjustment under certain circumstances, of Class A Common Stock, par value $.01 per share (the "Class A Common Stock") of United USN, Inc. (the "Company") at an initial exercise price of $.01 per share (the "Initial Warrants") and
(iii) up to 330,047 shares of Class A Common Stock which includes (a) up to 268,497 shares of Class A Common Stock issuable upon conversion of the Convertible Notes (the "Convertible Note Shares") and (b) 61,550 shares of Class A Common Stock issuable upon exercise of the Initial Warrants (the "Warrant Shares") which may be offered for sale from time to time by the selling securityholders (the "Selling Securityholders"). See "Selling Securityholders." This Prospectus also relates to the initial issuance of the Warrant Shares by the Company. The Convertible Notes, the Initial Warrants, the Convertible Note Shares and the Warrant Shares are collectively referred to herein as the "Securities." The Company will not receive any proceeds from the sale of the Securities by the Selling Securityholders but will receive proceeds upon the exercise of the Initial Warrants of $.01 per share.

  The Convertible Notes were issued pursuant to the terms of an indenture, dated as of September 30, 1996 (the "Convertible Note Indenture"), by and between the Company and Harris Trust and Savings Bank, as trustee (the "Trustee"). The Convertible Note Indenture provides that the Convertible Notes may be converted into Class A Common Stock at a conversion price of $134.08 per share (the "Conversion Price"), subject to adjustment under certain circumstances described herein. See "Description of Securities--Convertible Notes--Conversion Rights." The Convertible Note Indenture also provides that the Convertible Notes will accrete interest at a rate of 9% per annum, compounded semiannually, to an aggregate principal amount of $36.0 million by September 30, 1999, and thereafter will bear interest at a rate of 9% per annum which will be payable in cash semiannually. For the period from September 30, 1996 until September 30, 1999, the number of shares into which the Convertible Notes are convertible will increase as the interest on the Convertible Notes accretes. On September 30, 1996, the Convertible Notes were, in the aggregate, convertible into 206,179 shares of Class A Common Stock. On September 30, 1999, the Convertible Notes will be, in the aggregate, convertible into 268,497 shares of Class A Common Stock, assuming no adjustment to the Conversion Price and no conversion of any Convertible Notes prior to that date.

  The Convertible Notes are senior unsecured obligations of the Company which are subordinated in right of payment to $48.5 million in aggregate principal amount of Senior Notes (as defined herein). Otherwise, the Convertible Notes rank pari passu in right of payment to all existing and future senior indebtedness of the Company. The Convertible Notes are effectively subordinated to all existing and future liabilities and obligations of the Company's subsidiaries (approximately $5.3 million as of September 30, 1996, excluding intercompany indebtedness). The Company's subsidiaries have no obligation to pay amounts due on the Convertible Notes and have not guaranteed the Convertible Notes as of the date hereof; however, if a subsidiary guarantees any other

                                             (cover page continued on next page)

                                  -----------

  SEE "RISK FACTORS," BEGINNING ON PAGE 16, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE SECURITIES.

                                  -----------

 THE SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
    ADEQUACY OF THIS  PROSPECTUS. ANY  REPRESENTATION TO THE  CONTRARY IS A
     CRIMINAL OFFENSE.

                                  -----------

                The date of this Prospectus is          , 1997.

(cover page continued from previous page)

indebtedness of the Company, such subsidiary will be obligated to guarantee the Convertible Notes. See "Description of Securities--Convertible Notes-- Certain Covenants." The Senior Note Indenture (as defined herein) permits the Company and its subsidiaries to incur, under certain circumstances, additional indebtedness, including indebtedness pursuant to a Credit Facility (as defined herein) which shall not exceed $45 million in principal amount at any one time outstanding. See "Certain Other Indebtedness."

  There is currently no established trading market for the Securities nor any assurance that any such market may develop.

  The sale and/or distribution of the Securities by the Selling Securityholders may be effected from time to time through brokers, agents, dealers or underwriters in one or more transactions (which may involve crosses and principal trades, including block transactions), in special offerings, exchange distributions or secondary distributions, or otherwise, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, the specific Securities to be sold, the name of the Selling Securityholders, the purchase price, the public offering price, the name of any such brokers, agents, dealers or underwriters, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

  Upon any sale of the Securities, the Selling Securityholders and the participating agents, brokers or dealers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and commissions or discounts or any profit realized on the resale of such Securities held by them may be deemed to be underwriting commissions or discounts under the Securities Act.

  No underwriter is initially being utilized in connection with this offering. The Company will pay all expenses incurred in connection with this offering, other than fees and expenses of the Selling Securityholders. See "Plan of Distribution."

  Prior to the date of this Prospectus, there has been no public market for the Securities. The Company does not currently intend to list the Securities on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any public market for the Securities.

  The Company has been advised by Smith Barney Inc., BT Securities Corporation, Chase Securities Inc. and CIBC Wood Gundy Securities Corp. (collectively, the "Initial Purchasers") that they intend to make a market for the Securities; however the Initial Purchasers are not obligated to do so. Any market-making may be discontinued at any time, and there is no assurance that an active public market for the Securities will develop or, that if such a market develops, that it will continue. This Prospectus has been prepared for use by the Initial Purchasers in connection with offers and sales of the Securities which may be made by them from time to time in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. Such Initial Purchasers may act as principal or agent in such transactions. See "Plan of Distribution."

  In connection with the issuance of the Convertible Notes and the Initial Warrants by the Company on September 30, 1996, the Company also issued and sold $48.5 million in aggregate principal amount at maturity of Senior Notes. On November 15, 1996, the Company filed with the Commission an exchange offer registration statement on Form S-4 pursuant to which the Company will offer to exchange its 14% Series B Senior Discount Notes due 2003 (the "New Senior Notes") for any and all outstanding 14% Senior Discount Notes due 2003 (the "Old Senior Notes"). The terms of the New Senior Notes are identical in all material respects to the Old Senior Notes, except that the New Senior Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain terms providing for an increase in the interest rate on the Old Senior Notes under certain circumstances relating to the timing of the exchange offer.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Securities being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

  The Registration Statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. Under the terms of the Convertible Note Indenture and a warrant agreement, dated as of September 30, 1996 (the "Warrant Agreement"), by and between the Company and Harris Trust and Savings Bank, as warrant agent (the "Warrant Agent"), the Company will be required to file with the Commission, and to furnish holders of the Convertible Notes and the Initial Warrants with, the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act, including reports on Forms 10-K, 10-Q and 8-K.

                                  [INSERT MAP]

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and related notes appearing elsewhere in this Prospectus. Unless the context indicates otherwise, all references to the Company refer to United USN, Inc. and its subsidiaries. Please refer to the Glossary for the definitions of certain capitalized terms used herein and elsewhere in this Prospectus without definition.

THE COMPANY

  United USN, Inc. ("USN" or the "Company") is one of the fastest growing providers of integrated local and long distance telecommunications services in the United States. The Company resells telecommunications services of certain regional Bell operating companies ("RBOCs") and certain long distance carriers to provide an integrated solution of local and long distance services to the underserved small and medium-sized business segment. The Company primarily focuses its marketing efforts on businesses with telecommunications usage of less than $5,000 per month. The Company's approach simplifies the subscriber's telecommunications procurement and management tasks and provides for the easy addition of customized services, such as special local and long distance pricing and enhanced and other value-added calling and billing features designed to meet specific subscriber needs.

  The Company's goal is to be more flexible, innovative and responsive to the needs of its subscribers than the RBOCs and the large long distance carriers, which primarily concentrate their sales and marketing efforts on residential and large commercial subscribers. Market research combined with the Company's experience indicates that its target subscribers would prefer a single source and single bill for all of their telecommunications needs. The Company provides local service using existing telephone lines obtained from the incumbent RBOCs at wholesale rates, which allows subscribers to switch to local service provided by the Company without changing their existing telephone numbers or adding new facilities or equipment. The Company provides long distance services by purchasing bulk capacity from long distance carriers and reselling those services to the Company's subscribers. By providing an integrated, customized package of local, long distance and enhanced and other value-added services on a single bill through its proprietary software and responsive subscriber care systems, the Company believes that it provides a differentiated and competitive product.

  The Company provides its local resold services pursuant to comprehensive local exchange resale agreements with Ameritech Corporation ("Ameritech") for the greater metropolitan Chicago area, Ohio and Michigan (collectively, the "Ameritech Resale Agreements") and with NYNEX Corporation ("NYNEX") for the state of New York, with the opportunity to expand into the entire territory served by NYNEX (the "NYNEX Resale Agreement"). The Company has also entered into a limited service offering ("LSO") agreement with NYNEX for the resale of Centrex services over a private local network which provides access to the majority of business lines in Manhattan, New York. After a nine month systems test period with Ameritech, the Company commenced service in Illinois in August 1996, followed by Ohio in October 1996. The Company completed a systems test period in New York in October 1996 and started offering service in November 1996. The Company began service in Michigan at the end of 1996. The Company estimates, based on data compiled by the Federal Communications Commission (the "FCC"), that the regions covered by the Ameritech Resale Agreements and NYNEX Resale Agreement include access to over 30 million access lines, including over 10 million business access lines and approximately 20 million residential access lines. The Company has implemented a resale task force to facilitate the negotiation and implementation of additional long-term arrangements with other RBOCs for the resale of telecommunications services. Additionally, the Company has contracted with a number of long distance carriers, including MCI Communications Corporation ("MCI"), Sprint Corporation ("Sprint") and WorldCom Inc.

("WorldCom"), to provide switching services and network transmission for its long distance traffic. The
Company continuously seeks to enter into agreements with additional RBOCs, long distance carriers and enhanced and other value-added service providers in order to aggressively build its subscriber base as well as to provide additional services to its existing subscribers while reducing costs.

MARKET OPPORTUNITY

  The recently enacted Telecommunications Act of 1996 (the "Telecommunications Act") is expected to result in a fundamental change in the competitive structure of the local exchange market, greatly accelerating changes that have been under way for several years as a result of FCC policy initiatives and ongoing deregulatory trends at the state level. Specifically, the Telecommunications Act lifted regulatory barriers to entry into the local market, required the resale of local services by the RBOCs and put in place various measures designed to further the development of a competitive market. The Company believes that these developments will result in significant opportunities for new entrants offering integrated local and long distance telecommunications services. Due to the Company's Ameritech Resale Agreements, the NYNEX Resale Agreement and the LSO agreement, as well as significant time invested and experience gained in provisioning the resale of local exchange services under such agreements, the Company believes it enjoys a competitive advantage over other local service resellers with respect to the provisioning of local resale services.

  The Company estimates, based on industry sources, that in 1995 total revenues from domestic local and long distance telecommunications services were approximately $166 billion, of which approximately $96 billion was represented by local exchange services and approximately $70 billion was represented by long distance services. Since the divestiture of the Bell operating companies from AT&T Corp. ("AT&T") in 1984 (the "Divestiture"), competition in the long distance market has rapidly increased, and by 1995 AT&T had lost approximately 40% of its long distance market share to MCI, Sprint and a number of other long distance competitors. Although the market for the provision of long distance service has been open to competition since the Divestiture, the market for local exchange services has until recently been essentially closed to competition. The Company believes that competitive providers such as the Company, by reselling local exchange services, will have the opportunity to gain market share in the local exchange market just as long distance resellers have gained market share in the long distance market. The Company believes that it has several advantages that enable it to compete successfully in the new competitive local telecommunications marketplace, including (i) locally oriented marketing and subscriber service focusing on a defined, underserved market segment, (ii) billing and information systems that have been interfaced with the RBOCs and (iii) an experienced management team with significant operational, technical, financial and regulatory expertise in both the local and long distance telecommunications industry.

  The Telecommunications Act has created an additional opportunity for the Company to establish itself as a provider of integrated telecommunications services before the RBOCs and the largest long distance carriers can offer bundled local and long distance services. In order to provide long distance services in their local service regions under the Telecommunications Act, the RBOCs must seek FCC approval and comply with a series of regulations including the requirement that they offer local resale and either enter into interconnection agreements with at least one facilities-based carrier or, under certain circumstances, offer access and interconnection pursuant to generally available terms and conditions approved by a state commission. Once an RBOC obtains FCC approval, the RBOC must provide its in-region long distance services through a separate operating subsidiary, and such subsidiary must, among other things, maintain separate books, records and accounts, retain different directors, officers and employees and secure financing independent of the creditworthiness of the RBOC's local exchange operations for at least three years. The Telecommunications Act also prevents the largest long distance carriers from integrating local services resold from an RBOC in a particular state with their long distance services until the earlier of (i) February 8, 1999 or (ii) the date the RBOCs are allowed to provide in-region long distance services in that state. While it is probable that the RBOCs will seek and obtain long distance prior to 1999, the

Company believes its early entry into the RBOC markets may provide the Company with an opportunity to grow a customer base prior to the RBOC's ability to offer both local and long distance services.

  In order for facilities-based competitive access providers ("CAPs") to provide ubiquitous local telecommunications services, such providers must obtain access to buildings, negotiate complex interconnection agreements with RBOCs and other local exchange carriers ("LECs"), address complex rate structure and billing systems, provide directory listings and 911 and 411 services on their own or through the incumbent LECs, secure number portability and create local marketing and subscriber care programs tailored for each market. As a non-facilities based provider, the Company will not be required to address such issues associated with operating as a facilities-based CAP in order to provide ubiquitous local telecommunications services. As a result, the Company believes it will be able to build a subscriber base quickly and efficiently without incurring significant financial and management costs and the developmental delays inherent in constructing network and transmission facilities.

GROWTH STRATEGY

  The Company's objective is to be a leading provider of integrated local and long distance services and other telecommunications products to small and medium-sized businesses. The Company expects to achieve this goal through the successful implementation of its growth strategy which includes the following:

  . Negotiate Attractive Resale Agreements with RBOCs. The Company seeks to enter into additional local exchange resale agreements with RBOCs which position it to offer a full range of local service over a broad geographic area at a competitive cost to its targeted businesses. The Ameritech Resale Agreements provide pricing protections designed to maintain the competitiveness of rates and position the Company to purchase capacity at rates at least as favorable as those of other potential resellers of Ameritech local services. The NYNEX Resale Agreement contains similar pricing protections. The Company intends to negotiate similar pricing protections in all future RBOC resale agreements. The Company believes the RBOCs will have an incentive to use a wholesale strategy with respect to small and medium-sized businesses in order to stabilize this revenue base and deter migration of the current RBOCs' subscribers to facilities-based CAPs and other new entrant LECs.

  . Provide Low-Cost Telecommunications Products and Services. The Company believes its existing resale agreements will enable it to be among the lowest cost providers of resold Ameritech and NYNEX local services. By combining local and long distance services, the Company believes that it is able to offer rates for integrated local and long distance services that generally compare favorably with the rates enjoyed by large commercial subscribers. The Company believes that as a non-facilities-based telecommunications provider, it is able to build a subscriber base quickly and efficiently without incurring significant financial and management costs and the development delays inherent in constructing network and transmission facilities.

  . Focus on Large, Underserved Market. The Company primarily focuses its marketing efforts on small and medium-sized businesses with telecommunications usage of less than $5,000 per month. These businesses generally do not employ in-house telecommunications specialists to manage their telecommunications services and in most cases obtain services from various vendors. The Company believes that the gross margins on services provided to its target market are generally higher than for larger commercial subscribers. Since the RBOCs and the large long distance carriers primarily concentrate their sales and marketing efforts on residential and large commercial subscribers, the Company believes an opportunity to gain market share exists within its target market. As a result, the Company plans to generate additional revenue by offering enhanced and other value-added telecommunications products and services to these small and medium-sized businesses.

  . Rapid Market Entry. The Company intends to continue to be early to market in providing an integrated package of local and long distance services. The Company believes it will be able to move into new markets and generate cash flow quickly because the Company, unlike facilities-based CAPs, does not face large capital expenditures from building and/or maintaining transmission facilities. Additionally, providing a ubiquitous product offering will further enhance the Company's ability to rapidly build a subscriber base across a large geographic area. Due to the complexity of the provisioning process, the Company believes that the RBOCs will have an incentive to work with competitive providers such as the Company which have developed high quality management information and billing systems that can interface with the RBOCs' systems and have management teams with significant operational, technical, financial and regulatory experience in the resale of local exchange service. In order to develop a subscriber base and create brand awareness, the Company may sell its long distance services in a new market prior to entering into a resale agreement with an RBOC.

  . Provide an Integrated Telecommunications Solution. The Company believes that a key element in building its subscriber base while minimizing churn is the implementation of a marketing and operating strategy which emphasizes providing an integrated telecommunications solution to its target market. The Company utilizes a marketing approach which combines both direct and indirect sales efforts. The Company attracts and retains subscribers by combining responsive subscriber care with a simple product and pricing package to provide high-quality service at a cost which is usually afforded to only large commercial subscribers. Specifically, the Company will provide a single source and bill for integrated local and long distance services and enhanced and other value-added telecommunications services, with a single point of contact for subscriber service, product inquiries, repairs and billing questions. The Company believes that this marketing and subscriber service approach reduces marketing costs, subscriber acquisition costs and churn.

  . Capitalize on Experience in Provisioning the Resale of Local Service. The
    Company is one of the first competitive providers to resell integrated local and long distance telecommunications services. In contrast to the resale of long distance service, providing local exchange service as a reseller is a highly complex process involving: (i) providing numerous technical and configuration options; (ii) ensuring number portability;
    (iii) providing 911 and 411 services and directory listings; (iv) providing multiple service options on an uninterrupted basis; and (v) integrating complex rate structures and billing systems. The Company has invested significant time in working with certain RBOCs to address these issues and to develop systems which are designed to allow for the implementation of its local exchange resale agreements. The Company believes that its experience both in negotiating these agreements and in implementing such service offerings will position it to compete effectively.

  . Geographic Market Expansion. The Company is engaged in ongoing discussions with the RBOCs with regard to the resale of local exchange services. The Company's decision to enter into a resale agreement with an RBOC and expand into a new geographic region is based upon a series of market selection criteria, including product availability, the ability of the Company to position its products and services, the terms of the resale agreement, the state of the regulatory environment and the willingness of an RBOC to provide provisioning support. In an effort to build its subscriber base and achieve additional economies of scale, the Company continuously evaluates potential acquisitions, including other resellers of local and/or long distance service or enhanced and other value-added services, in both the geographic areas covered by its resale agreements and new markets.

  On September 30, 1996, the Company consummated a private placement (the "Private Placement") under Rule 144A of the Securities Act, pursuant to which the Company issued and sold to Merrill Lynch Global Allocation Fund, Inc. (i) 48,500 Units consisting of $48.5 million aggregate principal amount at maturity of 14% Senior Discount Notes due 2003 (the "Senior Notes" and, together with the Convertible Notes, the "Notes") and Initial Warrants to purchase 61,550 shares, subject to adjustment under certain circumstances, of Class A Common Stock, at an initial exercise price of $.01 per share, and (ii) $36.0 million in aggregate principal amount at maturity of Convertible Notes. The aggregate purchase price of the Units was $30,203,375, and the aggregate purchase price of the Convertible Notes was $27,644,400. The Senior Notes were issued pursuant to the terms of an indenture, dated as of September 30, 1996, (the "Senior Note Indenture"), by and between the Company and

Harris Trust and Savings Bank, as trustee, and the Convertible Notes were issued pursuant to the terms of the Convertible Note Indenture. The Senior Note Indenture and the Convertible Note Indenture are collectively referred to herein as the "Indentures." The Indentures provide that (i) in the event that, on or prior to March 30, 1998, the Company does not consummate a Qualified Public Offering (as defined herein), or has not been sold pursuant to a Qualified Sale of the Company (as defined herein), the Company will be obligated to issue to the Holders of the Senior Notes Senior Note Contingent Warrants (the "Senior Note Contingent Warrants") exercisable for Class A Common Stock representing up to 3% of the Common Stock of the Company on a fully diluted basis after giving effect to the issuance of such Senior Note Contingent Warrants and (ii) in the event that, on or prior to September 30, 1999, the Company does not consummate a Qualified Public Offering or has not been sold pursuant to a Qualified Sale of the Company, the Company will be obligated to issue to the Holders of the Convertible Notes Convertible Note Contingent Warrants (the "Convertible Note Contingent Warrants" and, together with the Senior Note Contingent Warrants, the "Contingent Warrants") exercisable for Class A Common Stock representing up to 2.5% of the Common Stock of the Company on a fully diluted basis after giving effect to the issuance of such Convertible Note Contingent Warrants. In addition, under certain conditions, if the Company has not consummated a Qualified Public Offering or a Qualified Public Sale of the Company has not occurred by September 30, 1997, the Company will be required to offer to Holders of Convertible Notes the right to acquire additional convertible securities and warrants (the "Additional Warrants"). See "Description of Securities-- Convertible Notes." On November 15, 1996, the Company filed an exchange offer registration statement on Form S-4 with the Commission pursuant to which the Company will offer to exchange its 14% Series B Senior Discount Notes due 2003 (the "New Senior Notes") for any and all outstanding 14% Senior Discount Notes due 2003 (the "Old Senior Notes"). The terms of the New Senior Notes are identical in all material respects to the Old Senior Notes, except that the New Senior Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain terms providing for an increase in the interest rate on the Old Senior Notes under certain circumstances relating to the timing of the exchange offer as provided by the Senior Note Indenture.

  The Company, a Delaware corporation, was formed and commenced operations in April 1994. The Company's principal executive office is located at 10 S. Riverside Plaza, Suite 401, Chicago, Illinois 60606, and its telephone number is (312) 906-3600.

                     SUMMARY DESCRIPTION OF THE SECURITIES

THE CONVERTIBLE NOTES

Convertible Notes.........
                            $36,000,000 aggregate principal amount at maturity of 9% Convertible Subordinated Discount Notes due 2004.

Maturity Date.............  September 30, 2004.

Yield.....................  9% per annum (computed on a semiannual bond equivalent basis) and calculated from September 30, 1996.

Interest..................  The Convertible Notes accrete interest at a rate of 9%, compounded semiannually to an aggregate principal amount of $36,000,000 by September 30, 1999. Thereafter, the Convertible Notes will bear interest at the rate of 9% per annum and will be payable in cash semiannually on March 30 and September 30 of each year, commencing March 30, 2000. See "Description of Securities--Convertible Notes--Principal,
                            Maturity and Interest."

Original Issue Discount...  For federal income tax purposes, the
                            Convertible Notes are treated as having been issued with "original issue discount" generally equal to the difference between the issue price of the Convertible Notes and the sum of all payments (whether designated as principal or interest) to be made thereon. Each holder of a Convertible Note must include in gross income for federal income tax purposes a portion of such original issue discount for each day during each taxable year in which it holds such Convertible Note. See "Certain Federal Income Tax Considerations."

Sinking Fund..............  None.

Optional Redemption.......  The Convertible Notes are not redeemable, in whole or in part, at any time prior to
                            September 30, 2000. At any time from September 30, 2000 to September 30, 2002, the Company may redeem all but not less than all of the Convertible Notes if the Price (as defined in the Convertible Note Indenture) of the Common Stock is at least 150% of the Conversion Price for the Convertible Notes for 30 consecutive days, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, and Special Interest (as defined herein), if any, to the date of redemption; provided, that if the Common Stock is not traded on a U.S. national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States and not quoted on a consolidated transaction reporting tape, the Convertible Notes will not be redeemable during such period. Thereafter, the Company may redeem, in whole or in part, the Convertible Notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, and Special Interest, if any.

Conversion Rights and
 Initial Conversion
 Price....................
                            The Convertible Notes are convertible into Class A Common Stock (the "Convertible Note Shares"), at the option of the holders of Convertible Notes prior to redemption or final maturity of the Convertible Notes, initially at a conversion price of $134.08 per share, subject to adjustment as described below and as described in "Description of Securities-- Convertible Notes." The right to convert Convertible Notes that have been called for redemption will terminate at the close of business on the business day preceding the redemption date.

Adjustment of Conversion    In the event that the Company consummates a
 Price....................  sale or sales of any class of Capital Stock for an amount, individually or in the aggregate, in excess of $5,000,000 (each, a "Reset Event") and at the time of such sale or sales, the equity valuation of the Company is less than $122,500,000 based upon such sale or sales, then on the date of the consummation of any such Reset Event (the "Reset Date"), the
                            Conversion Price shall be adjusted (the
                            "Conversion Reset") to equal 115% of the price
                            (the "Conversion Reset Price") at which such sale or sales were consummated; provided, that if such sale or sales are consummated more than nine months after a Qualified Public Offering at a total equity valuation of the Company of at least $122,500,000, then no Conversion Reset will be required. In the event that the Conversion Price before such calculation shall be equal to or less than the Conversion Reset
                            Price, then no additional adjustment to the Conversion Price shall be made. See
                            "Description of Securities--Convertible Notes--
                            Conversion Rights." The Conversion Price may be adjusted if Convertible Note Contingent
                            Warrants are issued in 1999. See "Description of Securities--Convertible Notes--Issuance of
                            Contingent Warrants." The Conversion Price may also be adjusted under certain conditions on or prior to September 30, 1997 if the Company has not consummated a Qualified Public Offering or a Qualified Sale of the Company has not occurred. See "Description of Securities--
                            Convertible Notes--Additional Invested Equity."

Ranking...................  The Convertible Notes are senior, unsecured subordinated obligations of the Company. The
                            Convertible Notes are subordinated in right of payment to the Senior Notes. Otherwise, the Convertible Notes rank pari passu in right of payment with all other existing and future unsecured indebtedness of the Company. The Convertible Notes are effectively subordinated to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. As a holding company that conducts virtually all of its business through subsidiaries, the Company currently has no source of operating cash flow other than from dividends and distributions from its subsidiaries. The Company's subsidiaries have no obligation to pay amounts due on the Convertible Notes and will not guarantee the Convertible Notes; provided, that if a subsidiary guarantees any Indebtedness of the Company, such subsidiary will be obligated to guarantee the Convertible Notes. Therefore, the Convertible Notes are effectively subordinated to all liabilities of the Company's subsidiaries, including trade payables. Any rights of the Company and its creditors, including the holders of the Convertible Notes, to participate in a distribution of the assets of any of the Company's subsidiaries upon any liquidation or reorganization of any such subsidiary are subject to the prior claims of that subsidiary's creditors (including trade creditors). See "Risk

                            Factors--Holding Company Structure; Source of Repayment of Convertible Notes; Effective Subordination of Convertible Notes to
                            Indebtedness of Subsidiaries."

Change of Control.........  Upon a Change of Control, each holder of the
                            Convertible Notes will have the right to require the Company to repurchase all or any part of such holder's Convertible Notes at a price equal to 101% of the Accreted Value thereof or, in the case of any such repurchase on or after September 30, 1999, 101% of the principal amount thereof, plus accrued and unpaid interest, if any, and Special Interest, if any, thereon, to the date of repurchase. There can be no assurance that the Company will have the financial resources necessary to repurchase the Convertible Notes upon a Change of Control. See "Description of Securities-- Convertible Notes--Repurchase at the Option of Holders upon a Change of Control."

Termination of Trading....  Upon a Termination of Trading (as defined herein), each holder of a Convertible Note will have the right to require the Company to repurchase all or any part of such holder's Convertible Notes at a price equal to 100% of the Accreted Value or 100% of the principal amount thereof, as the case may be, plus accrued and unpaid interest, if any, and Special Interest, if any, thereon to the date of repurchase. There can be no assurance that the Company will have the financial resources necessary to repurchase the Convertible Notes upon a Termination of Trading. See "Description of Securities--Convertible Notes--Right to Require Repurchase of Convertible Notes Upon a Termination of Trading."

Guarantees................  The Convertible Note Indenture provides that any subsidiary that guarantees Indebtedness of the Company will guarantee (a "Convertible Note Guarantee") unconditionally on a senior basis (except with respect to the Senior Notes and the Senior Note Guarantees), the payment of principal, premium, if any, interest and Special Interest, if any, on the Convertible Notes and amounts payable upon a Change of Control, an Asset Sale Offer or a Termination of Trading. See "Description of Securities-- Convertible Notes--Certain Covenants--
                            Limitation on Issuances of Guarantees by Restricted Subsidiaries."

Additional Equity.........  If the Company does not achieve consolidated total revenues (calculated in accordance with GAAP) of at least $8,500,000 for the period from June 1, 1997 through June 30, 1997 and if, by September 30, 1997, the Company has not either (i) consummated a Qualified Public Offering or (ii) been sold pursuant to a Qualified Sale of the Company, the Company shall by such date be required to either (A) obtain $10,000,000 of Additional Invested Equity (as defined herein) or (B) (i) grant to the holders of the Convertible Notes the right to purchase for $10,000,000 additional convertible securities of the Company convertible into 16 2/3% of the outstanding Common Stock on a fully diluted basis (subject to certain exceptions) after giving effect to the issuance of such additional convertible securities, (ii) grant to the holders of the Convertible Notes the right to purchase warrants exercisable for Common Stock representing up to 5% of the outstanding Common Stock for a purchase price of $.01 per share on a fully diluted basis (subject to certain exceptions) after giving effect to the issuance of such warrants, and
                            (iii) adjust the Conversion Price by dividing the Conversion Price in effect immediately prior to the issuance of such convertible securities and warrants by 1.15.

Certain Covenants.........  The Convertible Note Indenture contains certain limited covenants which, among other things, restrict the ability of the Company and certain of its subsidiaries to sell assets or engage in mergers or acquisitions. In addition, the Convertible Note Indenture imposes limits on the ability of certain of the Company's subsidiaries to issue guarantees. See "Description of Securities--Convertible Notes-- Certain Covenants," "--Assets Sales" and "-- Consolidation, Merger, Conveyance, Lease or Transfer."

Registration Rights.......  Under the terms of a registration rights agreement dated as of September 30, 1996 by and between the Company and the Initial Purchasers (the "Registration Rights Agreement"), the Company is required to keep the Registration Statement of which this Prospectus forms a part effective for a specified period. See "Registration Rights."

  For additional information concerning the Convertible Notes, see "Description of Securities--Convertible Notes."

THE INITIAL WARRANTS

Initial Warrants..........  Initial Warrants, which, when exercised, would entitle the holders thereof to purchase, in the aggregate, 61,550 shares of Class A Common Stock (equal to approximately 12% of the outstanding shares of the Common Stock, on a fully diluted basis as of the date of this Prospectus).

Expiration of Warrants....  September 30, 2003 (the "Expiration Date").

Exercise..................  Each Initial Warrant entitles the holder thereof to purchase approximately 1.27 shares of Class A Common Stock (subject to adjustment as described herein) at an initial exercise price of $.01 per share. The Initial Warrants may be exercised at any time beginning 180 days after the date of original issuance thereof or earlier upon the occurrence of certain circumstances and on or prior to the Expiration Date. See "Description of Securities--Initial Warrants--Certain Terms."

Adjustments...............  The number of shares of Class A Common Stock for which an Initial Warrant is exercisable and the purchase price thereof are subject to adjustment from time to time upon the occurrence of certain events, including, among other things, certain issuances of options or convertible securities, certain dividends and distributions and certain changes in options and convertible securities. An Initial Warrant does not entitle the holder thereof to receive any dividends paid on Class A Common Stock.

Registration Rights.......  Under the terms of the Registration Rights
                            Agreement, the Company is required to keep the Registration Statement of which this Prospectus forms a part effective for a specified period. See "Registration Rights."

  For additional information concerning the Initial Warrants, see "Description of Securities--Initial Warrants."

THE CLASS A COMMON STOCK

Class A Common Stock......  330,047 shares of Class A Common Stock of the
                            Company, par value $.01 per share.

Convertible Note Shares...  268,497 shares of Class A Common Stock available for issuance by the Company upon conversion of the Convertible Notes by the holders thereof.

Warrant Shares............  61,550 shares of Class A Common Stock available for issuance by the Company upon exercise of the Initial Warrants by the holders thereof.

Voting Rights.............  Shares of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders.

Dividends.................  Holders of Class A Common Stock have the right to receive dividends when and as dividends are declared by the Board of Directors of the Company, subject to the rights of any holders of preferred stock. See "Description of Capital Stock." The Company intends to retain its earnings, if any, and therefore does not anticipate paying dividends in the foreseeable future. See "Dividend Policy." In addition, the Senior Note Indenture includes significant limitations on the Company's ability to pay dividends to the holders of Common Stock. See "Certain Other Indebtedness."

Conversion Rights.........  Holders of Class A Common Stock have the right to convert their shares of Class A Common Stock into shares of Class B Common Stock on a one-to-one basis at any time.

Liquidation Rights........  Upon any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, any assets remaining after satisfaction of the rights of creditors and the rights of any holders of preferred stock will be distributed to the holders of Common Stock. See "Description of Capital Stock."

Registration Rights.......  Under the terms of the Registration Rights
                            Agreement, the Company is required to keep the Registration Statement of which this Prospectus forms a part effective for a specified period. See "Registration Rights."

  For additional information concerning the Class A Common Stock, see "Description of Capital Stock."

                                  RISK FACTORS

  Prospective investors in the Securities should carefully consider the matters set forth under the caption "Risk Factors" prior to making a decision concerning whether to purchase such Securities.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

  The following summary historical consolidated financial data for the periods from inception of the Company in April 1994 to December 31, 1994 and for the fiscal year ended December 31, 1995 was derived from, and should be read in conjunction with, the consolidated audited financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. The selected financial data as of and for the nine month periods ended September 30, 1996 and 1995, respectively, are derived from, and should be read in conjunction with the unaudited financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. However, in the opinion of management, such interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the information presented for such periods.

                                               FISCAL YEAR  NINE MONTHS ENDED
                                  INCEPTION TO    ENDED       SEPTEMBER 30,
                                  DECEMBER 31, DECEMBER 31, ------------------
                                      1994         1995       1995      1996
                                  ------------ ------------ --------  --------
                                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION
                                                  AND RATIOS)
STATEMENT OF OPERATIONS DATA:
  Net service revenue............   $  1,737     $  7,884   $  5,826  $  7,599
  Cost of services...............      1,455        9,076      6,686     6,587
                                    --------     --------   --------  --------
  Gross margin...................        282       (1,192)      (860)    1,012
  Sales and marketing expense....      2,869        5,867      4,244     5,837
  General and administrative
   expense (1)...................      4,686       11,100      7,366    10,920
  Interest expense...............         26          734        500        46
  Interest and other income (2)..        152          646        423     8,572
  Minority interest..............        --           150        --        --
                                    --------     --------   --------  --------
  Net loss.......................   $ (7,147)    $(18,097)  $(12,547) $ (7,219)
                                    ========     ========   ========  ========
  Accumulated unpaid preferred
   dividends.....................   $    707     $  3,810   $  2,679  $    --
  Net loss to common shareholder.   $ (7,854)    $(21,907)  $(15,226) $ (7,219)
  Net loss per common share......   $ (65.63)    $ (72.42)  $ (57.82) $ (16.41)
  Weighted average shares
   outstanding...................    119,678      302,520    263,314   439,877
                                                              SEPTEMBER 30,
                                  DECEMBER 31, DECEMBER 31, ------------------
                                      1994         1995       1995      1996
                                  ------------ ------------ --------  --------
BALANCE SHEET DATA:
  Cash and cash equivalents......   $  5,979     $ 13,705   $ 19,239  $ 71,390
  Total assets...................     12,747       20,471     35,040    88,083
  Long-term debt (net of current
   maturities)...................      3,176          518      6,761    58,352
  Redeemable preferred stock.....     15,306       44,396     42,127     9,853
  Common stockholders' equity
   (deficit).....................     (7,830)     (28,768)   (22,099)   14,022
OTHER DATA:
  EBITDA (3).....................   $ (7,087)    $(15,901)  $(11,217) $(14,385)
  Cash flows from Operating
   Activities....................     (6,141)     (14,308)    (8,554)  (14,151)
  Cash flows from Investing
   Activities....................     (1,708)      (2,556)    (2,499)    7,699
  Cash flows from Financing
   Activities....................     13,828       24,589     24,312    64,137
  Depreciation and amortization..        186        2,258      1,253     1,360
  Capital expenditures...........      1,728        1,740      1,606       232
  Ratio of earnings to fixed
   charges (4)...................        --           --         --        --

--------
(1) General and administrative expense includes amortization of intangibles.
(2) Interest and other income for the nine months ended September 30, 1996 includes a gain of $8.1 million realized on the sale of the Company's switching facilities in Ohio.

(3) EBITDA consists of earnings (loss) before interest, income taxes, depreciation, amortization and minority interest. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, EBITDA is included because management believes that certain investors find it to be a useful tool for measuring the ability of the Company to service its debt. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. See the Consolidated Statements of Cash Flows of the Company and the related notes to the Consolidated Financial Statements thereto included herein.
(4) The ratio of earnings to fixed charges is computed by dividing pretax income (loss) from operations before interest charges by interest expense. Earnings were insufficient to cover fixed charges for the periods ended December 31, 1994 and 1995 by $7.1 million and $17.4 million, respectively, and for the nine month period ended September 30, 1995 and 1996 by $12.0 million and $7.2 million, respectively.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, prospective investors in the Securities should consider carefully the following factors.

NEGATIVE CASH FLOW AND OPERATING LOSSES; LIMITED OPERATING HISTORY

  The Company has experienced pre-tax operating losses from its inception in April 1994 through the date of this Prospectus, excluding the effect of a one-time non-recurring gain, and has, to date, not generated positive cash flow. For the nine months ended December 31, 1994 and the fiscal year ended December 31, 1995, the Company's pre-tax operating losses were $7.1 million and $18.1 million, respectively. These operating losses were primarily the result of the one-time installation costs and fixed ongoing costs related to switching facilities of the Company which were sold in February 1996, and the sales and marketing and general and administrative expenses required to build the Company's sales, customer, management information and marketing infrastructure. Excluding an $8.1 million non-recurring gain on the sale of such switching facilities, the Company would have lost $8.8 million for the first nine months of 1996. The Company expects to realize additional operating losses on a consolidated basis while it continues to expand and develop its service offerings and its subscriber base. There can be no assurance that the Company will be able to develop or expand its subscriber base or that it will achieve profitability in future years.

  The Company has a limited operating history. Prospective investors, therefore, have limited historical financial information about the Company upon which to base an evaluation of its performance and an investment in the Securities. Given the Company's limited operating history, there can be no assurance that the Company will be able to achieve or sustain positive cash flow from operating activities or to implement its growth strategy.

SUBSTANTIAL LEVERAGE

  The Company has and will continue to have consolidated indebtedness that is substantial in relation to its stockholders' equity. As of September 30, 1996, the Company had $58.6 million principal amount of long-term debt and $14.0 million of stockholders' equity. See "Capitalization." Pursuant to the terms of the Indentures, the Company has the ability to issue an additional $72.0 million in aggregate principal amount at maturity of Senior Notes and an additional $3.1 million in aggregate principal amount at maturity of Convertible Notes, thus enabling the Company to issue additional indebtedness in the amount of $75.1 million. As of the date hereof, it cannot be predicted whether the Company will issue additional Senior Notes or Convertible Notes.

  The Company's ability to make cash payments with respect to the Convertible Notes, to repay its obligations on the Convertible Notes at maturity and to satisfy its other debt obligations will depend on its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. The Company believes that the Company's cash flow will be sufficient to permit the Company to meet its operating expenses and to service its debt requirements as they become due. Significant assumptions underlie this belief, including, among other things, that (i) the Company will succeed in implementing its business strategy and (ii) there will be no material adverse developments in the business, liquidity or capital requirements of the Company. However, because the Company currently has a consolidated cash flow deficit, there can be no assurance that the Company will be able to make cash interest payments on the Convertible Notes commencing in 2000 or to repay its obligations on the Convertible Notes. See "Description of Securities-- Convertible Notes." The issuance by the Company of additional Notes would affect the Company's ability to make cash payments with respect to the Convertible Notes, to repay its obligations on the Convertible Notes at Maturity and to satisfy its other debt obligations. The Senior Note Indenture will permit the Company and its subsidiaries to incur additional Indebtedness under certain circumstances, including up to $45.0 million under a Credit Facility, $30.0 million of which may be secured. If the Company is unable to service its indebtedness, it will be forced to examine alternative strategies that may include actions such as reducing or delaying capital expenditures, restructuring or refinancing its indebtedness, the sale of assets or of the Company's ownership interest in its subsidiaries or seeking additional equity and/or debt financing. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. In addition, pursuant to the terms of the Senior Note Indenture, the ability of the Company to sell assets is restricted. see "Description of the Notes--Asset Sales."

FUTURE CASH OBLIGATIONS

  Since inception, the Company's consolidated cash flow from operations has been negative. As a result, the Company has financed fixed charges (including interest on existing indebtedness) and operating expenses with the proceeds from private sales of its equity securities. Pursuant to the terms of the Convertible Notes, the Company will, at such time as interest is payable on the Convertible Notes, be required to satisfy substantially higher periodic cash debt service obligations. Commencing September 30, 1999, cash interest on the Convertible Notes will accrue semiannually at the rate of 9% per annum (approximately $3.2 million per year). The fully accreted principal amount of the Convertible Notes of $36.0 million, will become due on September 30, 2004. In addition, commencing March 30, 2000, cash interest on the Senior Notes will accrue semiannually at the rate of 14% per annum (approximately $6.8 million per year), and the fully accreted principal amount of the Senior Notes of $48.5 million will become due on September 30, 2003. Many factors, certain of which are beyond the Company's control, will affect its performance and, therefore, its ability to meet its ongoing obligations to repay the Convertible Notes and other debt. There can be no assurance that the Company will be able to generate sufficient cash flow or otherwise obtain funds in the future to cover interest and principal payments associated with the Convertible Notes and its other debt obligations. See "Dividend Policy."

HOLDING COMPANY STRUCTURE; SOURCE OF REPAYMENT OF CONVERTIBLE NOTES; EFFECTIVE SUBORDINATION OF CONVERTIBLE NOTES TO INDEBTEDNESS OF SUBSIDIARIES

  As a holding company that conducts virtually all of its business through subsidiaries, the Company has no source of operating cash flow other than from dividends and distributions from its subsidiaries. In order to pay cash interest on the Convertible Notes and to repay the principal amount of the Convertible Notes at maturity, or to redeem or repurchase the Convertible Notes, the Company will be required to obtain dividends or distributions from its subsidiaries, refinance its indebtedness or raise funds in a public or private equity or debt offering. However, the Indentures will limit the Company's ability to incur additional indebtedness.

  If the Company is required to conduct an offering of its capital stock or to refinance the Convertible Notes, its ability to do so on acceptable terms, if at all, will be affected by several factors, including financial market conditions and the value and performance of the Company at the time of such offering or refinancing, which in turn may be affected by many factors, including economic and industry cycles. There can be no assurance that an offering of the Company's capital stock or a refinancing of the Convertible Notes can or will be completed on satisfactory terms, that such offering or refinancing would be sufficient to enable the Company to make any payments with respect to the Convertible Notes if required or that such offering or refinancing would be permitted by the terms of the debt instruments of the Company and its subsidiaries then in effect.

  The Senior Notes are senior obligations of the Company, pari passu in right of payment with certain other indebtedness of the Company and not secured by any assets of the Company or its subsidiaries. The Convertible Notes are subordinated to the Senior Notes. Otherwise, the Convertible Notes are pari passu in right of payment with certain other indebtedness of the Company and are not secured by any assets of the Company or its subsidiaries. The Senior
Note Indenture permits the Company to enter into a Credit Facility under which the Company may incur up to $45.0 million of Indebtedness, $30.0 million of which may be secured. If such Indebtedness is secured, the Convertible Notes will be effectively subordinated to such Indebtedness to the extent of the value of the assets securing such Indebtedness. The Company's subsidiaries have no obligation to pay amounts due on the Convertible Notes and have not guaranteed the Convertible Notes as of the date hereof; however, if a subsidiary guarantees any Indebtedness of the Company, such subsidiary will be obligated to guarantee the Convertible Notes. See "Description of Securities-- Convertible Notes--Certain Covenants" and "--Limitation on Issuances of Guarantees by Restricted Subsidiaries." Therefore, the Convertible Notes, if not guaranteed in the future, will be effectively subordinated to all existing liabilities of the Company's subsidiaries, including trade payables. As of September 30, 1996, the total liabilities of the Company's subsidiaries (after the elimination of loans and advances by the Company to its subsidiaries) on a combined consolidated basis were approximately $5.3 million. Pursuant to the Senior Note Indenture, the Company's subsidiaries will not be able to incur Indebtedness other than $5 million of vendor financing and guarantees of the Credit Facility and the Company's subsidiaries may guarantee the Company's obligations under the Credit Facility. Any rights of the Company and its creditors, including the holders of the Convertible Notes, to participate in a distribution of the assets of any of the Company's subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors, including trade creditors.

SUBORDINATION OF CONVERTIBLE NOTES

  The Convertible Note Indenture does not permit the creation of any class of Indebtedness other than the Senior Notes that will rank senior to the Convertible Notes. By reason of the subordination of the Convertible Notes, in the event of insolvency, bankruptcy, liquidation,, reorganization, dissolution or winding up of the business of the Company or upon a default in payment with respect to the Senior Notes or an event of default with respect to the Senior Notes resulting in the acceleration thereof, the assets of the Company will be available to pay the amounts due on the Convertible Notes only after all Senior Notes have been paid in full or provision for such payment must have been made. In addition, holders of the Convertible Notes are effectively subordinated to the claims of all existing and future third party liabilities (including trade payables and other non-debt obligations) of the subsidiaries of the Company, to the extent of the assets of such subsidiaries. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any subsidiary of the Company, creditors of such subsidiary generally will have the right to be paid in full before any distribution is made to the Company or the holders of the Convertible Notes. See "Description of Securities--Convertible Notes--Subordination of Convertible Notes."

  In general, the covenants relating to the Convertible Notes are considerably more limited in scope than the covenants in the Senior Note Indenture and hence afford the holders of the Convertible Notes commensurately less protection. While the Convertible Note Indenture contains a cross-default provision to the Senior Note Indenture, the response by the holders of the Convertible Notes to any default will largely be dictated by the response of the holders of the Senior Notes, including any waiver or de-acceleration on their part. See "Description of Securities--Convertible Notes--Events of Default."

DEPENDENCE ON RELATIONSHIP WITH THIRD PARTY FACILITIES-BASED PROVIDERS

  The Company does not own any part of a local exchange network or a long distance network. As a result, the Company depends entirely on facilities-based carriers for the transmission of subscriber phone calls. For each local exchange market in which the Company operates, there currently is a single provider from whom the Company can purchase local exchange services. Under the Telecommunications Act, the Company is entitled to access to local exchange services in such markets. Although the Company believes that its relations with its underlying carriers are good, the termination of any of the Company's contracts with its carriers or a reduction in the quality or increase in cost of such carriers' services could have a material adverse effect on the Company's results of operations. In addition, the accurate and prompt billing of the Company's subscribers is dependent upon the timeliness and accuracy of call detail records provided by the carriers whose service the Company resells. There can be no assurance that the current carriers will continue to provide, or that new carriers will provide, accurate information on a timely basis, the failure of which could have a material adverse effect on the Company's results of operations. In particular, there were a number of provisioning and billing difficulties related to the local and long distance services provided to business subscribers in Manhattan, New York pursuant to the NYNEX LSO agreement. The problems included failure to provision subscribers, losing subscriber traffic information and subscribers receiving multiple billings for the same service. Much of the difficulty was due to the nature of the private local network with dedicated facilities designed for resale purposes. NYNEX required the services of a third party billing vendor to help implement the billing portion of the arrangement. The Company has now contracted directly with that vendor for billing and systems support in order to avoid problems associated with such provisioning. However, because other RBOCs with which the Company may enter into agreements do not have significant experience handling large volumes of resold local exchange traffic, there can be no assurance as to the quality of the service that the Company will receive or that similar problems will not occur.

  In addition, physical damage, power loss and software defects of the RBOCs may cause interruption in service and/or reduced capacity for the Company's subscribers. In the event that the Company's long distance carriers are unable to handle the growth in subscriber usage, the Company could transfer such traffic to a carrier that had sufficient capacity, but there can be no assurance that additional capacity will be available. If any of the LECs are unable to handle the provisioning or growth in subscriber usage, then the Company would be required to use another local carrier, which could be difficult in light of the limited development of facilities-based competitive local exchange networks. In the event the Company otherwise elects to use other carriers, the charges for such services may exceed those under the existing contracts, which could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Vendor Agreements."

COMPETITION

  The Company operates in a highly competitive environment and has no significant market share in any market in which it operates. The Company expects that competition will intensify in the future due to regulatory changes, including the enactment of the Telecommunications Act and the increase in the size, resources and number of market participants. In each of its markets, the Company faces competition for local service from larger, better capitalized incumbent providers, including providers from whom the Company purchases local exchange and long distance services, many of whom have greater financial resources than the Company. Additionally, the long distance market is significantly more competitive than the local exchange market because the RBOC's have historically had a monopoly position within the local exchange market. The incumbent LECs have established relationships with their subscribers and provide those subscribers with various transmission and switching services that the Company, in many cases, has only recently begun to offer.

  In the local exchange market, the Company also faces competition or prospective competition from one or more CAPs, which have significantly greater financial resources than the Company, and from other competitive providers, including non-facilities-based providers like the Company. For example, AT&T, MCI and Sprint, among other carriers, have each indicated their intention to begin offering local telecommunications services as early as the first half of 1997 in major U.S. markets using their own facilities or by resale of the LECs' or other providers' services. In addition to these long distance service providers, entities potentially capable of offering competitive switched services include CAPs, cable television companies, electric utilities, other long distance carriers, microwave carriers, wireless telephone system operators and large subscribers who build private networks. Many facilities-based CAPs and long distance carriers, for example, have committed substantial resources to building their networks. By building a network, a facilities-based provider can enter the local exchange market by using its own network or entering into interconnection agreements or resale agreements with incumbent LECs, including RBOCs. Such additional alternatives may provide the CAPs with greater flexibility and a lower cost structure than the Company. In addition, those competitive providers who enter the local exchange market by successfully negotiating contracts with the RBOCs may have substantially greater financial resources than the Company.

  With respect to wireless telephone system operators, the FCC recently authorized cellular, personal communications service ("PCS"), and other commercial mobile radio service ("CMRS") providers to offer wireless services to fixed locations, rather than just to mobile subscribers, in whatever capacity such CMRS providers choose. Previously, cellular providers could provide service to fixed locations only on an ancillary or incidental basis. This authority to provide fixed as well as mobile services will enable CMRS providers to offer wireless local loop service and other services to fixed locations (e.g. office and apartment buildings) in direct competition with the Company and other providers of traditional fixed telephone service. In addition, in August 1996 the FCC promulgated regulations that classify CMRS providers as telecommunications carriers, thus giving them the same rights to interconnection and reciprocal compensation under the Telecommunications Act as other non-LEC telecommunications carriers, including the Company.

  Under the Telecommunications Act and ensuing federal and state regulatory initiatives, barriers to local exchange competition are being removed. The availability of broad-based local resale and introduction of facilities-based local competition are required before the RBOCs may provide in-region interexchange long distance services in the states where they offer local telephone service ("in-region long distance authority"). Also, the largest interexchange carriers (AT&T, MCI, Sprint and any other carrier with 5% or more of the pre-subscribed access lines) are prevented under the Telecommunications Act from bundling local services resold from an RBOC in a particular state with their long distance services until the earlier of (i) February 8, 1999 or (ii) the date on which the RBOC whose services are being resold obtains in-region long distance authority in that state. The RBOCs are currently allowed to offer certain in-region "incidental" long distance services (such as cellular, audio and visual programming and certain interactive storage and retrieval functions) and to offer virtually all out-of-region long distance services.

  In January 1997, Ameritech, the RBOC in several states where the Company operates, filed an application for in-region long distance authority in Michigan. The Company anticipates that Ameritech will soon file applications for most or all of its other states--including Illinois and Ohio. Other RBOCs, including NYNEX in New York, are expected to file such applications as early as the first half of 1997. The FCC will have 90 days from the date such an application is filed to decide whether to grant or deny the application. Once the RBOCs are allowed to offer widespread in-region long distance services, both they and the largest interexchange carriers will be in a position to offer single-source local and long distance services similar to those offered or planned to be offered by the Company. While new business opportunities will be made available to the Company through the Telecommunications Act and other federal and state regulatory initiatives, regulators are likely to provide the incumbent LECs with an increased degree of flexibility with regard to pricing of their services as competition increases. Although the Ameritech and NYNEX Resale Agreements contain certain pricing protections, including adjustments in the wholesale rates to be consistent with any changes in the Ameritech and NYNEX retail rates, if the incumbent LECs elect to lower their rates and are able to sustain lower rates over time, this may adversely affect the revenues of the Company and place downward pressure on the rates the Company can charge. While the Ameritech and NYNEX Resale Agreements ensure that the Company will receive any lower rate provided to any other reseller, under the NYNEX Resale Agreement if such lower rate is provided to a reseller committing to both a longer term and a greater volume commitment, the Company receives the lower rate, but must negotiate with NYNEX a reasonable transition to similar commitments. If the Company cannot successfully negotiate such a transition with NYNEX, then the Company may be unable to maintain the lowest rate. The Company believes the effect of lower rates may be offset by the increased revenues available by offering new products and services to its target subscribers, but there can be no assurance that this will occur. In addition, if future regulatory decisions afford the LECs excessive pricing flexibility or other regulatory relief, such decisions could have a material adverse effect on the Company.

  Competition for the Company's products and services is based on price, quality, network reliability, service features and responsiveness to subscriber needs. While the Company believes that it currently has certain advantages relating to the timing, ubiquity and cost savings resulting from its resale agreements, there can be no assurance that the Company will be able to maintain these advantages. A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. Many of the Company's existing and potential competitors have financial, technical and other resources significantly greater than those of the Company.

ABILITY TO MEET MINIMUM COMMITMENTS; TERMINATION OF AGREEMENTS

  Substantially all of the resale agreements between the Company and local exchange carriers or long distance carriers contain term and volume commitments. The local exchange resale agreements typically provide a minimum usage which requires the Company to have a minimum number of lines in place at the end of the applicable measurement period (typically one year) (each, a "Minimum Commitment"). The long distance resale agreements typically require the Company to meet a minimum dollar threshold of usage in order to be eligible for discounted rates. The inability of the Company to meet its Minimum Commitments or thresholds may result in substantial underutilization charges, and, in the case of the long distance agreements, a significant increase in the rates charged to the Company. The majority of the resale agreements also contain carryover provisions which permit the Company to carryforward volume shortfalls and may serve to delay, or possibly eliminate, the payment of a significant portion of any shortfall the Company may experience. While these "carryover pools" may provide the Company with some additional time to build its subscriber base, any underutilization charges or rate increases could have a material adverse effect on the financial condition and results of operations of the Company.

  Historically, the Company had not met its minimum monthly threshold under its original agreement with Sprint. As a result, the Company does not receive the maximum discounted rates available from Sprint and therefore resells Sprint long distance service at significantly lower margins. In addition, the Company has not met its Minimum Commitment under the LSO agreement due to NYNEX provisioning delays. Although the LSO agreement provides that provisioning delays allow the Company to postpone its obligation to meet its commitment, there can be no assurance that the failure to meet its commitment will not result in a material adverse effect on the financial condition and results of operations of the Company. See "Business--Vendor Agreements."

  Each of the resale agreements contains termination provisions which, among other things, require the Company to pay termination charges if the Company terminates an agreement prior to the end of term. The incurrence of any termination charges could have a material adverse effect on the Company's financial condition and results of operations.

LACK OF EXPERIENCE OFFERING ADDITIONAL PRODUCTS AND SERVICES

  The Company's strategy includes offering additional telecommunications products and services, which may include, among others, resold paging and cellular phone service and Internet access. Entry into new markets entails risks associated with the state of development of the markets, intense competition from companies already operating in those markets, potential competition from companies that may have greater financial resources and experience than the Company and increased selling and marketing expenses. The Company has not provided any paging, cellular or Internet products or services to date. There can be no assurance that the Company's products or services will receive market acceptance in a timely manner, or at all, or that prices and demand in new markets will be at a level sufficient to provide profitable operations. See "Industry Overview: The Local Telecommunications Service Industry," "Business--Growth Strategy" and "--Competition."

REGULATION AND RISKS OF THE TELECOMMUNICATIONS ACT

  The Company is currently subject to federal and state government regulation of its telecommunications services. The Company is regulated at the federal level by the FCC. It is required to obtain and maintain an FCC certificate in connection with its international services, and to file and maintain both domestic and international tariffs containing the currently effective rates, terms and conditions of service for its resale long distance services. The FCC recently issued regulations to eliminate this tariff filing requirement for all interstate nondominant carriers, except for, under certain circumstances, the RBOCs, effective in late 1996 or early 1997.

  The intrastate long distance telecommunications operations of the Company are also subject to various state laws and regulations. The Company must obtain and maintain certificates of public convenience and necessity from regulatory authorities in most states in which it offers service. In most states, the Company must also file and obtain prior regulatory approval of tariffs for intrastate services. In addition, the Company must update or amend the tariffs and, in some cases, the certificates of public convenience and necessity, when rates are adjusted or new products are added to the local and long distance services offered by the Company. Challenges by third parties to the Company's tariffs filed with the FCC or the state regulatory commissions could cause the Company to incur substantial legal and administrative expenses.

  The Telecommunications Act has already resulted in comprehensive changes in the regulatory environment for the telecommunications industry as a whole, and will have a material impact on the local exchange industry and the competitive environment in which the Company operates. The Company believes that the speed with which competition in local exchange services develops will depend on a number of factors, including the extent to which each incumbent LEC actively attempts to maintain its local exchange market share or to enter new lines of business, particularly, in the case of RBOCs, the in-region long distance business. While each incumbent LEC now has the duty to negotiate on a good-faith basis access and interconnection agreements with facilities-based competitors and resale agreements with competitors such as the Company, the timing and terms of such agreements are at least in part within the control of the LEC. A LEC that places the highest priority on maintaining its market share in local exchange service may have less incentive to negotiate such agreements swiftly or on terms favorable to potential competitors. Indeed, numerous potential competitors, including AT&T, have requested, under the provisions of the Telecommunications Act, that various state regulatory authorities mediate their negotiations with various RBOCs because they have been unable to reach agreement with those RBOCs for access and interconnection to provide competitive local exchange services. The speed with which competition in local exchange services develops will also depend on the effect of the rules and policies recently adopted by the FCC and individual states in implementing the relevant provisions of the Telecommunications Act and on the outcome of judicial review of those rules and policies. In that event, the ability of the Company to compete may be adversely affected. In addition, resale and long distance agreements must be submitted to and approved by the relevant state public service commission.

  The concept of resale of local exchange services is a new development in the telecommunications industry, and the Company cannot predict how the relevant provisions of the Telecommunications Act will be interpreted and implemented by the FCC, state regulators, courts and the incumbent LECs. In August 1996, the FCC issued regulations that, among other things, established pricing methodologies and interim default rates for resold incumbent LEC services and unbundled LEC network elements. A number of parties have filed court appeals challenging these and other regulations implementing the Telecommunications Act. All of the court appeals have been consolidated before the U.S. Court of Appeals for the Eighth Circuit, which has stayed the effect of certain of the rules (including the provisions establishing pricing methodologies and default rates for resold services and unbundled network elements). The U.S. Supreme Court declined to dissolve the stay, and the court of appeals' decision is not expected before the middle of 1997. Some of the same parties and certain other parties also have asked the FCC to reconsider these and other regulations implementing the Telecommunications Act. The Company cannot predict the outcome of the FCC's reconsideration proceeding or the court appeals, either of which could have a material adverse impact on the Company. In addition, no assurance can be given that changes in current federal or state legislation or regulations would not materially adversely affect the Company. See "Business-- Government Regulation" and "--Competition."

ABILITY TO MANAGE GROWTH; RAPID EXPANSION OF OPERATIONS

  The Company's officers have had limited experience in managing companies as large and as rapidly growing as the Company. Although the Company has not generated significant revenue from the Ameritech and NYNEX Resale Agreements since they have only recently been executed, the Company anticipates that such agreements will constitute a significant source of revenue. The Company's strategy of continuing its growth and expansion will place additional demands upon the Company's current management and other resources and will require additional working capital, information systems and management, operational and other financial resources. The continued growth of the Company will depend on various factors, including, among others, federal and state regulation of the telecommunications industry, competition, and on the ability of LECs, including the RBOCs, to provision the Company's additional subscribers. In particular, the Company faced a number of problems with its LSO agreement with NYNEX which has historically provided a substantial portion of the Company's revenue. Although the Company believes that the majority of the provisioning and billing problems have been resolved by replacing the billing vendor, there can be no assurance that the RBOCs with which the Company has resale agreements will be able to provision new subscribers or handle the volume of traffic and billing. Not all of the foregoing factors are within the control of the Company. The Company's ability to manage growth successfully will require the Company to continue to enhance its operational, managerial, financial and information systems and controls. The Company has modified its billing and subscriber care systems to address the resale of local services under the Ameritech and NYNEX agreements. However, there can be no assurance that such systems will be adequate to manage the Company's anticipated expansion. No assurance can be given that the Company will be able to manage its expanding operations and, if the Company's management is unable to manage growth effectively, the Company's business, operating results and financial condition could be materially adversely affected. Furthermore, there can be no assurance that the growth experienced by the Company in the past will continue. See "Business--Growth Strategy."

DEPENDENCE ON KEY PERSONNEL

  The Company believes that its continued success will depend to a significant extent upon the abilities and continued efforts of its senior management, particularly members of its senior management team. The Company has employment agreements with many senior management employees but does not maintain key man life insurance on any of its employees except Mr. J. Thomas Elliott, President and Chief Executive Officer of the Company. The beneficiaries of such policies are the Initial Investors (as defined herein). Many of the Company's executive officers and other key employees have only recently joined the Company. The loss of the services of any of such individuals could have a material adverse effect on the Company's results of operations. The success of the Company will also depend, in part, upon the Company's ability to find, hire and retain additional key management personnel, including senior management, who are also being sought by other businesses. Competition for qualified personnel in the telecommunications industry is intense. The inability to find, hire and retain such personnel could have a material adverse effect on the Company's results of operations. See "Management--Executive Officers and Directors."

IMPACT OF TECHNOLOGICAL CHANGE

  The telecommunications industry has been characterized by rapid technological change, frequent new service introductions and evolving industry standards. For example, increases in technological capabilities or efficiencies could create an incentive for more entities to enter the facilities-based local exchange business. Similarly, such changes could result in lower retail rates for telecommunications services, which could have a material adverse effect on the Company's ability to price its services competitively. Although the effect of technological change on the future business of the Company cannot be predicted, it could have a material adverse effect on the Company's business, results of operations and financial condition.

ORIGINAL ISSUE DISCOUNT; POSSIBLE TAX AND OTHER LEGAL CONSEQUENCES FOR HOLDERS OF CONVERTIBLE NOTES AND THE COMPANY

  The Convertible Notes were issued at a substantial discount from their principal amount at maturity. Cash payments of interest on the Convertible Notes will not be paid prior to 2000. However, original issue discount (i.e., the difference between the "stated redemption price at maturity" of the Convertible Notes and the "issue price" of the Convertible Notes) has accrued from the Issue Date of the Convertible Notes and will be includable as interest income periodically in a holder's gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain Federal Income Tax Considerations--Taxation of the Convertible Notes--Original Issue Discount." Similar results may apply under state tax laws. In addition, to the extent the Convertible Notes constitute corporate acquisition indebtedness under Section 279 of the Internal Revenue Code, the maximum amount of interest or original issue discount the Company can deduct with respect thereto may be limited. See "Certain Federal Income Tax Considerations--Certain Potential Federal Income Tax Consequences to the Company." To the extent the rules applicable to corporate acquisition indebtedness apply, the Company's after-tax cash flow may be less than if such original issue discount were deductible when accrued or the Convertible Notes did not constitute corporate acquisition indebtedness.

  If a bankruptcy case were to be commenced by or against the Company under the United States Bankruptcy Code, the claim of a holder of the Convertible Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the United States Bankruptcy Code. Any original issue discount that had not amortized as of the date of any such bankruptcy filing would constitute "unmatured interest."

ABSENCE OF A PUBLIC MARKET; VOLATILITY OF STOCK PRICE

  There is currently no public market for the Securities. There can be no assurance as to the liquidity of any markets that may develop for the Securities, the ability of holders of Securities to sell their Securities or the price at which holders would be able to sell their Securities. Future trading prices of the Securities will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Each of the Initial Purchasers has advised the Company that it intends to make a market in some or all of the Securities. However, the Initial Purchasers are not obligated to do so and any market making may be discontinued at any time without notice. Therefore, there can be no assurance that an active trading market for the Securities will develop, or if one does develop, that it will be sustained. The Company does not intend to apply for listing of any of the Securities on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

  Historically, the market price for securities of emerging companies have been highly volatile. Future announcements concerning the Company or its competitors, technological innovations or government regulations may significantly impact the market price of the Securities.

ABSENCE OF DIVIDENDS

  The Company has never paid dividends on its Common Stock and does not anticipate paying any such dividends in the foreseeable future. Earnings, if any, which might be generated from operations of the Company will be used to finance growth of the Company. See "Dividend Policy." The Senior Note Indenture includes significant limitations on the Company's ability to pay dividends to the holders of Common Stock. In addition, the terms of the 9% Preferred Stock and the Purchase Agreements (each as defined herein) entered into in connection with the sale of Common Stock and Preferred Stock to the Original Investors (as defined herein) restrict the payment of dividends. See "Certain Relationships and Related Transactions."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of shares of Class A Common Stock in the public market or the perception that such sales could occur could have a material adverse effect on the price of the Class A Common Stock. In the event that all of the Convertible Notes and Initial Warrants that are outstanding as of the date of this Prospectus are converted or exercised, as the case may be, the Company will have outstanding 1,046,572 shares of Class A Common Stock. All of the 268,497 shares of Class A Common Stock issuable upon the conversion of the Convertible Notes and the 61,550 shares of Class A Common Stock issuable after March 29, 1997 upon exercise of the Initial Warrants will be available for immediate sale without restriction under the Securities Act, subject in the case of certain holders to the restrictions applicable to affiliates pursuant to Rule 144 ("Rule 144") under the Securities Act. The 716,525 shares of Class A Common Stock outstanding as of the date of this Prospectus are restricted shares ("Restricted Shares") under the Securities Act and may be sold only if they are registered or qualify for an exemption from registration under Rule
144. Certain of the Company's current directors and executive officers, who, as of the date of this Prospectus, beneficially hold shares or options to purchase shares of Class A Common Stock which, in the aggregate, total 728,844 shares (all of which are Restricted Shares), have agreed not to sell any of these shares until March 29, 1997 without the prior written consent of Smith Barney Inc. In addition, as of the date of this Prospectus, the Company has outstanding 10,000 shares of 9% Preferred Stock, which are convertible into 70,623 shares of Class A Common Stock at the current conversion ratio, and options to purchase 94,487 shares of Class A Common Stock. Pursuant to a registration agreement dated April 20, 1994, as amended and restated on June 22, 1995, the Company has granted certain registration rights to the Original Purchasers (as defined herein). See "Certain Relationships and Related Transactions--Formation of the Company" and "Registration Rights."

  In addition, the Company is obligated, under certain circumstances, to issue to holders of the Convertible Notes and the Senior Notes Contingent Warrants exercisable for Class A Common Stock representing up to 5.5% (subject to adjustment) in the aggregate of the Class A Common Stock on a fully diluted basis after giving effect to the issuance of such Contingent Warrants. See "Description of Securities--Convertible Notes" and "Certain Other Indebtedness." Under certain circumstances, the Company will be required to offer to holders of Convertible Notes the right to acquire additional convertible securities and warrants. See "Description of Securities-- Convertible Notes--Additional Invested Equity." Pursuant to the terms of the Indentures under which the Company may become obligated to issue the foregoing Contingent Warrants and additional convertible securities and warrants, the Company must register such securities for resale.

CONTROL BY EXISTING STOCKHOLDERS; CERTAIN ANTITAKEOVER MATTERS

  As of the date of this Prospectus, over 90% of the outstanding Class A Common Stock is owned by the management of the Company and Chase Capital Partners, CIBC Wood Gundy Ventures, Inc., Hancock Venture Capital Associates, Northwood Capital Partners LLC, Northwood Ventures, BT Capital Partners and Enterprises & Transcommunications, L.P. (collectively, the "Original Purchasers"). Five of the Original Purchasers have stock holdings that exceed five percent ownership of the Class A Common Stock of the Company. Each of these stockholders has exercised its right to appoint one director to the Board of Directors of the Company. See "Stock Ownership." Consequently, management and the Original Purchasers have the ability to control the election of all the members of the Company's Board of Directors and the outcome of all corporate actions requiring stockholder approval. In addition, the Original Purchasers have certain contractual preemptive rights upon issuance of any shares of capital stock of the Company. Further, as a result of the Private Placement, Merrill Lynch Global Allocation Fund, Inc. ("MLGAFI") holds Convertible Notes which were convertible into 206,179 shares of Class A Common Stock as of September 30, 1996 (representing approximately 17% of the outstanding Common Stock) and will be convertible into 268,497 shares of Class A Common Stock as of September 30, 1999, assuming no prior conversion of Convertible Notes and subject to adjustment as described herein (representing approximately [21]% of the outstanding Common Stock (on a fully diluted basis) as of the date of this Prospectus). In addition, MLGAFI holds Warrants which will be exercisable at any time after March 29, 1997 for 61,550 shares of Class A Common Stock and, in certain circumstances, may be issued additional Warrants to purchase Class A Common Stock, as described herein.

  Section 203 ("Section 203") of the Delaware General Corporation Law (the "DGCL") restricts certain business combinations with any "interested stockholder," as defined by such statute. The Company has expressly decided not to be governed by Section 203 but may in the future change such election. In addition, the Company may adopt certain procedural and other requirements and/or amend its Certificate of Incorporation and/or By-laws that could further have the effect of delaying, deterring or preventing a change in control of the Company and/or make it more difficult for stockholders to effect certain corporate actions, including the ability to replace incumbent directors and to accomplish transactions opposed by the incumbent Board of Directors. See "Description of Capital Stock."

CHANGE OF CONTROL

  In the event of a Change of Control, the Company will be required to offer to repurchase all of the outstanding Convertible Notes at 101% of the Accreted Value or 101% of principal amount, as the case may be, of the Convertible Notes plus any accrued and unpaid interest thereon, and Special Interest, if any, to the date of repurchase. The exercise by the holders of the Convertible Notes of their rights to require the Company to offer to purchase Convertible Notes upon a change of control could also cause a default under other indebtedness of the Company, even if the change of control itself does not, because of the financial effect of such repurchase on the Company. The Company's ability to pay cash to any of the holders of Convertible Notes upon a repurchase may be limited by the Company's then existing capital resources. There can be no assurance that in the event of a change of control, the Company will have, or will have access to, sufficient funds or will be contractually permitted under the terms of outstanding indebtedness to pay the required purchase price for any Convertible Notes. See "Description of Securities--Convertible Notes."

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the sale of the Securities by the Selling Securityholders, but will receive proceeds upon the exercise of the Initial Warrants of $.01 per share.

                                DIVIDEND POLICY

  The Company anticipates substantial net losses and negative cash flow for the foreseeable future. It is anticipated that earnings, if any, which might be generated from operations of the Company will be used to finance the growth of the Company and that cash dividends will not be paid to holders of Common Stock. The Senior Note Indenture includes significant limitations on the Company's ability to pay dividends to the holders of Common Stock. See "Certain Other Indebtedness." In addition, the terms of the 9% Preferred Stock and the Purchase Agreements entered into in connection with the sale of Common Stock and Preferred Stock to the Original Purchasers restrict the payment of dividends. See "Certain Relationships and Related Transactions."

                                 CAPITALIZATION

  The following table sets forth the total cash and cash equivalents and capitalization of the Company as of September 30, 1996. This table should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this Prospectus.

                                                           AS OF SEPTEMBER 30,
                                                                   1996
                                                           --------------------
                                                           (IN THOUSANDS EXCEPT
                                                            SHARE INFORMATION)
Cash and cash equivalents.................................       $ 71,390
                                                                 ========
Long term liabilities
 14% Senior Discount Notes due 2003.......................       $ 48,500
 Original Issue Discount--Senior Notes....................        (18,297)
 9% Convertible Subordinated Discount Notes due 2004......         36,000
 Original Issue Discount--Convertible Notes...............         (8,356)
 Notes and leases payable.................................            505
                                                                 --------
    Total long term liabilities...........................         58,352
Redeemable Preferred Stock
 9% Preferred Stock, par value $1.00 per share, 30,000
  shares authorized; 10,000 shares issued and outstanding;
  liquidation value $1,000 per share......................             10
 Additional paid-in capital...............................          9,843
                                                                 --------
    Total Preferred Stock.................................          9,853
Common stockholders' equity (deficit):
 Class A Common Stock, $.01 par value, 2,500,000 shares
  authorized, 716,525 shares issued and outstanding at
  September 30, 1996 (/1/)................................              7
 Class A Common Stock held in Treasury....................             (1)
 Additional paid-in capital...............................         54,177
 Accumulated deficit......................................        (40,161)
                                                                 --------
    Total common stockholders' equity (deficit)...........         14,022
                                                                 --------
      Total capitalization................................       $ 82,227
                                                                 ========

--------
(1) Excludes 78,987 shares reserved for issuance upon exercise of options outstanding at September 30, 1996, and 61,550 shares reserved for issuance upon exercise of the Initial Warrants.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following table presents selected historical consolidated financial data for the period from inception of the Company in April 1994 to December 31, 1994 and for the fiscal year ended December 31, 1995. The data for the periods ending December 31, 1994 and 1995 has been derived from consolidated financial statements (including those set forth elsewhere in this Prospectus) which have been audited by Deloitte & Touche LLP, independent auditors. The selected financial data as of and for the nine month periods ended September 30, 1996 and 1995, respectively, are derived from, and should be read in conjunction with the unaudited financial statements of the Company and the related notes thereto included elsewhere in this Prospectus. However, in the opinion of management, such interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the information presented for such periods. The information set forth below with respect to the historical financial statements should be read in conjunction with the consolidated financial statements of the Company and the related notes appearing elsewhere in this Prospectus.

                                                               NINE MONTHS
                                                                  ENDED
                                                FISCAL YEAR   SEPTEMBER 30,
                                   INCEPTION TO    ENDED     -----------------
                                   DECEMBER 31, DECEMBER 31,  ACTUAL   ACTUAL
                                       1994         1995       1995     1996
                                   ------------ ------------ --------  -------
                                        (IN THOUSANDS, EXCEPT PER SHARE
                                            INFORMATION AND RATIOS)
STATEMENT OF OPERATIONS DATA:
  Net service revenue.............   $  1,737     $  7,884   $  5,826  $ 7,599
  Cost of services................      1,455        9,076      6,686    6,587
                                     --------     --------   --------  -------
  Gross margin....................        282       (1,192)      (860)   1,012
  Sales and marketing expense.....      2,869        5,867      4,244    5,837
  General and administrative
   expense (1)....................      4,686       11,100      7,366   10,920
  Interest expense................         26          734        500       46
  Interest and other income (2)...        152          646        423    8,572
  Minority interest...............        --           150        --       --
                                     --------     --------   --------  -------
  Net loss........................   $ (7,147)    $(18,097)  $(12,547) $(7,219)
                                     ========     ========   ========  =======
  Accumulated unpaid preferred
   dividends......................   $    707     $  3,810   $  2,679  $   --
  Net loss to common shareholders.   $ (7,854)    $(21,907)  $(15,226) $(7,219)
  Net loss per common share.......   $ (65.63)    $ (72.42)  $ (57.82) $(16.41)
  Weighted average shares
   outstanding....................    119,678      302,520    263,314  439,877

                                                               SEPTEMBER 30,
                                    DECEMBER 31, DECEMBER 31, -----------------
                                        1994         1995       1995     1996
                                    ------------ ------------ --------  -------
BALANCE SHEET DATA:
  Cash and cash equivalents........   $ 5,979      $ 13,705   $ 19,239  $71,390
  Total assets.....................    12,747        20,471     35,040   88,083
  Long-term debt (net of current
   maturities).....................     3,176           518      6,761   58,352
  Redeemable preferred stock.......    15,306        44,396     42,127    9,853
  Common stockholders' equity
   (deficit).......................    (7,830)      (28,768)   (22,099)  14,022

OTHER DATA:
  EBITDA (3)............................ $(7,087) $(15,901) $(11,217) $(14,385)
  Cash flows from operating activities..  (6,141)  (14,308)   (8,554)  (14,151)
  Cash flows from investing activities..  (1,708)   (2,556)   (2,499)    7,699
  Cash flows from financing activities..  13,828    24,589    24,312    64,137
  Depreciation and amortization.........     186     2,258     1,253     1,360
  Capital expenditures..................   1,728     1,740     1,606       232
  Ratio of earnings to fixed charges
   (4)..................................     --        --        --        --

--------
(1)General and administrative expense includes amortization of intangibles.
(2) Interest and other income for the nine months ended September 30, 1996 includes a gain of $8.1 million realized on the sale of the Company's switching facilities in Ohio.

(3) EBITDA consists of earnings (loss) before interest, income taxes, depreciation, amortization and minority interest. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, EBITDA is included because management believes that certain investors find it to be a useful tool for measuring the ability of the Company to service its debt. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. See the Consolidated Statements of Cash Flows of the Company and the related notes to the Consolidated Financial Statements thereto included herein.
(4) The ratio of earnings to fixed charges is computed by dividing pretax income (loss) from operations before interest charges by interest expense. Earnings were insufficient to cover fixed charges for the periods ended December 31, 1994 and 1995 by $7.1 million and $17.4 million, respectively, and for the nine month period ended September 30, 1995 and 1996 by $12.0 million and $7.2 million, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the "Selected Historical Consolidated Financial and Operating Data" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

OVERVIEW

  The Company commenced operations in April 1994 as a provider of local and long distance telecommunications services to meet the needs of small and medium-sized business subscribers. Initially, the Company entered the local telecommunications market as a facilities-based CAP with network facilities in Ohio. Due to the high costs associated with the initial construction, installation and expansion of each local network facility, including right-of-way costs, franchise fees, interconnection charges and other operating expenses and in light of the recent regulatory developments under the Telecommunications Act, the Company refocused its operations. The Company divested its transmission facilities and certain other assets in February 1996 to pursue a non-facilities-based approach to the local telecommunications market. The Company consummated various agreements with certain RBOCs and long distance carriers for the resale of local, long distance and enhanced and other value-added services and commenced the marketing and provision of services under those agreements during the latter half of 1996. Although management believes that its current strategy will have a positive effect on the Company's results of operations over the long-term, this strategy is expected to have a negative effect on the Company's results of operations over the short-term. The Company anticipates losses and negative cash flow for the foreseeable future, attributable in part to significant investments in operating, sales, marketing, management information systems and general and administrative expenses. To date, the Company's growth, including capital expenditures, has been funded primarily by the capital contributions of Chase Venture Capital Associates, L.P., CIBC Wood Gundy Ventures, Inc., Hancock Venture Capital Associates, BT Capital Partners, Inc., Northwood Capital Partners, LLC, Northwood Ventures and Enterprise & Transcommunications, L.P. (the "Original Purchasers")

  The Company resells telecommunications services of certain RBOCs and certain long distance carriers to provide an integrated telecommunications solution of local and long distance services to the underserved small and medium-sized business segment. This strategy affords the Company the ability to offer a broad range of integrated services to virtually any subscriber in the United States without incurring significant financial and management costs and the developmental delays inherent in constructing network and transmissions facilities.

  As part of the Company's strategy to refocus its operations, the Company, through a newly formed wholly owned acquisition subsidiary, Quest United, Inc. ("Quest"), acquired certain assets and assumed certain liabilities of Quest America, L.P., a telecommunications reseller and consulting firm, in October 1995 (the "Quest Acquisition"). In addition, the Company (i) negotiated for the first broad based resale agreement with Ameritech for local services which was signed in November 1995; (ii) sold its existing local facilities in Ohio pursuant to which it transferred its liabilities with respect to those facilities effective December 1995; and (iii) negotiated with NYNEX for a comprehensive local resale agreement which was signed in July 1996. The Company intends to seek other providers of local, long distance and enhanced and other value-added services in order to increase its subscriber base and product offerings and reduce expenses.

  The Company's net service revenue, which is recognized on a resale basis, primarily consists of sales revenue from telecommunications services which is net of the effect of certain adjustments, including unbillable call records. The Company bills its subscribers for local and long distance usage based on the type of local service utilized, the number, time and duration of calls, the geographic location of the terminating phone numbers and the applicable rate plan in effect at the time of the call. Net service revenue for the Quest operations, which is recognized on an agency basis, primarily consists of commissions earned from carriers on telecommunications services provided to their subscribers.

  Cost of services includes the cost of local and long distance services charged by carriers for recurring charges, per minute usage charges and feature charges, as well as the cost of fixed facilities for dedicated services and special regional calling plans. In 1995, cost of services also included fixed and one-time charges associated with the Ohio switching facilities owned by the Company. These costs were transferred to a third party subsequent to December 31, 1995, when the obligations with respect to the switching facilities were effectively transferred.

  Sales and marketing expense consists of the costs of providing sales and other support services for subscribers. General and administrative expense consists of the costs of the billing and information systems and personnel required to support the Company's operations and growth as well as all depreciation and amortization expenses.

  The Company has experienced significant growth in the past and, depending on the extent of its future growth, may experience significant strain on its management, personnel and information systems. To accommodate this growth, the Company will continue to implement and improve operational, financial and management information systems. In an effort to support its growth, the Company added several senior management positions and approximately 85 employees in 1995. Also, the Company is implementing new information systems that will provide improved recordkeeping for subscriber information and management of uncollectible accounts and fraud control.

RESULTS OF OPERATIONS

 Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995

  Net service revenue increased to $7.6 million in the first nine months of 1996 from $5.8 million in the first nine months of 1995. The increase in net service revenue was due primarily to the addition of new subscribers in each of the Company's geographic markets and the consulting revenues attributable to the Quest Acquisition.

  Gross margin of $1.0 million for the first nine months of 1996 improved from last year's negative margin for the same period due primarily to the elimination of fixed costs upon the sale of the over-provisioned switching facilities in Ohio and a reduction in the amount of unbillable minutes in New York.

  Sales and marketing expense increased to $5.8 million in the first three quarters of 1996 from $4.2 million in the first three quarters of 1995. General and administrative expense increased to $10.9 million in the first nine months of 1996 from $7.4 million in the first nine months of 1995. These increases were due to the addition of personnel, information systems and office facilities, as well as the Quest Acquisition.

  Interest and other income increased to $8.6 million in the first three quarters of 1996 from $423,000 for the first three quarters of 1995 due to an $8.1 million non-recurring gain on the sale of its switching facilities in Ohio.

  Interest expense decreased to $46,000 in the first three quarters of 1996 from $500,000 in the first three quarters of 1995. This decrease was attributable to the retirement of capital lease obligations in connection with the sale of the Company's switching facilities in Ohio.

 Year Ended December 31, 1995 versus Inception to December 31, 1994

  The results for fiscal 1995 are not comparable with the results for fiscal 1994 as fiscal 1995 represents a full fiscal year and fiscal 1994 represents nine months of operations since the Company's inception in April 1994.

  Net service revenue increased to $7.9 million in fiscal 1995 from $1.7 million in fiscal 1994. This increase was due to a full year of operations and the addition of new subscribers.

  Cost of services increased to $9.1 million in fiscal 1995 from $1.5 million in fiscal 1994. The increase was due to the one-time installation costs and fixed ongoing costs related to the Ohio switching facilities, as well as increased costs associated with an increase in the number of subscribers.

  Sales and marketing expense increased to $5.9 million in fiscal 1995 from $2.9 million in fiscal 1994 due to increased personnel and related expenses and the inclusion of expenses related to the operations of Quest.

  General and administrative expense increased to $11.1 million in fiscal 1995 from $4.7 million in fiscal 1994. Increased general and administrative expenses were primarily due to depreciation and amortization and other expenses related to the Quest Acquisition and increased personnel and expenses required to build the Company's customer service and administrative information systems and office facilities.

  Interest and other income increased to $646,000 in fiscal 1995 from $152,000 in fiscal 1994, due to significantly higher investable cash balances in fiscal 1995 as well as fiscal 1995 being a full year.

  Interest expense increased to $734,000 in fiscal 1995 from $26,000 in fiscal 1994. This increase was due to interest expense associated with the capitalized leases for the Ohio switch sites which began in December 1994.

RECENT DEVELOPMENTS

  The Company had cash and cash equivalents of approximately $67.6 million at October 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has funded its operations primarily through cash from its investors. As of September 30, 1996, the Company had cash and cash equivalents of $71.4 million and working capital of $68.6 million. The Company's operating activities utilized cash of approximately $14.2 million for the nine months ended September 30, 1996, $14.3 million for the year ended December 31, 1995 and $6.1 million for the period ended December 31, 1994.

  The Company's investing activities have consisted primarily of property and equipment purchases of $1.7 million each for the year ended December 31, 1995 and for the period ended December 31, 1994. These expenditures were primarily for fiber optic rings, leasehold improvements and furniture in Ohio that were sold as of December 31, 1995. In addition, the Company entered into capital leases of $3.4 million and $3.1 million in 1995 and 1994, respectively, related to the Ohio switch sites. Effective December 31, 1995 these leases were assumed by another party in connection with the sale of the Ohio facilities. The Company remains liable on these leases, but the Company believes that it has secured adequate protection from the assignee. In February 1996, the Company received $9.5 million in proceeds from the December 1995 sale of the Ohio facilities.

  In 1994 and 1995, the Company's financing activities consisted primarily of raising capital in the form of Common Stock and Preferred Stock placements to venture capital organizations. During 1994 and 1995, the Company raised $14.2 million and $26.3 million, respectively, net of issuance costs. In 1995, the Company also assumed notes payable to investors in the Quest Acquisition. On September 30, 1996, the Company raised an additional $10 million through the sale to Chase Capital Partners, CIBC Wood Gundy Ventures, Inc., Hancock Venture Capital Associates, Northwood Capital Partners LLC, Northwood Ventures, BT Capital Partners and Enterprises & Transcommunications, L.P. of 10,000 shares of the Company's newly created 9% Cumulative Convertible Pay-In-Kind Preferred Stock (the "9% Preferred Stock"). Also on September 30, 1996, the Company raised approximately $56 million through the sale to Merrill Lynch Global Allocation Fund, Inc. of (i) 48,500 Units consisting of $48.5 million in aggregate principal amount at maturity of Senior Notes and Initial Warrants to purchase 61,550 shares, subject to adjustment under certain circumstances, of Class A Common Stock, at an initial exercise price of $.01 per share, and
(ii) $36.0 million in aggregate principal amount at maturity of Convertible Notes. The aggregate purchase price of the Units was $30,203,375, and the aggregate purchase price of the Convertible Notes was $27,644,400, generating net proceeds to the Company that equalled $55,967,722.

  The Company believes that the net proceeds from the Offering, together with the proceeds from the sale of the 9% Preferred Stock, the proceeds of the December 1995 sale of the Ohio facilities and cash from operations from each of the Company's subsidiaries, will be, in part, sufficient to fund its capital expenditures, working capital and other cash requirements through the next 12 months. To the extent that such funds are insufficient to fund the Company's activities in the long term, the Company may need to raise additional funds through public or private financing. There can be no assurance that additional financing will be available or, if available, will be on terms acceptable to the Company.

  The Company incurred net losses of $18.1 million and $7.1 million in 1995 and 1994, respectively. Accordingly, no provision for current Federal or state income taxes has been made to the financial statements. At December 31, 1995 and 1994, the Company had net operating loss carry-forwards for income tax purposes of approximately $24.1 million and $6.9 million, respectively. The ability of the Company or the Company's subsidiaries, as the case may be, to utilize their net operating loss carry-forwards to offset future taxable income may be subject to certain limitations contained in the Internal Revenue Code of 1986, as amended (the "Code"). These operating losses begin to expire in 2009 for Federal income tax purposes. Of the net operating loss carry-forwards remaining at December 31, 1995, $12.3 million can be applied only against future taxable income of the Company's subsidiary USN Communications Northeast, Inc. (formerly United Telemanagement Services, Inc.) ("USNCN"). In addition, if the Company or the Company's subsidiaries experience an "ownership change" within the meaning of Section 382 of the Code, the net operating loss carry-forwards allocable to such entity will be subject to an annual limitation in an amount generally equal to the value of the entity immediately before the ownership change at the long-term tax-exempt rate (the "Section 382 limitation"). Any unused Section 382 limitation in one year is added to the limitation for the next year. Generally, an ownership change occurs with respect to an entity if the aggregate increase in the percentage stock ownership (by value) of such entity by one or more of its five-percent stockholders exceeds 50 percentage points within a testing period. The tax laws for determining whether an ownership change of an entity has occurred are complex and subject to differing interpretations in certain respects. It is possible that the Company or the Company's subsidiaries have experienced an ownership change under Section 382 of the Code and that the Company or the Company's subsidiaries may experience an ownership change as a result of the Company's future transactions including, but not limited to, the issuance of the Warrants and consummation of one or more public offerings of Common Stock. In such event, the ability of the Company or the Company's subsidiaries to utilize their operating loss carry-forwards to offset future taxable income would be subject to limitations as discussed above.

INFLATION

  Management believes that inflation has not had a material effect on the Company's results of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

  New accounting standards have been issued by the Financial Accounting Standards Board that may apply to the Company in fiscal 1996. Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets," requires a review of long-term tangible and intangible assets (such as goodwill) for impairment of recorded value and resulting write downs if value is impaired.

  Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), establishes accounting and disclosure requirements using a fair value based method of accounting for stock-based employee compensation plans. Under SFAS 123, the Company may either adopt the new fair value based method or provide pro forma disclosure of net income
(loss) as if the accounting provisions of SFAS 123 had been adopted. The Company intends to elect the intrinsic method of accounting for stock-based employee compensation plans as allowed under SFAS 123 and Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees."

  These statements are not expected to have a material effect on the Company's financial position or results of operations.

                              INDUSTRY OVERVIEW:
                 THE LOCAL TELECOMMUNICATIONS SERVICE INDUSTRY

  The current structure of the U.S. telecommunications market resulted largely from the divestiture of AT&T, then referred to as the "Bell System." Pursuant to the Divestiture, the RBOCs were separated from the long distance provider AT&T, resulting in the creation of two distinct industries: local exchange and interexchange (commonly known as long distance). Following the Divestiture, each RBOC continued to offer local telephone and other telecommunications services only within Local Access and Transport Areas ("LATAs"), and was generally prohibited from providing telecommunications services between LATAs.

  Prior to the Divestiture, the Bell operating companies and other LECs not affiliated with the Bell System had government-regulated monopolies for most local telephone services. The Divestiture encouraged the growth of competition for long distance services and terminal network equipment by prohibiting the RBOCs from entering these markets, but the RBOCs retained monopoly control over the market for local telephone services. Since the Divestiture in 1984, competition in the long distance market has rapidly increased, and by 1995 AT&T had lost approximately 40% of its long distance market share to MCI, Sprint and a number of other long distance competitors.

  The Divestiture did not directly provide for competition in local markets. After the Divestiture, however, a number of factors served to promote competition in the local telecommunications market, including (i) increasing subscriber desire for alternatives to the services provided by the LECs, particularly among business subscribers, prompted in part by competition in the long distance market; (ii) technological advances in the transmission of data and video requiring greater capacity and reliability levels than the existing copper-based LEC networks were able to accommodate; (iii) a monopoly position and rate of return-based pricing structure which provided little incentive for the LECs to upgrade their networks or meet specialized subscriber needs; (iv) the development of fiber optics and digital electronic technology, which combined the ability to economically build a high-capacity digital network with the ability to transmit voice, data and video signals at high speeds; and (v) the significant "access charges" that long distance carriers were required to pay to originate and terminate long distance telephone calls on the RBOCs' networks.

  The first competitors in the local market were the CAPs, which provided special access services by installing fiber optic facilities connecting long distance carriers' "points of presence" (or "POPs") within a metropolitan area and, in some cases, connecting subscribers (primarily large businesses) to long distance carriers' POPs. CAPs also provided private line services connecting multiple locations of a single subscriber within a local market area with dedicated fiber optic lines. CAPs used the technological advantage and substantial capacity and economies of scale inherent in fiber optic technology to offer subscribers service that initially was generally less expensive and of higher quality than could be obtained from the LECs, due in part to the LECs' more antiquated copper-based facilities and higher overhead costs. In addition, CAPs generally offered shorter installation and repair intervals and improved reliability in comparison to the LECs. In recent years, the LECs have been steadily upgrading the technology of their networks, including increasing the amount of fiber used in such networks, thereby decreasing the competitive advantage held by the CAPs in the special access and private line markets. As CAPs proliferated during the latter part of the 1980's, federal and some state regulators issued rulings which permitted and sometimes encouraged local competition and opened some local market segments to new entrants. However, legal and tariff restrictions historically prevented entry on a resale basis and limited competitive local entry to facilities-based providers.

  The Telecommunications Act, which was enacted on February 8, 1996, is considered to be the most comprehensive reform of the nation's telecommunications laws and will substantially affect the development of competition for local telecommunications services. Specifically, certain provisions of the Telecommunications Act provide for: (i) the removal of legal barriers to entry to the local telecommunications services market; (ii) the interconnection of incumbent LEC networks with competitors' networks; (iii) the establishment of procedures and requirements to be followed by the RBOCs, including the requirement that RBOCs offer local services for resale in order to enter into the long distance and telecommunications equipment manufacturing markets; and

(iv) the relaxation of the regulation of certain telecommunications services provided by LECs and others. The Company believes the Telecommunications Act will promote significant growth in the local telecommunications market as new market entrants, including resellers, provide expanded service offerings and increased levels of subscriber service.

  In addition to the Telecommunications Act and other FCC actions and proposals, an increasing number of states have encouraged competition in various aspects of the local telecommunications market. While the majority of state initiatives were originally limited to private line and special access services, many states are in the process of changing their statutes or regulations to permit competition for switched services, including basic local exchange telephone services. By the time the Telecommunications Act was enacted, approximately half the states had removed legal prohibitions on the provision of competitive local exchange service. Those states that have not made these changes are required to do so under the Telecommunications Act. The Company believes, based on data compiled by the FCC, that the passage of the Telecommunications Act combined with earlier state regulatory developments, has expanded the market for competitive local providers from dedicated services, which was estimated to have been approximately $5 billion in 1995, to include the local switched access market for business subscribers, which was estimated to have comprised approximately $55 billion of the approximately $96 billion represented by local exchange services in 1995.

  The Telecommunications Act further increases the opportunities available to competitive local providers by requiring the RBOCs and other incumbent LECs to offer various network elements such as switching, transport and loops (i.e., the facilities connecting a subscriber's premises to a LEC central office) on an unbundled and non-discriminatory basis. RBOCs also are required to offer their retail services at wholesale rates for resale by other companies, including the Company. By offering such services, the RBOCs are also meeting certain of the requirements contained in the Telecommunications Act in order to gain FCC approval to provide in-region long distance services. The Company believes regulatory reform, together with increased demand from the large underserved small and medium-sized business market, will provide growth opportunities for local telecommunications resellers who meet the RBOCs' requirements for integrated billing and information systems and have significant management and operational expertise. This new market opportunity will permit competitive providers who can manage the operational and marketing implementation to offer a full range of local telecommunications services, including local calling, custom calling features and intra-LATA toll services to virtually any subscriber in the United States. The Company believes that carriers such as the Company reselling local exchange services have the opportunity to gain market share in the local exchange market just as long distance resellers have gained market share in the long distance market. In addition, competitors other than the Company, including the major interexchange carriers, will be able to take advantage of the unbundling and resale requirements imposed on the RBOCs and other incumbent LECs under the Telecommunications Act, thereby facilitating entry of competitors that previously have not invested in local distribution facilities.

                                   BUSINESS

INTRODUCTION

  The Company is one of the fastest growing providers of integrated local and long distance telecommunications services in the United States. The Company resells telecommunications services of certain RBOCs and certain long distance carriers to provide an integrated solution of local and long distance services to the underserved small and medium-sized business segment. The Company primarily focuses its marketing efforts on businesses with telecommunications usage of less than $5,000 per month. The Company's approach simplifies the subscriber's telecommunications procurement and management tasks and provides for the easy addition of customized services, such as special local and long distance pricing and enhanced and other value-added calling and billing features designed to meet specific subscriber needs.

  The Company's goal is to be more flexible, innovative and responsive to the needs of its subscribers than the RBOCs and the large long distance carriers, which primarily concentrate their sales and marketing efforts on residential and large commercial subscribers. Market research combined with the Company's experience indicates that its target subscribers prefer a single source and single bill for all of their telecommunications needs. The Company provides local service using existing telephone lines obtained from the incumbent RBOCs at wholesale rates, which allows subscribers to switch to local service provided by the Company without changing their existing telephone numbers or adding new facilities or equipment. The Company provides long distance services by purchasing bulk capacity from long distance carriers and reselling those services to the Company's subscribers. By providing an integrated, customized package of local, long distance and enhanced and other value-added services on a single bill through its proprietary software and responsive subscriber care systems, the Company believes that it provides a differentiated and competitive product.

  The Company obtains its resold local services pursuant to comprehensive local exchange resale agreements, including the Ameritech Resale Agreements for the greater metropolitan Chicago area, Ohio and Michigan and the NYNEX Resale Agreement for the state of New York, with the opportunity to expand into the entire territory served by NYNEX. The Company has also entered into an LSO agreement with NYNEX for the resale of Centrex services over a private local network which provides access to the majority of business lines in Manhattan, New York. After a nine month systems test period with Ameritech, the Company commenced service in Illinois in August 1996, followed by Ohio in October 1996. The Company completed a systems test period in New York in October 1996 and started offering service in November 1996. The Company began service in Michigan at the end of 1996. The Company estimates, based on data compiled by the FCC, that the regions covered by the Ameritech Resale Agreements and the NYNEX Resale Agreement include access to over 30 million access lines, including over 10 million business access lines and approximately 20 million residential access lines. The Company has implemented a resale task force to facilitate the negotiation and implementation of additional long-term arrangements with other RBOCs for the resale of telecommunications services. Additionally, the Company has contracted with a number of long distance carriers, including MCI, Sprint and WorldCom, to provide switching services and network transmission for its long distance traffic. The Company continuously seeks to enter into agreements with additional RBOCs, long distance carriers and enhanced and other value-added service providers in order to aggressively build its subscriber base as well as to provide additional services to its existing subscribers while reducing costs. See "--Vendor Agreements."

MARKET OPPORTUNITY

  The recently enacted Telecommunications Act is expected to result in a fundamental change in the competitive structure of the local exchange market, greatly accelerating changes that have been under way for several years as a result of FCC policy initiatives and ongoing deregulatory trends at the state level. Specifically, the Telecommunications Act lifted regulatory barriers to entry into the local market, required the resale of local services by the RBOCs and put in place various measures designed to further the development of a competitive market. The Company believes that these developments will result in significant opportunities for new entrants offering integrated local and long distance telecommunications services. Due to the Company's Ameritech Resale Agreements, the NYNEX Resale Agreement and the LSO agreement, as well as significant time invested and experience gained in provisioning the resale of local exchange services under such agreements, the Company believes it enjoys a competitive advantage over other local service resellers with respect to the provisioning of local resale services.

  The Company estimates, based on industry sources, that in 1995 total revenues from domestic local and long distance telecommunications services were approximately $166 billion, of which approximately $96 billion was represented by local exchange services and approximately $70 billion was represented by long distance services. Since the Divestiture of the Bell operating companies from AT&T in 1984, competition in the long distance market has rapidly increased and by 1995 AT&T had lost approximately 40% of its long distance market share to MCI, Sprint and a number of other long distance competitors. Although the market for the provision of long distance service has been open to competition since the Divestiture, the market for local exchange services has until recently been essentially closed to competition. The Company believes that competitive providers such as the Company, by reselling local exchange services, will have the opportunity to gain market share in the local exchange market just as long distance resellers have gained market share in the long distance market. The Company believes that it has several advantages that enable it to compete successfully in the new competitive local telecommunications marketplace, including (i) locally oriented marketing and subscriber service focusing on a defined, underserved market segment, (ii) billing and information systems that have been interfaced with the RBOCs and (iii) an experienced management team with significant operational, technical, financial and regulatory expertise in both the local and long distance telecommunications industry.

  The Telecommunications Act created an additional short term opportunity for the Company to establish itself as a provider of integrated telecommunications services before the RBOCs and the largest long distance carriers began to offer bundled local and long distance services. The Company believes that the steps it has taken position it to take advantage of such opportunity. At the same time, the Telecommunications Act has also presented various competitors with the opportunity to begin offering local telecommunications services. Many of these competitors, which include CAPs and very large IXCs, have more experienced management, greater financial resources and broader name recognition than the Company. Some of these competitors have completed interconnection negotiations with RBOCs and other ILECs, and are beginning to provide service in selected local exchange markets.

  In addition, certain RBOCs may soon be offering other telecommunications services, including in-region long distance services. In January 1997, Ameritech filed an application for in-region long distance authority in Michigan, one of the states where the Company operates. The Company anticipates that RBOCs will file other such applications, including applications for New York, Illinois, Ohio and perhaps other states where the Company operates, as early as the first half of 1997. In order to provide long distance services in their local service regions under the Telecommunications Act, the RBOCs must seek FCC approval and comply with a series of regulations including the requirement that they offer local resale and either enter into interconnection agreements with at least one facilities-based carrier or, under certain circumstances, offer access and interconnection pursuant to generally available terms and conditions approved by a state commission. Once an RBOC obtains FCC approval, the RBOC must provide its in-region long distance services through a separate operating subsidiary, and such subsidiary must, among other things, maintain separate books, records and accounts, retain different directors, officers and employees and secure financing independent of the creditworthiness of the RBOC's local exchange operations for at least three years. The Telecommunications Act also prevents the largest long distance carriers from jointly marketing local services resold from an RBOC in a particular state with their long distance services until the earlier of (i) February 8, 1999 or (ii) the date the RBOCs are allowed to provide in-region long distance services in that state. While it is probable that the RBOCs will seek and obtain some long distance authority prior to 1999, the Company believes its early entry into the RBOC markets may provide the Company with an opportunity to grow a customer base prior to the RBOC's ability to offer both local and long distance services.

  In order for facilities-based CAPs to provide ubiquitous local telecommunications services, such providers must obtain access to buildings, negotiate complex interconnection agreements with RBOCs and other LECs, address complex rate structure and billing systems, provide directory listings and 911 and 411 services on their own or through the incumbent LECs, secure number portability and create local marketing and subscriber care programs tailored for each market. As a non-facilities-based provider, the Company will not be required to address such issues associated with operating as a facilities-based CAP in order to provide ubiquitous local telecommunications services. As a result, the Company believes it will be able to build a subscriber base quickly and efficiently without incurring significant financial and management costs and the developmental delays inherent in constructing network and transmission facilities.

GROWTH STRATEGY

  The Company's objective is to be a leading provider of integrated local and long distance services and other telecommunications products to small and medium-sized businesses. The Company expects to achieve this goal through the successful implementation of its growth strategy which includes the following:

  .Negotiate Attractive Resale Agreements with RBOCs. The Company seeks to enter into additional local exchange resale agreements with RBOCs which position it to offer a full range of local service over a broad geographic area at a competitive cost to its targeted businesses. The Ameritech Resale Agreements provide pricing protections designed to maintain the competitiveness of rates and position the Company to purchase capacity at rates at least as favorable as those of other potential resellers of Ameritech local services. The NYNEX Resale Agreement contains similar pricing protections. The Company intends to negotiate similar pricing protections in all future RBOC resale agreements. The Company believes the RBOCs will have an incentive to use a wholesale strategy with respect to small and medium-sized businesses in order to stabilize this revenue base and deter migration of the current RBOCs' subscribers to facilities-based CAPs and other new entrant LECs.

  .Provide Low-Cost Telecommunications Products and Services. The Company believes its existing resale agreements will enable it to be among the lowest cost providers of resold Ameritech and NYNEX local services. By combining local and long distance services, the Company believes that it is able to offer rates for integrated local and long distance services that generally compare favorably with the rates enjoyed by large commercial subscribers. The Company believes that as a non-facilities-based telecommunications provider, it is able to build a subscriber base quickly and efficiently without incurring significant financial and management costs and the developmental delays inherent in constructing network and transmission facilities.

  .Focus on Large, Underserved Market. The Company primarily focuses its marketing efforts on small and medium-sized businesses with telecommunications usage of less than $5,000 per month. These businesses generally do not employ in-house telecommunications specialists to manage their telecommunications services and in most cases obtain services from various vendors. The Company believes that the gross margins on services provided to its target market are generally higher than for larger commercial subscribers. Since the RBOCs and the large long distance carriers primarily concentrate their sales and marketing efforts on residential and large commercial subscribers, the Company believes an opportunity to gain market share exists within its target market. As a result, the Company plans to generate additional revenue by offering enhanced and other value-added telecommunications products and services to these small and medium-sized businesses.

  .Rapid Market Entry. The Company intends to continue to be early to market in providing an integrated package of local and long distance services. The Company believes it will be able to move into new markets and generate cash flow quickly because the Company, unlike facilities-based CAPs, does not face large capital expenditures from building and/or maintaining transmission facilities. Additionally, providing a ubiquitous product offering will further enhance the Company's ability to rapidly build a subscriber base across a large geographic area. Due to the complexity of the provisioning process, the Company believes that the RBOCs will have an incentive to work with competitive providers such as the Company which have developed high quality management information and billing systems that can interface with the RBOCs' systems and have management teams with significant operational, technical, financial and regulatory experience in the resale of local exchange service. In order to develop a subscriber base and create brand awareness, the Company may sell its long distance services in a new market prior to entering into a resale agreement with an RBOC.

  .Provide an Integrated Telecommunications Solution. The Company believes that a key element in building its subscriber base while minimizing churn is the implementation of a marketing and operating strategy which emphasizes providing an integrated telecommunications solution to its target market. The Company utilizes a marketing approach which combines both direct and indirect sales efforts. The Company attracts and retains subscribers by combining responsive subscriber care with a simple product and pricing package to provide high-quality service at a cost which is usually afforded to only large commercial subscribers. Specifically, the Company will provide a single source and bill for integrated local and long distance services and enhanced and other value-added telecommunications services, with a single point of contact for subscriber service, product inquiries, repairs and billing questions. The

    Company believes that this marketing and subscriber service approach reduces marketing costs, subscriber acquisition costs and churn.

  .Capitalize on Experience in Provisioning the Resale of Local Service. The
    Company is one of the first competitive providers to resell integrated local and long distance telecommunications services. In contrast to the resale of long distance service, providing local exchange service as a reseller is a highly complex process involving: (i) providing numerous technical and configuration options; (ii) ensuring number portability;
    (iii) providing 911 and 411 services and directory listings; (iv) providing multiple service options on an uninterrupted basis; and (v) integrating complex rate structures and billing systems. The Company has invested significant time in working with certain RBOCs to address these issues and to develop systems which are designed to allow for the implementation of its local exchange resale agreements. The Company believes that its experience both in negotiating these agreements and in implementing such service offerings will position it to compete effectively.

  .Geographic Market Expansion. The Company is engaged in ongoing discussions with the RBOCs with regard to the resale of local exchange services. The Company's decision to enter into a resale agreement with an RBOC and expand into a new geographic region is based upon a series of market selection criteria, including product availability, the ability of the Company to position its products and services, the terms of the resale agreement, the state of the regulatory environment and the willingness of an RBOC to provide provisioning support. In an effort to build its subscriber base and achieve additional economies of scale, the Company continuously evaluates potential acquisitions, including other resellers of local and/or long distance service or enhanced and other value-added services, in both the geographic areas covered by its resale agreements and new markets.

SUBSCRIBERS AND MARKETING

  The Company's subscribers include small and medium-sized businesses which principally have telecommunications usage of less than $5,000 per month. The Company believes that the RBOCs historically have chosen not to concentrate their sales and marketing efforts on this business segment, which the Company believes represents a significant portion of the local service market. The Company has sought to establish itself as a recognized brand name for its products and services emphasizing responsive subscriber support systems, competitive product and pricing packages and a targeted marketing strategy.

  The Company's services are sold through a multi-channel marketing approach, which combines both direct and indirect sales efforts. The Company believes this marketing approach increases market coverage and reduces marketing costs, subscriber acquisition costs and churn. The Company focuses on the structuring, management and control of the marketing program which allows the Company to modify its marketing programs to effectively integrate with the billing and information systems of the RBOCs.

  The Company is building a highly motivated and experienced sales force in each of the markets in which it operates. The Company recruits salespeople with experience in selling competitive telecommunications services in the markets where they are based. The Company's sales force is trained in-house with a rigorous subscriber-focused training program that promotes activity-based selling with a scripted 13 step program for subscriber acquisition. The sales force makes calls to prospective subscribers, conducts an extensive analysis of their existing bill, calling patterns, contracts and future needs and prepares and presents a formal recommendation and proposal. Salespeople are given an incentive through a commission structure, with a target of 40% of a salesperson's compensation based on such person's performance. Currently, the Company employs a total of 107 sales and customer service personnel with approximately 65 dedicated to direct sales, 18 senior salespersons with management responsibilities, 15 in account development and enhancement and nine in maintenance and general administrative support. The organizational structure at each office includes a sales director and three to four sales managers with sales teams reporting to each sales manager.

  The Company also plans to include distributors and resellers in its sales and marketing program. Distributors will generally enter into agreements providing for commissions based on the business they generate for the Company. Typically, such distributors are equipment consultants, distributors of interconnect equipment or other communications suppliers that have an existing customer base to which the Company's products and services would appeal (such as Internet access providers). Resellers of the Company's services will purchase the

Company's products and services on a wholesale basis that will enable the Company to enter markets with minimal cost or risk where resellers have already built strong direct relationships with their subscribers.

MANAGEMENT INFORMATION SYSTEMS

 Introduction

  The Company is committed to the continued development and successful implementation of proprietary billing and subscriber care systems that provide accurate and timely information to both the Company and its subscribers. The provisioning interface of the Company's management information systems has been developed in cooperation with Ameritech and NYNEX, with which the Company has entered into resale agreements. The Company believes this method of development is a critical element to successfully providing local telecommunications services and is an advantage, as the RBOCs will have an incentive to work with resellers that have sophisticated billing and information systems that can interface with the RBOCs' systems. The Company believes its experience in developing these systems will allow it to offer services quickly in new markets. The existing billing and subscriber care systems have been developed in a client/server environment allowing for flexibility to accommodate an expanding subscriber base, efficient entry into new markets and rapid development of additional functionality.

  As a result of the Ameritech Resale Agreements and the NYNEX Resale Agreement, as well as changes in the Company's subscriber base and product mix, the Company has modified its billing and subscriber care systems. The new systems were developed to run in a multi-site wide area network configuration allowing the Company to decentralize data processing and subscriber care activities as desired. Due to the modular nature of this hardware and software setup, new servers may be added to the Company's system to meet the increasing need for processing power in order to accommodate subscriber growth. The Company believes that its new systems will be a strategic asset to its growth strategy through their ability to:

  . Enhance the Company's ability to serve subscribers in a timely and efficient manner;

  . Provide sophisticated information tailored to subscriber requirements;

  . Identify usage patterns and feature availability to reduce churn and enhance marketing efforts;

  . Enable subscriber care representatives to access information on-line; and

  . Integrate information across departments and divisions.

  The systems are designed to provide access to a broad range of information on individual subscribers, including their volume, patterns of usage and billing history. This same information is used by the Company to identify subscriber trends and will allow for proactive support of the Company's marketing efforts.

 Billing and Management Systems

  The Company currently outsources the rating, printing and mailing of subscriber bills. Since these functions require a high volume of processing in a limited time frame, the Company has determined that the most economical way to process bills is to share the hardware resources with others. The subscriber usage information for billing and the tables and procedures used in the rating of call records are maintained separately by the Company to manage the ongoing needs of each subscriber.

  Standard management reports are generated for every billing cycle. These reports cover system status which include statistics of all call records such as invalid calls, carrier minute records and cost and duplicate records. Management receives trend reports comparing current to previous months processing and database matching reports. In order to minimize errors and subscriber complaints, early "mismatch" reports are generated to identify and correct potential errors before bills are mailed to subscribers. The Company also generates account reports which detail payments and adjustments, credit limits, aging, status, invoice analysis, commission summaries, cash tracking, traffic and usage reports and rate profiles. Management's receipt of such detailed and up-to-date information allows for proactive business and marketing decisions and allows management to better predict and meet subscriber needs.

 Provisioning and Subscriber Information/Subscriber Care

  Provisioning of subscribers is accomplished through the Company's proprietary systems. The new communications gateway systems are designed to interface with the RBOCs' systems through a variety of delivery mechanisms including Internet mail, direct connect, fax and network data mover. Information regarding new subscribers will be electronically requested from the RBOCs and long-distance carriers, evaluated by the Company in terms of credit risk and potential revenue and subsequently processed into the Company's subscriber care system. In addition, the Company's information systems generate margin analysis reports on existing businesses of the Company and accounts receivable information which is posted to the accounting system for standard general ledger processing. Aging reports allow the Company to manage 30, 60, 90 and 120 day receivable status and assign risks to potential new subscribers by building subscriber profiles. The new systems, when implemented, are designed to assist in the timely posting of receivable information to each account.

  Maintenance and repair information will be contained within the system and will be linked to the subscriber setup, billing and credit history as well as past maintenance and repair reports. Maintenance and repair reports will be generated for all subscriber problems and allow the Company to track the frequency and type of problems encountered and allow management to improve the service to the Company's subscribers.

  The Company believes there are several benefits to its method of data processing. Initial access to subscriber information gives the Company the time to discuss other features that may enhance the subscriber's services. Information regarding subscriber charges is available for review in order to highlight new marketing opportunities or potential areas of concern. The Company believes that this will allow it to market more effectively and cross sell new or enhanced features. Historical bill images are kept and made available to the subscriber care advisor, as well as to the subscriber, for review and adjustments.

VENDOR AGREEMENTS

 Introduction

  The Company has executed comprehensive local exchange resale agreements, including the Ameritech Resale Agreements for the greater metropolitan Chicago area, Ohio and Michigan, and the NYNEX Resale Agreement for the state of New York, with the opportunity to expand into the entire territory served by NYNEX. Additionally, the Company has entered into an LSO agreement with NYNEX for the resale of Centrex over a private local network which provides access to a majority of the business lines in Manhattan, New York. The Company estimates, based on data compiled by the FCC, that the regions covered by the Ameritech Resale Agreements and the NYNEX Resale Agreement include access to over 10 million business access lines and over 25 million residential access lines. The Company has implemented a resale task force to facilitate the negotiation and implementation of long-term arrangements with the RBOCs for the resale of telecommunications services. The Company continuously seeks to enter into agreements with additional RBOCs, long distance carriers and enhanced and other value-added service providers in order to aggressively build its subscriber base as well as to provide additional services to its existing subscribers while reducing costs.

  The Company currently has long distance resale agreements with MCI, Sprint and WorldCom. Such agreements allow the Company to offer its subscribers integrated local and long distance telecommunications services. In addition, such agreements have allowed the Company to enter and establish itself as a telecommunications provider in strategically targeted markets prior to establishing a local exchange resale agreement.

 Ameritech Resale Agreements

  Pursuant to the Ameritech Resale Agreements, the Company purchases local exchange services at discounted rates based on a ten-year term. These agreements contain pricing protections designed to maintain the competitiveness of the Company's discounted rates and position the Company to purchase capacity at rates at least as favorable as those of competitors that may eventually negotiate a resale agreement. The level of discounts of the resold services provided under these agreements vary based on the state and the nature of services resold (i.e., access lines, local calls, toll calls or features).

  Services offered for resale include most of the telecommunications products and services engineered and provided by Ameritech, such as local exchange calling and attendant features including call waiting, call forwarding, caller ID and three-way calling. The rates for these services are filed with the public utilities commission of each respective state. The Company also has an agreement with Ameritech for the resale of certain non-tariffed services to its subscribers, including inside wire maintenance.

  The Ameritech Resale Agreements include a Minimum Commitment of resold business access lines per region covered. The Minimum Commitment in Illinois is 150,000 business access lines and in Ohio and Michigan, 100,000 business access lines and 10,000 residential lines. The Minimum Commitment is not a limitation on the Company's overall ability to sell access lines at discounted rates. However, if the Company fails to meet its Minimum Commitment, the Company is subject to an underutilization charge equal to the number of unutilized lines multiplied by a fixed average business line rate. The measurement period of the Minimum Commitment does not commence, however, until the completion of a three month trial or "beta period" and an 18 month "ramp up" period which gives the Company the ability to build its subscriber base. In addition, the Ameritech Resale Agreements provide a "carryforward" provision designed to minimize the potential for any liability resulting from a failure to meet the Minimum Commitment by carrying forward underutilization amounts which may be met in the future. As of the date of this Prospectus, the Company was still in the "ramp up" period of the Ameritech Resale Agreements, and, therefore, the Company's obligations with respect to the Minimum Commitment had not yet arisen.

  If the Company does not meet its Minimum Commitment by the end of the ten-year term with the benefit of the carryforward provision, the Company has the option to either pay a penalty based on the aggregate number of unutilized lines or subscribe on a monthly basis to an equivalent number of lines during the next three-year period. In the event the Company terminates any of the Ameritech Resale Agreements prior to their expiration, the Company is subject to a termination charge.

 NYNEX Resale Agreement

  On July 9, 1996, the Company executed a resale agreement with NYNEX to provide for the resale of local exchange services for the state of New York, with the opportunity to expand into the entire territory served by NYNEX, at discounted rates based on a ten-year term. The NYNEX Resale Agreement contains pricing protections designed to maintain the competitiveness of discounted rates provided to the Company. Under the NYNEX Resale Agreement, the Company receives the lowest rate and/or most favorable term provided to any reseller; however, if a lower rate is provided to a reseller committing to both a longer term and a greater volume commitment, the Company receives the lower rate but must negotiate with NYNEX a reasonable transition to similar commitments. If the Company cannot successfully negotiate such a transition with NYNEX, then the Company may be unable to maintain the lowest rate. The level of discounts of resold services varies based on the nature of the services. The NYNEX Resale Agreement contains a Minimum Commitment of 100,000 business access lines. When provisioning is available within the other regions of the NYNEX territory, the NYNEX Resale Agreement will be amended to reflect the agreed Minimum Commitment and discount for the new region. All other terms will remain unchanged. In the event the Company does not satisfy the Minimum Commitment after a beta period and ramp-up period, the Company is subject to an underutilization charge. However, the NYNEX Resale Agreement also contains a carryforward provision designed to minimize the potential of an underutilization charge.

 NYNEX Limited Service Offering

  Since 1994, the Company has offered Centrex over a private local network, which allows the Company to provide integrated local exchange service and long distance service, on a resale basis to the majority of business lines of Manhattan, New York. The Company has access to 23 NYNEX switches over a private local network and dedicated lines at discounted rates based on volume of traffic. The Company believes the LSO agreement will complement services provided under the NYNEX Resale Agreement by allowing the Company to package specifically tailored telecommunications services. The LSO agreement contains a Minimum Commitment of 100,000 local exchange access lines. The Company has not met this Minimum Commitment due to NYNEX provisioning delays. The LSO Agreement provides that provisioning delays allow the Company to postpone its obligation to meet the Minimum Commitment.

 Long Distance Agreements

  The Company uses a variety of long distance carriers to provide a wide range of long distance telecommunications services. Services offered for resale include a variety of inbound, outbound, calling card and international services. In addition, the Company also resells teleconferencing, debit cards, branded operator services and private line services. The agreements with long distance vendors typically contain term and volume commitments in consideration of the discounts offered to the Company.

  The Company's primary long distance carrier agreement is with MCI and contains a 33-month term. It requires the Company to achieve certain monthly dollar targets in order to qualify for discounted rates on carrier services. After a nine-month "ramp-up" period, the agreement provides for an annual commitment which on a monthly basis exceeds the target required for discounts. If the Company's usage is less than the monthly target, the Company's usage for such month will be subject to non-discounted rates and an underutilization charge equal to 15% of the difference between the monthly commitment and the Company's usage for such month. As of the date of this Prospectus, the Company was still in the "ramp up" period of its agreement with MCI, and, therefore, the Company's obligation with respect to the annual commitment had not yet arisen. If the Company does not meet its annual commitment during any annual period of the term, the Company may carryforward up to 10% of the annual commitment for a period of up to three months in the following annual period. The Company also has an agreement with WorldCom for the provision of international service.

 Enhanced and Other Value-Added Telecommunications Services

  The Company is in the process of negotiating agreements to offer on a resale basis enhanced and other value-added services such as Internet access, paging, cellular, 800 follow-me services, voicemail and cellular. In addition, the Company has entered into a memorandum of understanding for the exclusive rights to distribute a European Windows-based teleconferencing product which allows the conference host to conduct a conference call using point and click graphics directly from a personal computer without having to make teleconference reservations.

COMPETITION

  The Company operates in a highly competitive environment and has no significant market share in any market in which it operates. The Company expects that competition will intensify in the future due to regulatory changes, including the enactment of the Telecommunications Act and the increase in the size, resources and number of market participants. In each of its markets, the Company faces competition for local service from larger, better capitalized incumbent providers, many of whom have greater financial resources than the Company. Additionally, the long distance market is already significantly more competitive than the local exchange market, because the RBOCs have historically had a monopoly position within the local exchange market. The incumbent LECs have established relationships with their subscribers and provide those subscribers with various transmission and switching services that the Company, in many cases, has only recently begun to offer.

  In the local exchange market, the Company also faces competition or prospective competition from one or more CAPs, which have significantly greater financial resources than the Company, and from other competitive providers, including non-facilities-based providers like the Company. For example, AT&T, MCI and Sprint, among other carriers, have each indicated their intention to begin offering local telecommunications services as early as the first half of 1997 in major U.S. markets using their own facilities or by resale of the LECs' or other providers' services. In addition to these long distance service providers, entities potentially capable of offering switched services include CAPs, cable television companies, electric utilities, other long distance carriers, microwave carriers, wireless telephone system operators and large subscribers who build private networks. Many facilities-based CAPs and long distance carriers, for example, have committed substantial resources to building their networks. By building a network, a facilities-based provider can enter the local exchange market by using its own network, or entering into interconnection agreements or resale agreements with incumbent LECs, including RBOCs. Such additional alternatives may provide the CAPs with greater flexibility and a lower cost structure than the Company.

  With respect to wireless telephone system operators, the FCC recently authorized cellular, PCS, and other CMRS providers to offer wireless services to fixed locations, rather than just to mobile subscribers, in whatever capacity such CMRS providers choose. Previously, cellular providers could provide service to fixed locations only on an ancillary or incidental basis. This authority to provide fixed as well as mobile services will enable CMRS providers to offer wireless local loop service and other services to fixed locations (e.g., office and apartment buildings) in direct competition with the Company and other providers of traditional fixed telephone service. In addition, in August 1996 the FCC promulgated regulations that classify CMRS providers as telecommunications carriers, thus giving them the same rights to interconnection and reciprocal compensation under the Telecommunications Act as other non-LEC telecommunications carriers, including the Company.

  Under the Telecommunications Act and ensuing federal and state regulatory initiatives, barriers to local exchange competition are being removed. The availability of broad-based local resale and introduction of facilities-based local competition are required before the RBOCs may provide in-region interexchange long distance services. Also, the largest long distance carriers (AT&T, MCI, Sprint and any other carrier with 5% or more of the pre-subscribed access lines) are prevented under the Telecommunications Act from bundling local services resold from an RBOC in a particular state with their long distance services until the earlier of (i) February 8, 1999 or (ii) the date on which the RBOC whose services are being resold obtains in-region long distance authority in that state. The RBOCs are currently allowed to offer certain in-region "incidental" long distance services (such as cellular, audio and visual programming and certain interactive storage and retrieval functions) and to offer virtually all out-of-region long distance services.

  In January 1997, Ameritech, the RBOC in several states where the Company operates, filed an application for in-region long distance authority in Michigan. The Company anticipates that Ameritech will soon file applications for most or all of its other states--including Illinois and Ohio. Other RBOCs, including NYNEX in New York, are expected to file such applications as early as the first half of 1997. The FCC will have 90 days from the date such an application is filed to decide whether to grant or deny the application. Once the RBOCs are allowed to offer widespread in-region long distance services, both they and the largest interexchange carriers will be in a position to offer single-source local and long distance services similar to those offered or planned to be offered by the Company. While new business opportunities will be made available to the Company through the Telecommunications Act and other federal and state regulatory initiatives, regulators are likely to provide the incumbent LECs with an increased degree of flexibility with regard to pricing of their services as competition increases. Although the Ameritech Resale Agreements and the NYNEX Resale Agreements contain certain pricing protections, including adjustments in the wholesale rates to be consistent with any changes in the Ameritech and NYNEX retail rates, if the incumbent LECs elect to lower their rates and sustain lower rates over time, this may adversely affect the revenues of the Company and place downward pressure on the rates the Company can charge. While the Ameritech and NYNEX Resale Agreements ensure that the Company will receive any lower rate provided to any other reseller, under the NYNEX Resale Agreement if such lower rate is provided to a reseller committing to both a longer term and a greater volume commitment, the Company receives the lower rate, but must negotiate with NYNEX a reasonable transition to similar commitments. If the Company cannot successfully negotiate such a transition with NYNEX, then the Company may be unable to maintain the lowest rate. The Company believes the effect of lower rates may be offset by the increased revenues available by offering new products and services to its target subscribers, but there can be no assurance that this will occur. In addition, if future regulatory decisions afford the LECs excessive pricing flexibility or other regulatory relief, such decisions could have a material adverse effect on the Company.

  Competition for the Company's products and services is based on price, quality, network reliability, service features and responsiveness to subscriber needs. While the Company believes that it currently has certain advantages relating to the timing, ubiquity and cost savings resulting from its resale agreements, there is no assurance that the Company will be able to maintain these advantages. A continuing trend toward business combinations and alliances in the telecommunications industry may create significant new competitors to the Company. Many of the Company's existing and potential competitors have financial, technical and other resources significantly greater than those of the Company.

GOVERNMENT REGULATION

  The Company is subject to varying degrees of federal, state, local and international regulation. In the United States, the Company is most heavily regulated by the states, especially for the provision of local exchange services. The Company must be separately certified in each state to offer local exchange services. No state, however, subjects the Company to price cap or rate-of-return regulation. FCC approval is required for the resale of international facilities and services. The FCC has determined that nondominant carriers, such as the Company, are required to file interstate tariffs on an ongoing basis, setting forth the Company's rates and operating procedures. Such tariffs can currently be modified on one day's notice. The FCC recently issued regulations to eliminate this tariff filing requirement for all nondominant carriers, such as the Company and all other nondominant interexchange carriers (except possibly the RBOCs in certain circumstances), effective in late 1996 or early 1997. The FCC has recently ruled, subject to its consideration of the issue in another pending FCC proceeding, that RBOCs providing out-of-region long distance service through separate subsidiaries from their local telephone operations qualify for nondominant treatment. Out-of-region RBOC services provided through unseparated entities, however, are subject to full dominant carrier regulation, including the requirement to submit cost support with tariffs and to file tariffs on at least 15 to 45 days' notice, depending on various factors. The FCC has not yet indicated whether RBOC in-region service, when authorized, will be subject to dominant or nondominant regulatory status. See "Risk Factors--Regulation and Risks of the Telecommunications Act."

  Legislation. On February 8, 1996, President Clinton signed into law the Telecommunications Act, comprehensive federal telecommunications legislation affecting all aspects of the telecommunications industry. The Telecommunications Act establishes a national policy that promotes local exchange competition. The Telecommunications Act requires that local and state barriers to entry into the local exchange market be removed and establishes broad uniform standards under which the FCC and the state commissions are to implement local competition and co-carrier arrangements in the local exchange market. Under certain conditions and subject to reasonable exceptions, incumbent LECs will be required to make available for resale to new entrants all services offered by the LEC on a retail basis. The Telecommunications Act also imposes significant obligations on the RBOCs and other incumbent LECs, including the obligation to interconnect their networks with the networks of competitors. Each incumbent LEC would be required not only to open its network but also to "unbundle" the network. The FCC issued regulations in August 1996 defining a minimum set of elements which must actually be unbundled, and each state may augment this list if it wishes. The pricing of these unbundled network elements and services will determine whether it is economically attractive to use these elements.

  In addition to the required network unbundling applicable to all incumbent LECs, the RBOCs have an added incentive to open their local exchange networks to facilities-based competition because the Telecommunications Act provides for the removal of the current ban on RBOC provision of in-region inter-LATA toll service and equipment manufacturing. This ban will be removed only after the RBOC demonstrates to the FCC, which must consult with the Department of Justice and the relevant state commissions, that the RBOC has (1) met the requirements of the Telecommunications Act's 14-point competitive checklist and (2) entered into an approved interconnection agreement with at least one unaffiliated, facilities-based competitor in some portion of the state pursuant to which such competitor provides both business and residential service (or that by a date certain no such competitors have "requested" interconnection as defined in the Telecommunications Act). RBOC in-region services must be provided through a separate subsidiary for three years, unless extended by the FCC. In January 1997, Ameritech, the RBOC in several states where the Company operates, filed an application for in-region long distance authority in Michigan. The Company anticipates that Ameritech will soon file applications for most or all of its other states--including Illinois and Ohio. Other RBOCs, including NYNEX in New York, are expected to file such applications as early as the first half of 1997. If the FCC determines that the RBOC's entry into in-region provision of long distance in that state is in the public interest, it must authorize the RBOC to provide such services.

  Under the 14-point competitive checklist, in order to obtain in-region long distance authority an RBOC must first demonstrate to the FCC, among other things, that, within a particular state, it offers competing LECs the following: interconnection as required under the Telecommunications Act; non-discriminatory access to unintegrated network elements at just and reasonable rates; non-discriminatory access to its poles, ducts, conduits, and rights-of-way; unintegrated local loop transmission, unintegrated local transport, and unintegrated local switching; non-discriminatory access to 911 services; directory assistance, operator call completion services, and white pages directory listings for competing local carriers' subscribers; non-discriminatory access to call routing databases; number portability (i.e., the ability of a subscriber to keep the same telephone number when switching local telephone service providers); dialing parity (i.e., the ability of subscribers of one telephone service provider to call subscribers of other providers without dialing access codes); reciprocal compensation arrangements for the termination of calls between competing local networks; and permitting resale of its telecommunications services.

  While state-by-state regulatory activity has to date brought resale co-carrier arrangements or initiatives to various degrees of completion in approximately 25 states, the Telecommunications Act is intended to accelerate the process and create a competitive environment in all markets, eliminating state and local statutory and regulatory barriers to entry. This preemption of state laws barring local competition and the relaxation of regulatory restraints should enhance the Company's ability to expand its service offerings nationwide. In contrast, by removing barriers to entry into the local exchange market and at the same time enabling multiple carriers to compete with the Company in the provision of local and long distance services, ultimately allowing the RBOCs and large interexchange carriers to offer their own packages of single-source local/long distance services, the Telecommunications Act will substantially increase the competition the Company will face.

  The Company, as a multi-market competitive provider already active in emerging resale environments, is now given legislative support to complement its expansion of services in markets across the country. In addition to providing the Company with a national framework to achieve local exchange resale carrier status in local exchange markets, the Telecommunications Act permits the Company, as a telecommunications carrier with less than 5% of nationwide presubscribed access lines, to continue to offer single-source combined packages of local and long distance services. In contrast, AT&T, MCI and Sprint may not bundle in an RBOC's territory their local services resold from an RBOC and in-region long distance service until the earlier of (i) February 8, 1999 or (ii) the date the RBOC is authorized to enter the inter-LATA long distance market in that state.

  The Telecommunications Act also creates a new Federal-State Joint Board for the purpose of making recommendations to the FCC regarding the implementation of a largely revised universal service program. All telecommunications carriers, including the Company, that provide interstate services are required to contribute, on an equitable and nondiscriminatory basis, to the preservation and advancement of universal service pursuant to a specific and predictable universal service mechanism to be established by the FCC. The Federal-State Joint Board issued recommedations regarding the scope and funding of universal service in December 1996, but those recommedations are not binding. The FCC may exempt certain classes of carriers from having to contribute to the universal service fund. The Company is unable to predict the final formula for universal service contribution or its own level of contribution.

  Federal Regulation. The Telecommunications Act in some sections is self-executing, but in most cases the FCC must issue regulations that identify specific requirements before the Company and its competitors can proceed to implement the changes the Telecommunications Act prescribes. The FCC already has commenced several of these rulemaking proceedings. The outcome of these various ongoing FCC rulemaking proceedings could materially affect the Company's operations.

  The Company actively monitors all pertinent FCC proceedings and has participated in some of these proceedings. The Telecommunications Act provides that individual state utility commissions can, consistent with FCC regulations, prohibit resellers from reselling a particular service to specific categories of subscribers to whom the incumbent LEC does not offer that service at retail. In August 1996, the FCC issued detailed regulations providing that many such limitations are presumptively unreasonable and that states may enact such prohibitions on resale only in certain limited circumstances. In particular, the FCC concluded that while it would be permissible to prohibit the resale of certain residential or other subsidized services to end users that would be ineligible to receive such services directly from the LEC, all other "cross-class" selling restrictions, including those on volume discount and flat-rated offerings to business customers, would be presumed unreasonable. An incumbent LEC may rebut this presumption, however, by demonstrating that the class restriction is reasonable and nondiscriminatory. The FCC also rejected claims by several incumbent LECs to provide for several exceptions to the general resale obligation. For instance, it refused to create a general exception for all promotional or discounted offerings, including contract and customer-specific offerings. The FCC did, however, conclude that short-term promotional prices (i.e., those offered for 90 days or less) are not "retail rates" and thus are not subject to the wholesale rate obligation. Incumbent LECs may not offer consecutive 90-day promotions to avoid these resale obligations.

  The Telecommunications Act also provides that state commissions shall be given an opportunity to determine the wholesale rates for local telecommunications services (i.e., the rates charged by incumbent LECs to resellers such as the Company) on the basis of retail rates less "avoided costs," i.e., marketing, billing, collection and other administrative costs avoided by the incumbent LEC when it sells at wholesale. In August 1996 the FCC issued detailed regulations identifying such avoided costs, and also included in such category "avoidable" costs. To determine the specific value of avoided and avoidable costs applicable to each service of a particular incumbent LEC, the FCC required the state public service commissions to conduct detailed cost studies consistent with the FCC regulations governing what constitutes avoided and avoidable costs. Until such time that these costs studies are completed, the FCC established an interim default discount of between 17% and 25%. Accordingly, until such time that a state determines the actual level of avoided and avoidable costs pursuant to the FCC's regulations, it may require incumbent LECs to discount their retail offerings by 17% to 25%, provided that actual cost studies are completed within a reasonable time. The Telecommunications Act also provides that state commissions shall determine the rates charged for unintegrated elements of the incumbent LEC's network on the basis of cost plus a reasonable profit. In August 1996, the FCC declined to issue detailed regulations governing the relationship between these two pricing standards, leaving the interpretation and implementation of the two standards to the states. The Company is unable to predict the final form of such state regulation, or its potential impact on the Company or the local exchange market in general.

  In August 1996, the FCC also issued regulations that, among other things, set minimum standards governing the terms and prices of interconnection and access to unbundled incumbent LEC network elements. These regulations indirectly affect the price at which the Company's new facilities-based competitors may ultimately provide service. At the same time, the FCC imposed minimum obligations regarding the duty of incumbent LECs to negotiate interconnection or resale arrangements in good faith.

  A number of RBOCs, state regulatory commissions and other parties have filed requests for reconsideration by the FCC of various parts of the rules announced by the FCC in August 1996, including those provisions (a) limiting competitors' ability to purchase for resale certain types of service that the RBOC is no longer marketing to new customers ("grandfathered services"), and
(b) establishing pricing methodologies and interim default rates for resold services and unbundled network elements. The FCC is conducting a proceeding to consider the various petitions for reconsideration, and a decision is expected in the first half of 1997. In addition, many of the same parties and certain other parties have filed court appeals challenging the same FCC rules. All the court appeals have been consolidated before the Eighth Circuit Federal Court of Appeals, which has stayed the effect of certain parts of the rules (including the provisions establishing pricing methodologies and default rates for resold services and unbundled network elements) pending its decision in the appeals. The U.S. Supreme Court declined to dissolve the stay, and the court of appeals' decision is not expected before the middle of 1997. The Company cannot predict at this time the outcome of the appeals or reconsideration processes. The outcome of either process could materially affect the Company's business.

  In July 1996, the FCC mandated that over the course of the next year responsibility for administering and assigning local telephone numbers be transferred from the RBOCs and a few other LECs to a neutral entity. In August 1996, the FCC issued regulations which address certain of these issues, but leave others for decision by the states and the still-to-be selected neutral numbering plan administrator. The new FCC numbering regulations (a) prohibit states from creating new area codes that could unfairly hinder LEC competitors (including the Company) by requiring their customers to use 10 digit dialing while existing incumbent LEC customers use 7 digit dialing, and (b) prohibit incumbent LECs (which are still administering central office numbers pending selection of the neutral administrator) from charging "code opening" fees to competitors (such as the Company) unless they charge the same fee to all carriers including themselves. In addition, each carrier is required to contribute to the cost of numbering administration through a formula based on net telecommunications revenues. In July 1996, the FCC released rules to permit both residential and business consumers to retain their telephone numbers when switching from one local service provider to another (known as "number portability"). LECs are required to implement number portability in the top 100 markets by October 1, 1997 and to complete it by

December 31, 1998. In smaller markets, LECs must implement within six months of a request therefor commencing December 31, 1998. In addition, the FCC recently authorized cellular and other CMRS to provide for other wireless services to fixed locations (rather than to mobile subscribers), including offering wireless local loop service, in whatever capacity such provider determines. Previously, many CMRS providers could provide fixed services on only an ancillary or incidental basis. In addition, in August 1996 the FCC promulgated regulations that classify CMRS providers as telecommunications carriers, thus giving them the same rights to interconnection and reciprocal compensation under the Telecommunications Act as other non-LEC telecommunications carriers, including the Company.

  State Regulation. Historically, certain of the Company's resold local and long distance services were classified as intrastate and therefore subject to state regulation. As its local service business and product lines expand, the Company will be offering more intrastate service and will increasingly be subject to state regulation. The Telecommunications Act maintains the authority of individual state utility commissions to impose their own regulation of local exchange services so long as such regulation is not inconsistent with the requirements of the Telecommunications Act. In all states where certification is required, the Company's operating subsidiaries are certificated as common carriers. In all states, the Company believes that it operates with the appropriate state regulatory authorization. The Company currently is authorized to provide intrastate toll or a combination of local and intrastate toll service in more than 35 states. These authorizations vary in the scope of the intrastate services permitted.

  The Telecommunications Act provides that the Company's resale agreements must be submitted to the applicable state utility commission for approval, and it places strict limitations on the bases on which a state commission can reject such an agreement. If the state commission does not act within 90 days after the agreement is submitted for approval, then the agreement is deemed approved. In addition, if a state commission fails to act to enforce an agreement, the FCC can (upon request of a party) take jurisdiction over the matter. A state commission's decisions regarding implementation and enforcement of an agreement are appealable to the federal district court in that state.

PROPERTIES

  The Company leases a number of facilities, principally sales facilities, in the cities within its operating markets, including: Boston and Newton, Massachusetts, Chicago, Illinois, Detroit, Michigan, Cleveland and Columbus, Ohio and New York City. The Company maintains its corporate headquarters in Chicago, Illinois. Although the Company's facilities are adequate at this time, the Company believes that it may have to lease additional facilities, particularly in new metropolitan areas where the Company enters RBOC resale agreements.

  On December 29, 1995, the Company entered into an agreement to sell its switch-based facilities in Ohio for $9.5 million in cash plus the assumption of approximately $8.2 million of capital and operating leases. Pursuant to the terms of this agreement, the Company remains contingently liable on the assumed leases.

EMPLOYEES

  As of October 31, 1996, the Company employed over 250 people. The Company's employees are not unionized, and the Company believes its relations with its employees are good. In connection with its marketing and sales efforts and the conduct of its other business operations, the Company uses third party contractors, some of whose employees may be represented by unions or collective bargaining agreements. The Company believes that its success will depend in part on its ability to attract and retain highly qualified employees.

LEGAL MATTERS

  From time to time the Company is party to routine litigation and proceedings in the ordinary course of its business. The Company and its subsidiaries are not aware of any current or pending litigation that the Company believes would have a material adverse effect on the Company's results of operations or financial condition. The Company and its subsidiaries continue to participate in regulatory proceedings before the FCC and state regulatory agencies concerning the authorization of services and the adoption of new regulations.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table provides certain information regarding the executive officers, directors and certain key personnel of the Company.

    NAME                 AGE POSITIONS
    ----                 --- ---------
Richard J. Brekka....... 35  Chairman of the Board
J. Thomas Elliott....... 49  President, Chief Executive Officer and Director
Ronald W. Gavillet...... 37  Executive Vice President, Strategy & External Affairs
Gerald J. Sweas......... 49  Executive Vice President and Chief Financial Officer
Ryan Mullaney........... 40  Executive Vice President, Sales
Steven J. Parrish....... 40  Executive Vice President, Operations of USNCN
Thomas A. Monson........ 36  Vice President, General Counsel and Secretary
Thad J. Pellino......... 34  Vice President, Marketing
Neil A. Bethke.......... 36  Vice President, Information Systems
Eric G. Roden........... 40  Regional General Manager--Operations, NYNEX Region
Richard J. Brekka....... 35  Director
Donald J. Hofmann, Jr... 38  Director
Paul S. Lattanzio....... 33  Director
William P. Glasgow...... 38  Director
William A. Johnston..... 45  Director
Eugene A. Sekulow....... 65  Director

  Each director serves until his successor is duly elected and qualified. Officers serve at the discretion of the Board of Directors.

  Richard J. Brekka, Chairman of the Board, has been a director of the Company since April 1994. He is a Managing Director of CIBC Wood Gundy Capital, the merchant banking division of Canadian Imperial Bank of Commerce, and is a director and the President of CIBC Wood Gundy Ventures, Inc. ("CIBC"), an indirect wholly owned subsidiary of Canadian Imperial Bank of Commerce. Mr. Brekka joined CIBC in February 1992. Prior to joining CIBC, Mr. Brekka was an officer of Chase Manhattan's merchant banking group from February 1988 until February 1992. Currently, Mr. Brekka serves on the board of directors of Orion Network Systems, Inc., MultiTechnology Corp., Telesystem International Wireless N.V., and Epoch Networks, Inc. (formerly HLC-Internet, Inc.), and on the Board of Advisors of Telecom Partners L.P. Mr. Brekka received a B.S. in finance from the University of Southern California, and an M.B.A. from the University of Chicago.

  J. Thomas Elliott, President and Chief Executive Officer, has been the Chief Executive Officer since April 1996. Mr. Elliott joined the Company in 1995 as a result of the acquisition of certain assets and assumption of certain liabilities of Quest, a company which he co-founded. From 1991 to 1993, Mr. Elliott was Senior Vice-President of Sales and Marketing of Wiltel Communications Systems. From 1990 to 1991, Mr. Elliott was President and Chief Executive Officer of Call Net Inc. (Canada's first alternative long distance company) and Lightel Inc., its affiliate fiber optic facility provider. Subsequently, these companies were combined to form Sprint Canada. Prior to 1990, Mr. Elliott was Chairman and Chief Executive Officer of TIE/Telecommunications Canada Ltd., a telephone equipment manufacturing company. Mr. Elliott holds a bachelor's and master's degree in economics from the University of Windsor.

  Ronald W. Gavillet, Executive Vice President, Strategy & External Affairs, has performed the Company's legal, regulatory and strategic functions since 1994. Prior to joining the Company, Mr. Gavillet spent more than four years, from 1985 to 1987 and from 1992 to 1994, with MCI in a number of senior legal and regulatory positions. While at MCI, Mr. Gavillet developed and implemented the firm's regulatory policies in Illinois, Indiana, Michigan, Ohio and Wisconsin and negotiated sales agreements with national accounts. From 1987 to 1992, Mr. Gavillet was an attorney with the law firms of Skadden, Arps, Slate, Meagher & Flom and Hopkins & Sutter (where he was a partner). His practice primarily focused on providing counsel to competitive telecommunications entrants. Mr. Gavillet holds a B.A. and B.S. from Southern Illinois University, a J.D. from

Catholic University of America's Columbus School of Law and a Master of Management degree from Northwestern University's Kellogg School of Management and serves on the Telecommunications Resellers Association Local Services Council.

  Gerald J. Sweas, Executive Vice President and Chief Financial Officer, joined the Company in November 1996. From 1989 to 1996, Mr. Sweas was Vice President Finance and Administration, Treasurer and Chief Financial Officer of Norand Corporation, a wireless data communications networks company. From 1985 to 1988, Mr. Sweas was Vice President Finance, Treasurer and Chief Financial Officer of Sargent-Welch Scientific Company and from 1978 to 1985 served as Controller and Assistant Secretary of that company. Mr. Sweas holds a B.B.A. from Loyola University in Chicago, Illinois and an M.B.A. from the University of Wisconsin, Madison and is a Certified Public Accountant.

  Ryan Mullaney, Executive Vice President, Sales, joined the Company in October 1996. From 1995 to 1996, Mr. Mullaney served as Vice President, Sales, USA West for Citizens Telecom, a medium-sized telecommunications company, where he managed sales in 13 states. From 1993 to 1995, Mr. Mullaney was Director of Member Development for McLeod Telemanagement Organization, where his duties included management of the company's field sales and service organization. From 1991 to 1993, Mr. Mullaney was National Sales Director of Centex Telemanagement, responsible for developing sales in the national market. Prior to 1991, Mr. Mullaney worked for various telecommunications companies, including two companies which he owned and at which he served as President. Mr. Mullaney has a B.A. from the University of Nevada, Las Vegas.

  Steven J. Parrish, Executive Vice President, Operations of USNCN, joined the Company in January 1996 initially as a consultant and assumed a full-time position. Prior to joining the Company, Mr. Parrish spent more than 12 years with Illinois Bell in various planning and operations positions. Mr. Parrish moved to Ameritech in 1991 where he helped start the Information Industry Services business unit as Vice President of Business Development and Vice President of Marketing and Sales for Network Providers. Mr. Parrish holds a bachelor's degree in electrical engineering from the University of Illinois and an MBA from the Illinois Institute of Technology.

  Thomas A. Monson, Vice President, General Counsel and Secretary, joined the firm in January 1997. From 1989 to 1996, Mr. Monson was Associate General Counsel of Envirodyne Industries, Inc., a $650 million public company, where he performed various corporate law, securities regulation, litigation and corporate operations support activities. Mr. Monson holds a B.S. from the University of Illinois and a J.D. from Harvard Law School.

  Thad J. Pellino, Vice President, Marketing, joined the Company in August 1995. From 1988 through 1995, Mr. Pellino was with MCI where he held a variety of marketing and business development positions, which included responsibility for the design of customized telecommunication packages for mid-size and long distance carriers. Mr. Pellino received his bachelor's degree in marketing/business administration from the University of Illinois.

  Neil A. Bethke, Vice President, Information Systems, joined the Company initially as a consultant in 1995 and assumed a full-time position in May 1996. From 1994 to 1996 Mr. Bethke served as principal for New Resources Corporation, a medium-sized consulting company specializing in client/server technology development for large service-oriented companies. From 1988 to 1994, Mr. Bethke served at Quantum Chemical Corporation and Sara Lee Corporation as Director of MIS, responsible for the reengineering of business processes through document routing and wide area network database management. Mr. Bethke holds a B.S. from the University of Wisconsin.

  Eric G. Roden, Regional General Manager--Operations, NYNEX Region, joined the Company in August 1996. From 1995 until joining the Company, Mr. Roden was Vice President, Operations/Engineering of MFS Telecom, Inc. From 1993 to 1995, Mr. Roden was Vice President, Operations/Engineering of Northeast Networks, Inc. and from 1989 to 1993, Mr. Roden was Director, Network Services/Engineering of Eastern Telelogic Corp.

  Donald J. Hofmann, Jr., Director, has been a director of the Company since April 1994. Mr. Hofmann has been a General Partner of Chase Capital Partners (formerly known as Chemical Venture Partners) since 1992. Chase Capital Partners is the sole general partner of Chase Venture Capital Associates, L.P. Prior to joining Chase Capital Partners, he was head of MH Capital Partners, Inc., the equity investment arm of Manufacturers Hanover.

  Paul S. Lattanzio, Director, was appointed a director of the Company in August 1995. Currently, Mr. Lattanzio is a Managing Director of BT Capital Partners, Inc., an affiliate of Bankers Trust New York Corp. Mr. Lattanzio has been employed by BT Capital Partners, Inc. or an affiliate since 1984. Mr. Lattanzio received his B.S. in economics from the University of Pennsylvania's Wharton School of Business.

  William P. Glasgow, Director, was appointed a director of the Company in August 1995. Currently, Mr. Glasgow is President of Prime Management Group. Prior to joining Prime Management in 1983, Mr. Glasgow was Marketing Consultant for Mid-Coast Cable Television. Mr. Glasgow is a graduate of Vanderbilt University and the University of Texas Graduate School of Business.

  William A. Johnston, Director, was elected a director of the Company in June 1994. Mr. Johnston is a general partner of the funds managed by Hancock Venture Partners, Inc. Mr. Johnston joined Hancock Venture Partners, Inc. in 1983 after working in the John Hancock Corporate Finance Department. Currently, Mr. Johnston serves on the advisory boards of The Centennial Funds, Austin Ventures, and Highland Capital Partners, as well as on the board of directors of Centennial Security, Inc., HLC-Internet, Inc., MultiTechnology Corp., The Marks Group, Inc., and Masada Security Corporation. Internationally, he serves on the board of directors of Telesystem International Wireless Corporation and Esprit Telecom. Mr. Johnston received a bachelor's degree from Colgate University and a master's degree from Syracuse University School of Management.

  Eugene A. Sekulow, Director, was elected a director of the Company in August 1995. Mr. Sekulow served as Executive Vice President of NYNEX International Corporation from December 1991 to 1993. From 1986 to 1991, he served as President of NYNEX International Company. Since his retirement from NYNEX in 1993, Mr. Sekulow has founded his own telecommunications consultancy where he has been retained by European, U.S., Japanese, Southeast Asian and Canadian companies. Mr. Sekulow attended the University of Stockholm and the University of Oslo. He earned an M.A. in political science and economics and a Ph.D. from Johns Hopkins University.

  The Board of Directors of the Company consists of nine persons, including one outside director, two appointed by Mr. Thomas Brandenburg, the former Chief Executive Officer and Chairman of the Board of the Company, one appointed by each of the Initial Investors, one appointed by BT and one appointed by Enterprises. In connection with the consummation of the Offering, the Company agreed to nominate, and to take all reasonable actions to cause to be elected, within 120 days of the consummation of the Offering, an additional director of the Company who has experience in the telecommunications industry.

DIRECTORS' COMPENSATION

  The Company's policy is not to pay compensation to its directors.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company has established an Audit Committee and a Compensation and Stock Option Committee. Each of these committees is responsible to the full Board of Directors, and its activities are therefore subject to approval of the Board of Directors. The functions performed by these committees are summarized below.

  The Audit Committee is responsible for reviewing the Company's internal accounting controls, meeting and conferring with the Company's certified public accountants, and reviewing the results of the accountants' auditing engagement.

  The Compensation and Stock Option Committee determines base compensation and discretionary cash bonuses for the Company's senior executives. These determinations are subject to the approval or ratification of the full Board of Directors. The Compensation and Stock Option Committee also determines the number and terms of stock options to be granted to employees, directors and consultants of the Company under the Company's stock option plans. See "-- Benefit Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation and Stock Option Committee consists of Messrs. Brekka, Hofmann and Johnston, none of whom is currently an employee or officer of the Company. No executive officer of the Company served during fiscal year 1995 as a member of a compensation committee or as a director of any entity of which any of the Company's directors serves as an executive officer.

EXECUTIVE COMPENSATION

 Summary Compensation Table

  The following table sets forth certain information concerning the cash and non-cash compensation during fiscal year 1996 earned by or awarded to the Chief Executive Officer and to the four other most highly compensated executive officers of the Company whose combined salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1996 (the "Named Executive Officers").

                                                       ANNUAL
                                                    COMPENSATION
                                                  ----------------  ALL OTHER
                                                   SALARY   BONUS  COMPENSATION
                                                  -------- ------- ------------
Thomas C. Brandenburg
 Former Chief Executive Officer.................. $190,000     --        --
J. Thomas Elliott
 President and Chief Executive Officer...........  182,480     --        --
Ronald W. Gavillet
 Executive Vice President, Strategy & External
 Affairs.........................................  167,634 $50,000       --
Kevin J. Burke
 Former Vice President, Network Engineering and
 Technical Support...............................  100,980     --        --
Thad J. Pellino
 Vice President, Marketing.......................   96,683  27,500       --
Robert J. Luth
 Former Chief Financial Officer..................  150,000  37,500   $26,000

OPTION GRANTS

  There were no grants of stock options to any of the Named Executive Officers during the year ended December 31, 1995.

  On June 28, 1996, Mr. Elliott was granted 11,000 shares of restricted Common Stock (the "Restricted Stock"), of which one-third vests immediately, one-third vests in January 1997 and one-third vests in January 1998. Also on such date, Mr. Elliott was granted 7,500 options, Mr. Gavillet was granted 6,150 options, Mr. Parrish was granted 3,850 options, Messrs. Pellino and Bethke were each granted 2,000 options, and certain other employees were granted a total of 3,250 options. In connection with the conversion of the Series A Preferred Stock and Series A-2 Preferred Stock, Messrs. Elliott, Gavillet, Parrish, Pellino and Bethke were granted 11,691, 9,863, 2,275, 1,182 and 1,182 options, respectively, and certain other employees were granted a total of 4,208 options. All options described in this paragraph give the holder the right to purchase a corresponding number of shares of Class A Common Stock at an exercise price of $1.50 per share and were granted pursuant to the 1994 Plan (as defined herein). See "Certain Relationships and Related Transactions--Recapitalization."

  In connection with the employment of Mr. Sweas in November 1996, Mr. Sweas was granted 5,000 options with an exercise price of $1.50 per share, 2,000 options with an exercise price not to exceed approximately $67.00 per share and 4,000 options with an exercise price not to exceed approximately $134.00 per share. In connection with the employment of Mr. Mullaney in October 1996, Mr. Mullaney was granted 4,000 options with an exercise price of $1.50 per share and 3,500 options with an exercise price not to exceed approximately $134.00 per share. In connection with the employment of Mr. Monson in January 1997, Mr. Monson was granted

5,000 options with an exercise price not to exceed approximately $134.00 per share. All of the 23,500 options described in this paragraph give the holder the right to purchase a corresponding number of shares of Class A Common Stock.

  In connection with the issuance of the 9% Preferred Stock (as defined herein) and the consummation of the Private Placement, Messrs. Elliott, Gavillet, Parrish, Pellino and Bethke were granted 18,234, 11,996, 600, 312 and 312 additional options, respectively, and certain other employees were granted a total of 1,111 additional options, to purchase a corresponding number of shares of Class A Common Stock at an exercise price of $1.50 per share. Such options are exercisable only upon conversion from time to time of the 9% Preferred Stock, in the case of all such employees, or, as the case may be with respect to Messrs. Elliott and Gavillet, of the Convertible Notes, into shares of Class A Common Stock.

  As of October 31, 1996, options to purchase 8,613 shares of Class A Common Stock at an exercise price of $1.10 per share, issued pursuant to the 1994 Stock Option Plan, were exercisable.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth the information with respect to the Named Executive Officers concerning the exercise of options during fiscal year 1995 and unexercised options held as of December 31, 1995.

                                         OPTION EXERCISES DURING 1995
                               -------------------------------------------------
                                                         NUMBER OF EXERCISABLE
                                                        OPTIONS AT FISCAL YEAR-
                                 SHARES                           END
                               ACQUIRED ON    VALUE    -------------------------
              NAME             EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE
              ----             ----------- ----------- ----------- -------------
   Ronald W. Gavillet.........       0           0        1,925        1,925
   Robert J. Luth (1).........       0           0        1,925        1,925

--------
(1) On March 31, 1996, Robert J. Luth exercised options for 2,000 shares at an exercise price of $1.10 per share.

BENEFIT PLANS

 1994 Stock Option Plan

  In September 1994, the Board of Directors adopted the 1994 Stock Option Plan (the "1994 Plan"), which was subsequently approved by the stockholders in September 1994. A total of 54,551 shares of Class A Common Stock have been reserved for issuance under the 1994 Plan. The purposes of the 1994 Plan are to attract and retain qualified personnel, to provide additional incentives to employees, officers and directors of the Company and its affiliates and to promote the success of the Company's business. Under the 1994 Plan, the Company may grant incentive or non-qualified stock options to employees, officers and directors. However, to the extent that the aggregate fair market value of the Class A Common Stock issued to any person exceeds $100,000, such options must be treated as nonqualified stock options. In connection with the Recapitalization and the conversion of the Series A Preferred Stock and Series A-2 Preferred Stock, as described above, an additional 24,436 shares of Class A Common Stock were reserved for issuance under the 1994 Plan, bringing the total number of reserved shares to 78,987.

  Options granted under the 1994 Plan generally become exercisable six months after the date of the grant at a rate of 25% of the shares subject to the option and thereafter, at a rate of 25% at the end of each six month period for a total of two years. The maximum term of a stock option under the 1994 Plan is ten years. If an optionee terminates his or her service for reasons other than death, disability, retirement, resignation or discharge for cause, the optionee may exercise only those option shares vested as of the date of termination. If, however, an optionee retires without prior Board of Directors approval or is terminated for cause, all options previously not exercised expire and are forfeited. In addition, the Company has the option to repurchase all or any part of the shares issued or issuable upon exercise, if an optionees employment terminates for any reason whatsoever.

  The 1994 Plan may be amended at any time by the Board of Directors, although certain amendments require the consent of the participants of the 1994 Plan. The 1994 Plan will terminate in September 2004, unless earlier terminated by the Board of Directors.

 401(k) Plan

  In January 1995, the Company adopted the Employee 401(k) Profit Sharing Plan (the "401(k) Plan") covering all of the Company's employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lesser of 15% of eligible compensation or the statutorily prescribed annual limit ($9,500 in 1996) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional contributions to the 401(k) Plan by the Company on behalf of all participants. The Company has not made any contributions to date. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and contributions by the Company, if any, will be deductible by the Company when made.

EMPLOYMENT AGREEMENTS

  In July 1996, Messrs. J. Thomas Elliott, President and Chief Executive Officer, and Ronald W. Gavillet, Executive Vice President, Strategy & External Affairs, entered into employment agreements with the Company. In November 1996, Mr. Gerald J. Sweas entered into an agreement with the Company pursuant to which he became the Company's Executive Vice President and Chief Financial Officer. The terms of such agreements are for a period of three years subject to automatic one-year renewals at each anniversary unless otherwise notified by the Company. The agreements establish a base salary to be paid each year which may be increased annually at the discretion of the Board of Directors. The annual base salaries of Messrs. Elliott, Gavillet and Sweas are $195,000, $185,000 and $150,000, respectively. In addition, subject to the attainment of certain performance objectives, each is entitled to an annual bonus. With respect to Messrs. Elliott and Gavillet, the agreements provide certain preemptive rights such that, if the Company raises capital by selling shares of any class of stock, each executive will have a right to purchase a certain percentage (3.8% for Mr. Elliott and 2.5% for Mr. Gavillet) of such shares on the same terms and conditions as the shares are being sold to others. Each of Messrs. Elliott's and Gavillet's agreements also provides that if the current shareholders sell any of their shares of Company stock to a third party under certain circumstances, each executive has a right to sell the same percentage of his shares of Company stock as the percentage of their shares that the current shareholders are selling, on the same terms and for the same consideration. With respect to each of Messrs. Elliott and Gavillet, if their employment is terminated by the Company without "Cause" or by either executive with "Good Reason" or during a "Window Period" (each as defined in the respective agreement): (i) all amounts earned, accrued or owing to the executive shall be paid as soon as practicable, (ii) the Company must pay a lump sum equal to one year's base salary and, if the executive complies with the noncompete and nonsolicitation provisions of the agreement for the two-year period following termination, will pay the executive an additional one year's base salary in equal installments over that two-year period, and (iii) the Company must maintain in full force and effect all employee benefit plans for the benefit of the executive for the longer of a two-year period or the remaining term of the executive's agreement. With respect to Mr. Sweas, if his employment is terminated by the Company without "Cause" or by him with "Good Reason" (each as defined in his agreement): (i) all amounts earned, accrued or owing to him shall be paid as soon as practicable; (ii) the Company must pay a lump sum equal to the sum of (A) any annual bonus paid to Mr. Sweas for a fiscal year completed prior to the date of termination, plus (B) a pro rata portion of the annual bonus that would have been payable to Mr. Sweas in the year of such termination, assuming the achievement of all performance goals, plus (C) if Mr. Sweas complies with the noncompete and nonsolicitation provisions of his agreement for the 18-month period following termination, the greater of the amount of Mr. Sweas' highest annual base salary during the term of his agreement or the aggregate amount of base salary payable to Mr. Sweas through the end of the term of such agreement; and (iii) the Company must maintain in full force and effect all employee benefit plans for the benefit of Mr. Sweas for the longer of a one-year period or the remaining term of his agreement. If the executive's employment is terminated under any other circumstances, the executive will not receive any of the above-described severance pay and benefits. With respect to Messrs. Elliott and Gavillet, upon a Change in Control the executive's options will become exercisable and the restrictions on Mr. Elliott's Restricted Shares will lapse. With respect to Mr. Sweas, upon a Change of Control the Company shall pay, in exchange for the cancellation of any options and the surrender of any shares held by him, an amount equal to the fair market value of the shares held by Mr. Sweas or issuable upon exercise of any such options (less the applicable exercise price). Upon a Change of Control, the Company shall pay to each of Messrs. Elliott, Gavillet and Sweas, within the 10-day period following such Change of Control, an amount equal to the pro rata portion of the annual bonus that would have been payable to such executive during such year, assuming the achievement of all performance goals. Under each employment agreement, a "Change in Control" occurs if (i) a person or entity becomes the beneficial owner of 35% or more of the combined voting power of the Company's securities,
(ii) the current directors, or individuals who are approved by two-thirds of the current directors, cease to constitute a majority of the board of the Company or (iii) certain mergers or liquidations of the Company occur. Messrs. Elliott and Gavillet have agreed not to compete with the Company in the network telecommunications services business or to solicit customers or employees of the Company for their term of employment with the Company and for an additional period of two years thereafter and Mr. Sweas has agreed to similar restrictions for the term of his employment with the Company and for an additional period of 18 months thereafter.

  In January 1997, Mr. Ryan Mullaney entered into an employment agreement with the Company. Mr. Mullaney's agreement provides for a base salary of $125,000 and an annual bonus (targeted at $75,000) based upon certain performance standards established by the Board of Directors of the Company. The agreement also provides that Mr. Mullaney will be entitled to receive certain payments in the event that his employment is terminated other than for cause. Mr. Mullaney has agreed not to compete with the Company during the term of his employment and for a specified period thereafter.

  Each of the other key employees (including Steven J. Parrish, Executive Vice President, Operations, Thomas A. Monson, Vice President, General Counsel and Secretary, Thad J. Pellino, Vice President of Marketing and Neil A. Bethke, Vice President of Information Systems) have also entered into employment agreements with the Company as of July 18, 1996 with respect to Messrs. Parrish, Pellino and Bethke, and as of January 6, 1997 with respect to Mr. Monson. The terms of the employment agreements are for a period of two years subject to automatic one-year renewal upon each anniversary unless otherwise notified by the Company. Each agreement specifies the base salary to be received by the executive, and provides for annual adjustment of base salary by the Board of Directors. The following annual base salaries were approved effective July 31, 1996: Mr. Parrish - $140,000, Mr. Bethke - $125,000 and Mr. Pellino - $110,000. The annual base salary for Mr. Monson, provided in his employment agreement, is $143,000. Each executive is also entitled to annual bonuses in the range of 15% to 30% of base salary, subject to the attainment of certain performance objectives. If the Company terminates the employment of any such officer without "Cause" or, if, the officer terminates his employment with "Good Reason" (both as defined in the respective agreements), the officer is entitled to receive benefits and payments similar to those discussed above for Messrs. Elliott and Gavillet. No "Window Period" will apply to such officers. Upon a Change in Control, the executive's options will become exercisable. Each officer has agreed not to compete with the Company in the network telecommunications services business or to solicit customers or employees of the Company during the term of his employment and for a period of one year following voluntary or involuntary termination.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FORMATION OF THE COMPANY

  The Company was incorporated in April 1994. On April 20, 1994, Chase Capital Partners ("Chase") and CIBC became principal investors in the Company pursuant to a stock purchase agreement (as amended, the "Purchase Agreement") whereby the Company sold each investor 2,475 shares of Series A Preferred Stock at a price of $1,000 per share and 25,000 shares of Common Stock at a price of $1.00 per share. On June 10, 1994, Hancock Venture Capital Associates ("Hancock," and together with Chase and CIBC the "Initial Investors") became party to the Purchase Agreement as a purchaser of 2,475 shares of Series A Preferred Stock at a price of $1,000 per share and 23,210 shares of Common Stock at a price of $1.077 per share. See "Description of Capital Stock-- Common Stock" and "--Preferred Stock."

  On November 2, 1994, an additional 7,425 shares of the Company's Series A Preferred Stock and 69,630 shares of the Company's Common Stock were issued to the Initial Investors for a total purchase price of $7,500,000, on the same terms.

  Pursuant to the Purchase Agreement, the Initial Investors are entitled to certain contractual preemptive rights and registration rights. Except for the issuances of Common Stock pursuant to (i) options granted to senior management, (ii) an acquisition of another business or (iii) a public offering of equity securities under the Securities Act, if the Company authorizes the issuance of any equity securities or any securities containing options or rights to acquire such securities (other than stock dividends), the Company is required first to offer a portion of such securities to each Initial Investor. The Company must offer such securities in an amount equal to the total number of shares purchased by the Initial Investors pursuant to the Purchase Agreement (including any shares derived therefrom) divided by the total number of shares outstanding, at the most favorable price and term at which such securities are offered to any party ("Preemptive Rights").

  For so long as any Original Purchaser owns any Investor Preferred Stock or Investor Common Stock (as such terms are defined in the Purchase Agreement), the Company is precluded from, without obtaining the prior approval of Initial Investors holding at least 66 2/3% of the outstanding Investor Common Stock, among other things, (i) issuing notes, debt securities or equity securities of the Company's subsidiaries other than Preferred Stock ranking junior to the Series A Preferred Stock; (ii) merging, selling or effecting a recapitalization of the Company; (iii) making or permitting any subsidiary to make certain loans, advances or guarantees; (iv) directly or indirectly declaring or paying any dividends or distributions except for dividends and distributions on the Preferred Stock pursuant to the Certificate of Designation or for dividends on the Common Stock which are payable in shares of Common Stock; and (v) directly or indirectly redeeming, purchasing or acquiring any Common Stock, warrants, options or other rights except for the puts described in this paragraph. In addition, in the event of a change of control (as defined in the Purchase Agreement) or at any time five years after the initial investments, the Original Purchasers holding 30% of the Investor Common Stock have a put right and a call right which requires the Company to buy or sell, as the case may be, 25% or more of the Investor Preferred Stock or Investor Common Stock; provided, that pursuant to the Recapitalization, no such put or call right shall be exercisable so long as any of the Notes are outstanding.

  Pursuant to a Registration Agreement dated April 20, 1994, as amended and restated on June 22, 1995 (the "Investors Registration Agreement"), Original Purchasers holding at least 33 1/3% of the equity securities of the Company subject to the Investors Registration Agreement may, subject to certain limitations, require the Company to register all or part of their Common Stock for public resale. These holders have the right to request (i) up to four registrations on Form S-1 or any similar form (provided that each such offering must equal at least $10 million) and (ii) an unlimited number of "short-form" registrations on Form S-2 or S-3 or any similar form (provided that each such offering must equal the lesser of $5 million or 20% of the Registrable Securities (as defined in the Purchase Agreement) then outstanding); and, in addition, these holders have the right to include their shares, subject to certain limitations, in any registration of shares of Common Stock by the Company under the Securities Act (collectively, the "Registration Rights"). The Company is required to bear all registration expenses, other than underwriters' discounts and commissions, for all Company-initiated registrations and for demand registrations if certain minimum offering requirements exist. The Investors Registration Agreement provides for standard cutback and holdback provisions regarding the shares held by the Original Purchasers.

  In connection with the Private Placement, the Original Purchasers, by the requisite vote, waived their Preemptive Rights and Registration Rights.

  On April 20, 1994, the Company also entered into ancillary agreements with the Initial Investors and USNCN. The stockholders agreement with the Initial Investors as amended on June 10, 1994 (the "Stockholders Agreement") generally restricts, among other things, the transfer of the Common Stock and Preferred Stock owned by the parties with the exception of stock sold: (i) in an initial public offering pursuant to an effective registration statement under the Securities Act, or (ii) in the public market pursuant to Rule 144 under the Securities Act. The Stockholders Agreement further provides the stockholders with rights of first refusal in the case of sales of stock of the Company initiated by stockholders of the Company that are parties to the Stockholders Agreement ("Rights of First Refusal").

  On June 13, 1995, the Company purchased certain assets and assumed certain liabilities (the "Quest Purchase") of Quest with the consent of Edward H. Lavin and J. Thomas Elliott, the majority stockholders of the managing general partners of Quest.

  On June 22, 1995, the Initial Investors, together with Northwood Capital Partners LLC ("Northwood LLC"), Northwood Ventures (together with Northwood LLC, the "Northwood Entities") and BT Capital Partners, Inc. ("BT") purchased from the Company 23,760 shares of Series A-2 Preferred Stock at a price of $1,000 per share and 123,078 shares of Class A Common Stock at a price of $1.95 per share for an aggregate purchase price for both classes of $24,000,003 (including, in the case of the Northwood Entities, the retirement of certain debt of Quest assumed by the Company). On July 21, 1995, Enterprises & Transcommunications, L.P. ("Enterprises") purchased 2,475 shares of Series A-2 Preferred Stock at a price of $1,000 per share and 12,821 shares of Class A Common Stock at a price of $1.95 per share for an aggregate purchase price of $2,500,000.95 (the Initial Investors, the Northwood Entities, BT and Enterprises are collectively referred to as the "Original Purchasers"). Both equity purchases were made under similar terms as the Purchase Agreement, including Preemptive Rights and Registration Rights. Pursuant to the Stockholders Agreement, as amended (including, in such amendment, the addition of all Original Purchasers as parties thereto), the Board of Directors of the Company consists of nine persons, including one outside director, two appointed by Mr. Thomas Brandenburg, one appointed by each of the Initial Investors, one appointed by BT and one appointed by Enterprises. The Stockholders Agreement between the Company and the Original Purchasers terminates on April 20, 2004, unless certain minimum stock ownership requirements are not satisfied or unless the agreement is otherwise extended by the parties.

  In March 1996, the Company caused a recapitalization pursuant to which the Company (i) issued an aggregate of an additional 110,157 shares of Common Stock to the Original Purchasers for no consideration in order to settle a dispute relating to the price per share of the Common Stock paid by the Original Purchasers stemming from, in part, the Company's operating performance following the June 22, 1995 investment by the Initial Investors, the Northwood Entities and BT as compared with the operating performance projected by the Company at the time of such investment; (ii) caused the Series A-2 Preferred Stock to be senior to the Series A Preferred Stock with respect to redemption, dividends and liquidation in further settlement of the dispute referred to in (i) above; and (iii) increased the number of directors of the Company to nine in order to permit the addition of an outside member (a director who is not an employee of the Company and who is not affiliated with an Original Purchaser) to the board.

  CIBC, Chase and BT, who are Original Purchasers, or their affiliates, were Initial Purchasers in the Private Placement.

  In January 1995, the Company executed a consulting agreement with Eugene A. Sekulow, a director of the Company, for the period ending December 31, 1996. Pursuant to the agreement, Mr. Sekulow is entitled to a consulting fee of $48,000, payable in twelve monthly installments and $2,500 per day if Mr. Sekulow devotes more than two days per month to the Company. The Company paid Mr. Sekulow $58,625 for the period ending December 31, 1995 and as of June 1996 has paid Mr. Sekulow $24,000.

  In December 1995, Mr. J. Thomas Elliott, President and Chief Executive Officer of the Company, executed a promissory note in favor of the Company in the principal amount of $75,000. Such promissory note was originally payable by January 2, 1997, but such date has been extended to a date as yet undetermined.

  On July 18, 1996 the Company agreed with Mr. Stephen C. Schwartz, the founder and former director and officer of USNCN, to repurchase Mr. Schwartz's interest in USNCN, among other things, for $1.7 million. Upon the closing of such agreement, the Company acquired the 439,160 shares of common stock of USNCN, $.01 par value ("USNCN Common Stock") formerly held by Mr. Schwartz.

  In January 1996, the Company executed a consulting agreement with Edward H. Lavin for the period ending January 1, 1997 pursuant to which Mr. Lavin received 11,000 Restricted Shares of the Common Stock (now Class A Common Stock) in exchange for consulting services with respect to all matters relating to the business and marketing of the Company. The Company, which will also provide certain cash compensation to Mr. Lavin for such services, may renew the agreement for three month periods; however the maximum term of the agreement is two years.

RECAPITALIZATION

  In connection with the consummation of the Private Placement, the Certificate of Incorporation of the Company was amended to provide for the authorization of two classes of Common Stock, Class A Common Stock and Class B Common Stock (collectively, the "Common Stock"). The rights of such classes are identical, except that Class A Common Stock is entitled to one vote per share, while Class B Common Stock is not entitled to any voting rights, except as required by law. In addition, each outstanding share of Common Stock of the Company existing on the date of the Private Placement was converted into one share of Class A Common Stock. See "Description of Capital Stock--Common Stock."

  As described above, by requisite vote, the Original Purchasers waived their Preemptive Rights and Registration Rights with respect to the Private Placement. The Original Purchasers also approved, and the Company took all necessary action to effect prior to the consummation of the Private Placement, the amendment of the terms of the Series A Preferred Stock and Series A-2 Preferred Stock to provide for and effectuate the conversion of the shares of each such series of Preferred Stock into newly issued shares of Class A Common Stock, which conversion was consummated on September 30, 1996.

  Also in connection with the Private Placement, the Original Purchasers purchased from the Company shares of its newly created 9% Cumulative Convertible PIK Preferred Stock, par value $1.00 per share (the "9% Preferred Stock"), for an aggregate purchase price of $10 million. For a description of certain of the terms of the 9% Preferred Stock, see "Description of Capital Stock--Preferred Stock."

  The events described under this heading "--Recapitalization" are collectively referred to as the "Recapitalization."

                                STOCK OWNERSHIP

  The following table sets forth as of October 31, 1996, the number of shares of Class A Common Stock and the percentage of the outstanding shares of such class that are beneficially owned by (i) each person that is the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock, (ii) each of the directors and the Named Executive Officers of the Company and
(iii) all of the current directors and executive officers of the Company as a group.

                                                                 CLASS A
                                                            COMMON STOCK (2)
                                                          ---------------------
                                                           NUMBER OF   PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                   SHARES OWNED OF CLASS
---------------------------------------                   ------------ --------
BT Capital Partners, Inc. (3)............................   129,123     16.28%
 130 Liberty Street
 New York, New York 10017-2070
Chase Venture Capital Associates, L.P. (3)...............   174,308     21.97%
 380 Madison Ave., 12th Floor
 New York, New York 10017-2070
CIBC Wood Gundy Ventures, Inc. (3).......................   174,308     21.97%
 425 Lexington Avenue
 New York, New York 10017-3903
Hancock Venture Partners IV (3)..........................   172,084     21.69%
 One Financial Center, 44th Floor
 New York, New York 10017-3903
Enterprises & Transcommunications, L.P. (3)..............    42,917      5.41%
 600 Congress Suite 3000
 One American Center
 Austin, Texas 78701
Thomas C. Brandenburg (4)(5)(6)..........................    22,216      2.80%
Richard J. Brekka (4)(6).................................   174,308     21.97%
J. Thomas Elliott (4)....................................    11,000      1.39%
Ronald W. Gavillet (4)(7)................................     2,888         *
William P. Glasgow (4)(6)................................    42,917      5.41%
Donald J. Hofmann, Jr. (8)(9)............................   174,308     21.97%
William A. Johnston (4)(6)...............................   172,084     21.69%
Paul S. Lattanzio (4)(6).................................   129,123     16.28%
Eugene A. Sekulow........................................       --        --
All directors and executive officers of the Company as a
 group (9 persons).......................................   728,844     91.87%

--------
*  Less than one percent.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares.
(2) Excludes shares underlying the Initial Warrants issued in connection with the Offering.

(3) BT Capital Partners, Inc., Chase Venture Capital Associates, L.P., CIBC Wood Gundy Ventures, Inc., Hancock Venture Partners IV and Enterprises & Transcommunications, L.P. are affiliates of Bankers Trust New York Corporation, Chase Manhattan Corporation, Canadian Imperial Bank of Commerce, Hancock Venture Partners, Inc. and Prime Cable Income Partners LP, respectively.

(4) The address of the beneficial owners is the address of the Company listed elsewhere in this Prospectus.

(5) Includes 10,000 shares subject to a voting trust for David Montville. Mr. Brandenburg, as the voting trust agent, disclaims beneficial ownership with respect to the shares held in trust.

(6) Each director disclaims beneficial ownership of any shares of Common Stock or Preferred Stock which it does not directly own.

(7) These shares are subject to exercisable options held by Mr. Gavillet.

(8) The address of Mr. Hofmann is the address of Chase Venture Capital Associates, L.P. listed above.

(9) These shares are owned of record by Chase Venture Capital Associates, L.P.

                           DESCRIPTION OF SECURITIES

  For purposes of this description of the Securities, the term "Company" refers to United USN, Inc. and does not include its subsidiaries except for purposes of financial data determined on a consolidated basis.

                               CONVERTIBLE NOTES

GENERAL

  The Convertible Notes were issued pursuant to the Convertible Note Indenture. The terms of the Convertible Notes include those stated in the Convertible Note Indenture and those made a part of the Convertible Note Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture (the "Trust Indenture Act"). The following summaries of certain provisions of the Convertible Note Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Convertible Note Indenture. The Convertible Notes are subject to all such terms, and holders of the Convertible Notes are referred to the Convertible Note Indenture and the Trust Indenture Act for a complete statement of such terms. Copies of the Convertible Note Indenture are available from the Company upon request. The statements and definitions of terms under this caption relating to the Convertible Notes and the Convertible
Note Indenture are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Convertible Note Indenture and are qualified in their entirety by express reference to the Convertible Note Indenture. Certain terms used herein are defined below under "--Certain Definitions."

  The Convertible Notes are general unsecured obligations of the Company limited in aggregate principal amount at Stated Maturity to $46 million, are subordinated in right of payment to the Senior Notes and rank pari passu in right of payment with all other existing and future indebtedness of the Company to the extent of the assets securing that indebtedness (including up to $30 million of indebtedness under a future Credit Facility). The Company's Subsidiaries will have no direct obligation to pay amounts due on the Convertible Notes and did not guarantee the Convertible Notes on their Issue Date; however, if a Restricted Subsidiary guarantees any indebtedness of the Company, such Restricted Subsidiary will be obligated to guarantee the Convertible Notes on a senior subordinated basis. See "--Certain Covenants-- Limitation on Issuances of Guarantees by Restricted Subsidiaries." As a result, the Convertible Notes effectively will be subordinated to all existing and future third-party indebtedness and other liabilities of the Company's Subsidiaries (including trade payables). As of September 30, 1996, the total outstanding indebtedness and other liabilities (including trade payables and other non-debt obligations) of the Company that would rank pari passu in right of payment with the Convertible Notes was approximately $5.8 million. As of September 30, 1996, the total outstanding indebtedness and other liabilities (including trade payables and other non-debt obligations) of the Company's Subsidiaries on a combined consolidated basis (after the elimination of loans and advances by the Company) was approximately $5.3 million. Of that amount, approximately $0.6 million in indebtedness was secured by Liens on the assets of the borrowing Subsidiaries.

  The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon cash flow from those entities to meet its obligations. Any rights (other than claims based upon valid pari passu loans and advances made by the Company) of the Company and its creditors, including the holders of Convertible Notes, to participate in the distribution of the assets of any of the Company's Subsidiaries upon any liquidation or reorganization of any such Subsidiary will be subject to the prior claims of that Subsidiary's creditors (including trade creditors). Accordingly, the Company anticipates that the primary source of cash to pay the Company's obligations under the Convertible Notes will be derived from the operations of the Restricted Subsidiaries. The Indentures permit under limited circumstances the creation of, or the designation of existing Restricted Subsidiaries as, Unrestricted Subsidiaries. Such Unrestricted Subsidiaries will not generally be subject to the covenants applicable to the Company and the Restricted Subsidiaries. See "Risk Factors--Substantial Leverage" and "--Holding Company Structure; Source of Repayment of Convertible Notes; Effective Subordination of Notes to Indebtedness of Subsidiaries."

  The Convertible Note Indenture does not contain any restrictions on the payment of dividends or the making of distributions, investments or certain other restricted payments or any financial covenants and contains no covenants or other provisions against a dramatic decline in credit quality of the Convertible Notes, except as described below in "--Right to Require Repurchase of Convertible Notes Upon a Termination of Trading."

PRINCIPAL, MATURITY AND INTEREST

  The Convertible Notes are limited in aggregate principal amount at Stated Maturity to $46 million and will mature on September 30, 2004. The Convertible Notes were issued at a discount to their aggregate principal amount to generate gross proceeds to the Company of approximately $28 million. In addition to the Convertible Notes issued as of September 30, 1996, an additional $3.1 million aggregate principal amount at Stated Maturity of Convertible Notes may be issued pursuant to the Convertible Note Indenture. The Convertible Notes will accrete interest at the rate of 9% per annum, compounded semiannually, to an aggregate principal amount of $36.0 million by September 30, 1999. Although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a holder as such discount accretes from the Issue Date of the Convertible Notes, no interest will be payable on the Convertible Notes prior to September 30, 1999. See "Certain Federal Income Tax Considerations-- Taxation of the Convertible Notes--Original Issue Discount." From and after September 30, 1999, interest on the Convertible Notes will accrue at the rate of 9% per annum and will be payable in cash semiannually on March 30 and September 30, of each year commencing March 30, 2000, to the holders of record of Convertible Notes at the close of business on March 15 and September 15 immediately preceding such interest payment date. Interest on the Convertible Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from September 30, 1999. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.


  Principal of, premium, if any, and interest and Special Interest, if any, on the Convertible Notes is payable at the office or agency of the Company maintained for such purpose, which office shall be maintained in the Borough of Manhattan, The City of New York. At the option of the Company, interest and Special Interest may be paid by check mailed to the registered holders at their registered addresses. The Convertible Notes were issued without coupons and in fully registered form only, in denominations of $1,000 and integral multiples thereof.

CONVERSION RIGHTS OF CONVERTIBLE NOTES

  The Convertible Notes are convertible into the Convertible Note Shares, at the option of the holders of Convertible Notes, at any time after the 60th day following the date of original issuance of the Convertible Notes and prior to redemption or final maturity of the Convertible Notes, initially at a conversion price of $134.08 per share, subject to adjustment (the "Conversion Price") as described below and as described in "--Additional Invested Equity." The right to convert Convertible Notes which have been called for redemption will terminate at the close of business on the business day preceding the redemption date. In the event that the Company consummates a sale or sales of any class of Capital Stock for an amount, individually or in the aggregate, in excess of $5,000,000 (each, a "Reset Event") and at the time of such sale or sales, the equity valuation of the Company based upon such sale or sales (as evidenced by a Board Resolution delivered to the Convertible Note Trustee) is less than $122,500,000, then on the date of the consummation of any such Reset Event (the "Reset Date"), the Conversion Price shall be adjusted (the "Conversion Reset") to equal 115% of the price (the "Conversion Reset Price") at which such sale or sales were consummated; provided, that if such sale or sales are consummated more than nine months after a Qualified Public Offering at a total equity valuation of the Company of at least $122,500,000, then no Conversion Reset will be required. In the event that the Conversion Price before such calculation shall be equal to or less than the Conversion Reset Price, then no additional adjustment to the Conversion Price shall be made.

  Subject to certain exceptions, the Conversion Price will be subject to adjustment on the occurrence of certain events including: (i) the payment by the Company of dividends (or the making of other distributions) with respect to any class of Capital Stock payable in Common Stock or other shares of the Company's Capital Stock, (ii) subdivisions, combinations and reclassifications of Common Stock, (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for Common Stock, or of securities convertible into or exchangeable for shares of Common Stock, in either case for consideration per share of Common Stock which is less than the Current Market Price per share of Common Stock (determined as provided in the Convertible Note Indenture), (iv) the issuance or sale of shares of Common Stock, or securities convertible into or exchangeable for shares of Common Stock, for consideration per share of Common Stock which is less than the Current Market Price per share of Common Stock (determined as provided in the Convertible Note Indenture), other than the Warrants, (v) the distribution to all holders of Common Stock of any of the Company's assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in clause (iii) above and excluding cash dividends or other cash distributions from current or retained earnings) and (vi) certain other events which could have the effect of depriving holders of the Convertible Notes of all or any of the conversion rights in respect of any Convertible Note.

  No adjustment in the Conversion Price will be required unless such adjustment would require an increase or decrease of at least 1.0% in the Conversion Price; provided, that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.

  In addition to the foregoing adjustments, the Company will be permitted to reduce the Conversion Price as it considers to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event. In the case of any consolidation or merger of the Company with any other Person (other than one in which no change is made in the Common Stock), or any sale or transfer of all or substantially all of the assets of the Company, the holder of any Convertible Note then outstanding will have the right thereafter to convert such Convertible Note only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Convertible Note might have been converted immediately prior to such consolidation, merger, sale or transfer; and adjustments will be provided for events subsequent thereto that are as nearly equivalent as practical to the Conversion Price adjustments described above.

  Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the then Closing Price (determined as provided in the Convertible Note Indenture) at the close of business on the day of conversion. If any Convertible Notes are surrendered for conversion during the period from the close of business on any regular record date through and including the next succeeding interest payment date (except any such Convertible Notes called for redemption), such Convertible Notes when surrendered for conversion must be accompanied by payment in next day funds of an amount equal to the interest thereon which the registered Holder on such record date is to receive. Except as described in the preceding sentence, no interest will be payable by the Company on converted Convertible Notes with respect to any interest payment date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion.

SUBORDINATION OF CONVERTIBLE NOTES

  The payment of the principal of and premium, if any, and interest (including Special Interest, if any) on the Convertible Notes will, to the extent set forth in the Convertible Note Indenture, be subordinated in right of payment to the prior payment in full of the Senior Notes and all other obligations of the Company and the Guarantors, if any, under the Senior Notes, the Senior Note Guarantees, if any, and the Senior Note Indenture (the "Senior Indebtedness"). If there is a payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company or a Guarantor, as applicable, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon or provision for such payment in money or money's worth must be made before the holders of the Convertible

Notes will be entitled to receive any payment in respect of the principal of or premium, if any, or interest (including Special Interest, if any) on the Convertible Notes. In the event of the acceleration of the Maturity of the Convertible Notes, the holders of all Senior Indebtedness will first be entitled to receive payment in full in cash of all amounts due thereon or provision for such payment in money or money's worth before the holders of the Convertible Notes will be entitled to receive any payment for the principal of or premium, if any, or interest (including Special Interest, if any) on the Convertible Notes. No payments on account of principal of or premium, if any, or interest (including Special Interest, if any) on the Convertible Notes or on account of the purchase or acquisition of Convertible Notes may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness, any acceleration of the maturity of any Senior Indebtedness or if any judicial proceeding is pending with respect to any such default.

ADDITIONAL INVESTED EQUITY

  If the Company does not achieve consolidated total revenues (calculated in accordance with GAAP) of at least $8.5 million for the period from June 1, 1997 through June 30, 1997 and if, by September 30, 1997, the Company has not either (i) consummated a Qualified Public Offering or (ii) been sold pursuant to a Qualified Sale of the Company, the Company shall by such date be required to either (A) obtain $10.0 million of Additional Invested Equity or (B) (i) grant to the holders of the Convertible Notes the right to purchase for $10.0 million additional convertible securities of the Company convertible into 16 2/3% of the Common Stock on a fully diluted basis (subject to certain exceptions) after giving effect to the issuance of such additional convertible securities, (ii) grant to the holders of the Convertible Notes the right to purchase warrants (the "Additional Warrants") exercisable for Common Stock representing up to 5% of the Common Stock of the Company at a purchase price of $.01 per share (subject to certain adjustments, if required) on a fully diluted basis (subject to certain exceptions) after giving effect to the issuance of such warrants, and (iii) adjust the Conversion Price for the Convertible Notes shall be adjusted by dividing the Conversion Price in effect immediately prior to the issuance of such convertible securities and warrants by 1.15.

OPTIONAL REDEMPTION

  The Convertible Notes are not redeemable prior to September 30, 2000. During the period from September 30, 2000 to September 30, 2002 the Company may redeem all but not less than all of the Convertible Notes, upon not less than 30 nor more than 60 days' notice, if the Closing Price (as defined in the Convertible Note Indenture) of the Common Stock is at least 150% of the Conversion Price for thirty consecutive days, at a redemption price equal to 100% of the principal amount at Stated Maturity thereof plus accrued and unpaid interest, if any, and Special Interest, if any; provided, that if the Common Stock is not traded on a U.S. national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States and not quoted on a consolidated transaction reporting tape, the Convertible Notes will not be redeemable during such period. On or after September 30, 2002, the Convertible Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more 60 days' notice, at 100% of the principal amount thereof at Stated Maturity, plus accrued and unpaid interest, if any, and Special Interest, if any.

MANDATORY REDEMPTION

  Except as set forth under "--Repurchase at the Option of Holders upon a Change of Control," "--Asset Sales," and "--Right to Require Repurchase of Convertible Notes Upon a Termination of Trading," the Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Convertible Notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each holder of Convertible Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 principal amount or an integral multiple thereof) of such holder's Convertible Notes pursuant to an irrevocable and unconditional offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the Accreted Value of such Convertible Notes (or portions thereof) on any Change of Control Payment Date (as defined herein) occurring prior to March 30, 2000, plus accrued and unpaid interest, if any, and Special Interest, if any, thereon to such Change of Control Payment Date, or 101% of the principal amount at Stated Maturity of such Convertible Notes (or portions thereof), on any Change of Control Payment Date occurring on or after March 30, 2000 plus accrued and unpaid interest, if any, and Special Interest, if any, to such Change of Control Payment Date.

  Within 30 days following any Change of Control, the Company or the Trustee (at the expense of the Company) shall mail a notice to each holder stating, among other things: (1) that a Change of Control Offer is being made pursuant to the covenant in the Convertible Note Indenture entitled "Repurchase at the Option of Holders upon a Change of Control" and that all Convertible Notes properly tendered will be accepted for payment; (2) the Change of Control Purchase Price and the purchase date (the "Change of Control Payment Date"), which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed; (3) that any Convertible Notes or portions thereof not properly tendered will continue to accrete in value or accrue interest, as the case may be, and accrue Special Interest, if applicable; (4) that, unless the Company defaults in the payment of the Change of Control Purchase Price, all Convertible Notes or portions thereof accepted for payment pursuant to the Change of Control Offer shall cease to accrete in value or accrue interest, as the case may be, and accrue Special Interest, if applicable, from and after the Change of Control Payment Date; (5) that holders electing to have any Convertible Notes or portions thereof purchased pursuant to a Change of Control Offer will be required to surrender the Convertible Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Convertible Notes completed, to a paying agent (the "Paying Agent") at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Convertible Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Convertible Notes or portions thereof purchased; (7) that holders whose Convertible Notes are being purchased only in part will be issued new Convertible Notes equal in principal amount to the unpurchased portion of the Convertible Note or Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount at Stated Maturity or an integral multiple thereof; and (8) the instructions and any other information necessary to enable holders to accept a Change of Control Offer or effect withdrawal of such acceptance.

  The Company will comply with the requirements of Section 14(e) under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations, to the extent such laws and regulations are applicable, in connection with the repurchase of Convertible Notes pursuant to a Change of Control Offer.

  On the Change of Control Payment Date, the Company will (1) accept for payment Convertible Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent in immediately available funds an amount equal to the Change of Control Purchase Price in respect of all Convertible Notes or portions thereof so tendered, including accrued and unpaid interest, if any, and Special Interest, if any, thereon and
(3) deliver, or cause to be delivered, to the Trustee the Convertible Notes so accepted together with an Officers' Certificate listing the Convertible Notes or portions thereof tendered to the Company and accepted for payment. The Paying Agent shall promptly mail to each holder of Convertible Notes so accepted payment in an amount equal to the Change of Control Purchase Price, including interest and Special Interest, if applicable, for such Convertible Notes and the Trustee shall promptly authenticate and mail to each holder a new Convertible Note equal in principal amount at Stated Maturity to any unpurchased portion of the Convertible Notes surrendered, if any; provided, that each such new Convertible Note shall be in a principal amount at Stated Maturity of $1,000 or any integral multiple thereof. The Company will announce publicly the results of a Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The existence of the holders' right to require, subject to certain conditions, the Company to repurchase Convertible Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control. If a Change of Control Offer is made, there can be no assurance that the Company will have sufficient funds to pay the Change of Control Purchase Price for all Convertible Notes tendered by holders seeking to accept the Change of Control Offer. In addition, instruments governing other Indebtedness of the Company may prohibit the Company from purchasing any Convertible Notes prior to their Stated Maturity, including pursuant to a Change of Control Offer. In the event that a Change of Control Offer occurs at a time when the Company does not have sufficient available funds to pay the Change of Control Purchase Price for all Convertible Notes tendered pursuant to such offer or at a time when the Company is prohibited from purchasing the Convertible Notes (and the Company is unable either to obtain the consent of the holders of the relevant Indebtedness or to repay such Indebtedness), an Event of Default (as defined herein) would occur under the Convertible Note Indenture. In addition, one of the events that constitutes a Change of Control under the Convertible Note Indenture is a sale, conveyance, transfer or lease of all or substantially all of the assets of the Company or of the Company and its Restricted Subsidiaries taken as a whole. The Convertible Note Indenture will be governed by New York law, and there is no established quantitative definition under New York law of "substantially all" of the assets of a corporation. Accordingly, if the Company and/or its Restricted Subsidiaries were to engage in a transaction in which it or they disposed of less than all of the assets of the Company or less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole, a question of interpretation could arise as to whether such disposition was of "substantially all" of its or their assets, as the case may be, and whether the Company was required to make a Change of Control Offer.

  Except as described herein with respect to a Change of Control and except for the covenant described below in "--Right to Require Repurchase of Convertible Notes Upon a Termination of Trading," the Convertible Note Indenture does not contain any other provisions that permit holders of Convertible Notes to require that the Company repurchase or redeem Convertible Notes in the event of a takeover, recapitalization or similar restructuring. The foregoing provisions may not necessarily afford the holders of the Convertible Notes protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving the Company, that may adversely affect the holders because (i) such transactions may not involve a shift in voting power or beneficial ownership or, even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to require the Company to make a Change of Control Offer or (ii) such transactions may include an actual shift in voting power or beneficial ownership to a Strategic Investor or to a Permitted Holder which is excluded under the definition of Change of Control from the amount of shares involved in determining whether or not the transaction involves a shift of the magnitude required to trigger the provisions.

ASSET SALES

  The Company will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale (as defined herein) unless (i) no Event of Default under the Convertible Note Indenture shall have occurred and be continuing or shall occur as a consequence thereof; (ii) the Company or such Restricted Subsidiary, as the case may be, receives net consideration at the time of such Asset Sale at least equal to the Fair Market Value (as evidenced by a Board Resolution of the Company delivered to the Trustee) of the Property or assets sold or otherwise disposed of; (iii) at least 75% of the consideration received by the Company or such Restricted Subsidiary for such Property or assets consists of Cash Proceeds; and (iv) the Company or such Restricted Subsidiary, as the case may be, uses the Net Cash Proceeds from such Asset Sale in the manner set forth below.

  Within 270 days after any Asset Sale, the Company or such Restricted Subsidiary, as the case may be, may at its option reinvest an amount equal to the Net Cash Proceeds (or any portion thereof) from such Asset Sale in Telecommunications Assets and/or (ii) apply an amount equal to such Net Cash Proceeds (or remaining Net Cash Proceeds) to the permanent reduction of Indebtedness of the Company (other than Indebtedness to a Restricted Subsidiary) that is pari passu in right of payment with the Convertible Notes or to the permanent reduction of Indebtedness of any Restricted Subsidiary that is pari passu in right of payment with such Restricted Subsidiary's

Guarantee, if applicable (other than Indebtedness to the Company or another Restricted Subsidiary). Any Net Cash Proceeds from any Asset Sale that are not used to reinvest in Telecommunications Assets and/or reduce pari passu Indebtedness of the Company or Indebtedness of its Restricted Subsidiaries shall constitute Excess Proceeds.

  If at any time the aggregate amount of Excess Proceeds calculated as of such date exceeds $5 million, the Company shall, on a date (the "Asset Sale Payment Date") which shall be no earlier than 30 days nor later than 40 days subsequent to the date on which the Company sends notice to Holders of the Asset Sale Offer, which shall be within 30 days of the date on which such Excess Proceeds exceed $5 million, use such Excess Proceeds to make offers (A) to purchase (each an "Asset Sale Offer") (i) first, on a pro rata basis from all holders of Senior Notes in an aggregate principal amount equal to the maximum principal amount that may be purchased out of the then-existing Excess Proceeds, at a purchase price (the "Asset Sale Purchase Price") in cash equal to 100% of the Accreted Value of such Senior Notes on any Asset Sale Payment Date occurring prior to March 30, 2000, plus accrued and unpaid interest, if any, and Special Interest, if any, to the Asset Sale Payment Date, or 100% of the principal amount at Stated Maturity of such Senior Notes on any Asset Sale Payment Date occurring on or after March 30, 2000, plus accrued and unpaid interest, if any, and Special Interest, if any, to such Asset Sale Payment Date, and (ii) thereafter, if any Excess Proceeds remain upon completion of such purchases of the Senior Notes, on a pro rata basis from all holders of Convertible Notes, in an aggregate principal amount equal to the maximum principal amount that may be purchased out of Excess Proceeds, at an Asset Sale Purchase Price in cash equal to 100% of the Accreted Value of such Convertible Notes on any Asset Sale Payment Date occurring prior to September 30, 1999, plus accrued and unpaid interest, if any, and Special Interest, if any, to the Asset Sale Payment Date, or 100% of the principal amount at Stated Maturity of such Convertible Notes on any Asset Sale Payment Date occurring on or after September 30, 1999, plus accrued and unpaid interest, if any, and Special Interest, if any, to such Asset Sale Payment Date, in accordance with the procedures set forth in the applicable Indenture and (B) to the substantially concurrent repayment or redemption of Pari Passu Indebtedness (if any) if required by the instruments relating to such Pari Passu Indebtedness (which repayment or redemption, in the case of a revolving credit arrangement or multiple advance arrangement, reduces the commitment thereunder). The Excess Proceeds to be so applied may be applied such that the portion to be applied to the repayment or redemption of Pari Passu Indebtedness shall not exceed an amount equal to the product obtained by multiplying such Excess Proceeds by a fraction, the numerator of which is the outstanding principal amount of Pari Passu Indebtedness that, pursuant to the instruments relating thereto, is required to be repaid or redeemed with proceeds from such Asset Sale or Asset Sales and the denominator of which is the sum of the (i) aggregate principal amount of the Senior Notes then outstanding plus (ii) the aggregate principal amount of outstanding Pari Passu Indebtedness that, pursuant to the instruments relating thereto, is required to be repaid or redeemed with proceeds from such Asset Sale or Asset Sales. Upon completion of any Asset Sale Offer (including payment of the Asset Sale Purchase Price), any surplus Excess Proceeds that were the subject of such offer shall cease to be Excess Proceeds, and the Company may then use such amounts for general corporate purposes.

  The Company will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations, to the extent such laws and regulations are applicable, in connection with the repurchase of Notes pursuant to an Asset Sale Offer.

RIGHT TO REQUIRE REPURCHASE OF CONVERTIBLE NOTES UPON A TERMINATION OF TRADING

  In the event of any Termination of Trading occurring after the Issue Date and on or prior to Maturity, each holder of Convertible Notes will have the right, at the holder's option, to require the Company to repurchase all or any part of such holder's Convertible Notes on the date (the "Repurchase Date") that is 30 days after the date the Company gives notice of the Termination of Trading as described below at a price (the "Repurchase Price") equal to 100% of the Accreted Value of such Convertible Notes on any Repurchase Date occurring prior to September 30, 1999, together with accrued and unpaid interest, if any, and Special Interest, if any, thereon to the Repurchase Date, or 100% of the principal amount at Stated Maturity of such Convertible Notes on any Repurchase Date occurring on or after September 30, 1999, together with accrued and unpaid interest, if any, and Special Interest, if any, thereon to the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with the Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Convertible Notes which are to be repaid on or promptly following the Repurchase Date.

  Failure by the Company to provide timely notice of a Termination of Trading, as provided for below, or to repurchase the Convertible Notes when required under the preceding paragraph will result in an Event of Default under the Convertible Note Indenture whether or not such repurchase is permitted by the subordination provisions of the Convertible Note Indenture.

  On or before the 15th day after the occurrence of a Termination of Trading, the Company is obligated to mail to all holders of Convertible Notes a notice of the occurrence of such Termination of Trading, the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for Convertible Notes and the procedures which the holder must follow to exercise this right. To exercise the repurchase right, the holder of a Convertible Note must deliver, on or before the close of business on the Repurchase Date, irrevocable written notice to the Company (or an agent designated by the Company for such purpose) and to the Convertible Note Trustee of the holder's exercise of such right, together with the certificates evidencing the Convertible Notes with respect to which the right is being exercised, duly endorsed for transfer. Such written notice is irrevocable.

  A "Termination of Trading," shall occur if the Common Stock (or other common stock into which the Convertible Notes are then convertible) had been listed for trading on a U.S. national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States and are thereafter neither so listed nor so approved.

  The right to require the Company to repurchase Convertible Notes as a result of the occurrence of a Termination of Trading could create an Event of Default under the Senior Note Indenture, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Convertible Notes. Failure by the Company to repurchase the Convertible Notes when required will result in an Event of Default under the Convertible Note Indenture whether or not such repurchase is permitted by the subordination provisions. The Company's ability to pay cash to the holders of Convertible Notes upon a repurchase may be limited by certain financial covenants contained in the other then existing Indebtedness of the Company.

  The Company will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations, to the extent such laws and regulations are applicable, in connection with the repurchase of Convertible Notes pursuant to an offer to repurchase upon a Termination of Trading.

  The foregoing provisions would not necessarily afford holders of the Convertible Notes protection in the event of highly leveraged or other transactions involving the Company or the Restricted Subsidiaries that may adversely affect such holders. In addition, the foregoing provisions may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such Common Stock and, accordingly, may limit a stockholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.

CERTAIN COVENANTS

  Set forth below are certain covenants contained in the Convertible Note Indenture. Certain terms capitalized below but not defined shall have the meanings ascribed to them under the caption "Certain Definitions."

 Limitation on Issuances of Guarantees by Restricted Subsidiaries

  The Convertible Note Indenture and the Senior Note Indenture provide that the Company may not permit any Restricted Subsidiary, directly or indirectly, to guarantee any Indebtedness of the Company ("Guaranteed Indebtedness") unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Senior Note Indenture providing for a Guarantee of payment of the Senior Notes by such Restricted Subsidiary (a "Senior Note Guarantee") and a supplemental indenture to the Convertible Note

Indenture providing for a Guarantee of payment of the Convertible Notes by such Restricted Subsidiary (a "Convertible Note Guarantee") and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee, provided, that any Restricted Subsidiary may guarantee any Credit Facility so long as such Restricted Subsidiary enters into a Guarantee ranking pari passu with its guarantee under such Credit Facility. The Convertible Note Indenture further provides that if the Guaranteed Indebtedness is pari passu with the Convertible Notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu with or subordinated to the Guarantee; and if the Guaranteed Indebtedness is subordinated to the Convertible Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Convertible Notes. In addition, each Convertible Note Guarantee of a Restricted Subsidiary will be subordinated to the Senior Note Guarantee of such Restricted Subsidiary.

  Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the release or discharge of the guarantee which resulted in the creation of such Restricted Subsidiary's Guarantee, except a discharge or release by, or as a result of, payment under such guarantee.

 Restricted and Unrestricted Subsidiaries

  The Indentures provide that the Company may designate a Subsidiary (including a newly formed or newly acquired Subsidiary) of the Company or any of its Restricted Subsidiaries as an Unrestricted Subsidiary; provided, that so long as the Senior Notes remain outstanding and the Senior Note Indenture has not been satisfied or discharged, (i) immediately after giving effect to the transaction, the Company could incur $1.00 of additional Indebtedness pursuant to the provision of the Senior Note Indenture which places a limitation on indebtedness and (ii) such designation is at the time permitted under the provision in the Senior Note Indenture governing restricted payments. Notwithstanding any provisions of this covenant, all Subsidiaries of an Unrestricted Subsidiary will be Unrestricted Subsidiaries. As of the date hereof, all of the Company's Subsidiaries are Restricted Subsidiaries and, accordingly, are subject to all of the covenants relating to Restricted Subsidiaries set forth in the Senior Note Indenture.

 Issuance of Contingent Warrants

  The Convertible Note Indenture provides that, in the event that the Company has not, on or prior to September 30, 1999, (i) consummated a Qualified Public Offering or (ii) been sold pursuant to a Qualified Sale of the Company, the Company will be obligated to issue to the holders of the Convertible Notes Convertible Note Contingent Warrants exercisable for Class A Common Stock representing up to 2.5% of the Common Stock of the Company on a fully diluted basis (subject to the exceptions set forth in clauses (i), (ii) and (iii) of the immediately preceding sentence) after giving effect to the issuance of such Convertible Note Contingent Warrants. All Contingent Warrants will be issued pursuant to the Warrant Agreement with the same rights thereunder as the Initial Warrants, and holders will have the benefit of the Registration Rights Agreement.

 Reports

  The Convertible Note Indenture provides that, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were subject thereto, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required to file them. The Company shall also (whether or not it is required to file reports with the Commission), within 30 days of each Required Filing Date, (i) transmit by mail to all holders of Notes, as their names and addresses appear in the applicable Security

Register, without cost to such holders or Persons, and (ii) file with the Trustees, copies of the annual reports, quarterly reports and other documents (without exhibits) which the Company has filed or would have filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, any successor provisions thereto or this covenant. The Company shall not be required to file any report with the Commission if the Commission does not permit such filing.

CONSOLIDATION, MERGER, CONVEYANCE, LEASE OR TRANSFER

  The Convertible Note Indenture provides that the Company will not, in any transaction or series of transactions, consolidate with, or merge with or into, any other Person or permit any other Person to merge with or into the Company (other than a merger of a Restricted Subsidiary into the Company in which the Company is the continuing corporation), or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of the Property and assets of the Company and the Restricted Subsidiaries taken as a whole to any other Person, unless:

    (i) either (a) the Company shall be the continuing corporation or (b) the corporation (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person which acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the Property and assets of the Company and the Restricted Subsidiaries taken as a whole (such corporation or Person, the "Surviving Entity"), shall be a corporation organized and validly existing under the laws of the United States of America, any political subdivision thereof, any state thereof or the District of Columbia, and shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of (and premium, if any) and interest and Special Interest, if any, on all the related Notes and the performance of the Company's covenants and obligations under the applicable Indenture;

    (ii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default under the Convertible Note Indenture, as applicable, shall have occurred and be continuing or would result therefrom;

    (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company (or the Surviving Entity, if the Company is not continuing) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction.

  In connection with any consolidation, merger, transfer of assets or other transactions contemplated by this provision, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance or transfer and the supplemental indenture in respect thereto comply with the provisions of the Convertible Note Indenture and that all conditions precedent in the Convertible Note Indenture relating to such transactions have been complied with.

  Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, the foregoing paragraphs, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Convertible Note Indenture and the related Convertible Notes with the same effect as if such Surviving Entity had been named as the Company in the Convertible Note Indenture; and when a Surviving Person duly assumes all of the obligations and covenants of the Company pursuant to the Convertible Note Indenture and the Convertible Notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

EVENTS OF DEFAULT

  Each of the following is an "Event of Default" under the Convertible Note
Indenture:
    (a) default in the payment of interest (or Special Interest, if any) on any Convertible Note issued pursuant to the Convertible Note Indenture when the same becomes due and payable, and the continuance of such default for a period of 30 days;

    (b) default in the payment of the principal of (or premium, if any, on) any Convertible Note issued pursuant to the Convertible Note Indenture at its maturity, upon optional redemption, required repurchase (including pursuant to a Change of Control Offer, an Asset Sale Offer, or a repurchase offer upon a Termination of Trading of the Common Stock) or otherwise or the failure to make an offer to purchase any such Convertible Note as required;

    (c) failure by the Company to perform or comply with the provisions described under "--Repurchase at the Option of the Holders upon a Change of Control," "--Asset Sales," "--Issuances of Contingent Warrants," "-- Consolidation, Merger, Conveyance, Lease or Transfer," "--Right to Require Repurchase of Convertible Notes upon a Termination of Trading" or "-- Additional Invested Equity;"

    (d) default in the performance, or breach, of any covenant or warranty of the Company in the Convertible Note Indenture (other than a covenant or warranty addressed in (a), (b) or (c) above) and continuance of such Default or breach for a period of 45 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% of the aggregate principal amount at Stated Maturity of the outstanding Convertible Notes;

    (e) Indebtedness of the Company or any Restricted Subsidiary is not paid when due within the applicable grace period, if any, or is accelerated by the holders thereof and, in either case, the principal amount of such unpaid or accelerated Indebtedness exceeds $5 million;

    (f) the entry by a court of competent jurisdiction of one or more final nonappealable judgments against the Company or any Restricted Subsidiary in an uninsured or unindemnified aggregate amount in excess of $5 million which is not discharged, waived, appealed, stayed, bonded or satisfied for a period of 60 consecutive days;

    (g) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Significant Restricted Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state, or foreign bankruptcy, insolvency, or other similar law or
  (ii) a decree or order adjudging the Company or any Significant Restricted Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Restricted Subsidiary under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency, or similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Significant Restricted Subsidiary or of any substantial part of the Property or assets of the Company or any Significant Restricted Subsidiary, or ordering the winding up or liquidation of the affairs of the Company or any Significant Restricted Subsidiary, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

    (h) (i) the commencement by the Company or any Significant Restricted Subsidiary of a voluntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent; or (ii) the consent by the Company or any Significant Restricted Subsidiary to the entry of a decree or order for relief in respect of the Company or any Significant Restricted Subsidiary in an involuntary case or proceeding under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state, or foreign bankruptcy, insolvency or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or any Significant Restricted Subsidiary; or (iii) the filing by the Company or any Significant Restricted Subsidiary of a petition or answer or consent seeking reorganization or relief under U.S. bankruptcy laws, as now or hereafter constituted, or any other applicable Federal, state or foreign bankruptcy, insolvency or other similar law; or
  (iv) the consent by the Company or any Significant Restricted Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any Significant Restricted Subsidiary or of any substantial part of the Property or assets of the Company or any Significant Restricted Subsidiary, or the making by the Company or any Significant Restricted Subsidiary of an assignment for the benefit of creditors; or (v) the admission by the Company or any Significant Restricted Subsidiary in writing of its inability to pay its debts generally as they become due; or (vi) the taking of corporate action by the Company or any Significant Restricted Subsidiary in furtherance of any such action; or

    (i) the occurrence and continuation of an Event of Default under the Senior Note Indenture for a period of 30 consecutive days after written notice of the occurrence of such Event of Default has been given to the Company by the Trustee or a holder or holders of Convertible Notes, which notice states that such an event constitutes a Default under the Convertible Note Indenture.

  If any Event of Default (other than an Event of Default specified in clause
(g) or (h) above) occurs and is continuing, then and in every such case the Trustee or the holders of not less than 25% of the outstanding aggregate principal amount at Stated Maturity of the Convertible Notes may declare the Default Amount, premium, if any, and any accrued and unpaid interest (and Special Interest, if any) on all such Convertible Notes then outstanding to be immediately due and payable by a notice in writing to the Company (and to the Trustee if given by holders of such Convertible Notes), and upon any such declaration all amounts payable in respect of the Convertible Notes will become and be immediately due and payable. If any Event of Default specified in clause (g) or (h) above occurs, the Default Amount, premium, if any, and any accrued and unpaid interest (and Special Interest, if any) on the Convertible Notes then outstanding shall become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of such Convertible Notes. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied, or cured or waived by the holders of the relevant Indebtedness within 60 days after such event of default; provided, that no judgment or decree for the payment of the money due on the Convertible Notes has been obtained by the Trustee as provided in the Convertible Note Indenture. In the event of a declaration of acceleration because an Event of Default set forth in clause (i) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled (A) if the Senior Notes have been repaid, (B) if the Event of Default under the Senior Note Indenture triggering such Event of Default pursuant to clause (i) above shall be remedied or cured, or waived by the holders of the Senior Notes, or (C) if the Senior Notes have been accelerated, then the acceleration of the Senior Notes shall have been rescinded within 60 days of the occurrence of such Event of Default under the Senior Note Indenture, and, in the case of clauses (A), (B) or (C) above, the Senior Note Trustee so certifies to the Convertible Note Trustee, provided that any such event described in clause
(A), (B) or (C) above must occur prior to the commencement of enforcement proceedings with respect to the Convertible Note Indenture. Until September 30, 1999, the "Default Amount" shall equal the Accreted Value of the Convertible Notes. Thereafter, the Default Amount shall equal 100% of principal amount at Stated Maturity of the Convertible Notes. Under certain circumstances, the holders of a majority in principal amount at Stated Maturity of the outstanding Convertible Notes, by notice to the Company and the Trustee, may rescind an acceleration and its consequences. Subject to all provisions of the Convertible Note Indenture and applicable law, the holders of a majority in aggregate principal amount at Stated Maturity of the Convertible Notes at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

  The holders of a majority in aggregate principal amount at Stated Maturity of the Convertible Notes then outstanding by notice to the Trustee may on behalf of the holders of all such Convertible Notes waive any existing Default or Event of Default and its consequences under the Convertible Note Indenture except a continuing Default or Event of Default in the payment of interest (and Special Interest, if any) on, premium, if any, on or the principal of, such Convertible Notes. Subject to the provisions of the Convertible Note Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Convertible Note Indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee reasonable security or indemnity. Subject to the provisions of the Convertible Note Indenture and applicable law, the holders of a majority in aggregate principal amount at Stated Maturity of the

Convertible Notes at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Convertible Note Indenture, and the Company is required within five Business Days after becoming aware of any Default or Event of Default, to deliver to the Trustee a statement describing such Default or Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

AMENDMENT, SUPPLEMENT AND WAIVER

  The Company and the Trustee may, at any time and from time to time, without notice to or consent of any holder of Convertible Notes, enter into one or more indentures supplemental to the Convertible Note Indenture, (i) to evidence the succession of another Person to the Company and the assumption by such successor of the covenants and obligations of the Company in the Convertible Note Indenture and the Convertible Notes; (ii) to add to the covenants of the Company, for the benefit of the holders, or to surrender any right or power conferred upon the Company by the Convertible Note Indenture;
(iii) to add any additional Events of Default; (iv) to provide for uncertificated Convertible Notes in addition to or in place of certificated Convertible Notes; (v) to evidence and provide for the acceptance of appointment under the Convertible Note Indenture of a successor Trustee; (vi) to cure any ambiguity in the Convertible Note Indenture, to correct or supplement any provision in the Convertible Note Indenture which may be inconsistent with any other provision therein or to add any other provisions with respect to matters or questions arising under the Indenture; provided, that such actions shall not adversely affect the interests of the holders in any material respect; (vii) to secure the Convertible Notes; (viii) to provide for Guarantees as required under the Convertible Note Indenture; (ix) to make provision with respect to the conversion rights of the holders of Convertible Notes in the event of a consolidation, merger or sale of assets involving the Company; or (x) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Convertible Note Indenture under the Trust Indenture Act.

  With the consent of the holders of not less than a majority in aggregate principal amount at Stated Maturity of the outstanding Convertible Notes, the Company and the Convertible Note Trustee may enter into one or more indentures supplemental to the Convertible Note Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Convertible Note Indenture or modifying in any manner the rights of the holders; provided, that no such supplemental indenture shall, without the consent of the holder of each outstanding Convertible Note: (i) change the Stated Maturity of the principal of, or any installment of interest (including Special Interest, if any) on, any Convertible Note, or reduce the Accreted Value or principal amount thereof at Stated Maturity (or premium, if any), or the interest thereon that would be due and payable upon Stated Maturity thereof, or reduce the Default Amount that would be due and payable upon Stated Maturity thereof, or change the place of payment where, or the coin or currency in which, any Convertible Note, or any premium or interest (including Special Interest, if any) thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof; (ii) reduce the percentage in principal amount of the outstanding Convertible Notes, the consent of whose holders is necessary for any such supplemental indenture or required for any waiver of compliance with certain provisions of the Convertible Note Indenture or any Convertible Note Guarantees or certain Defaults thereunder; (iii) make any changes in the subordination provisions of the Convertible Notes or any Convertible Note Guarantees that would adversely affect the holders of the Convertible Notes;
(iv) modify the obligations of the Company to make offers to purchase Convertible Notes upon a Change of Control or from the proceeds of Asset Sales or, in the case of a Termination of Trading of the Common Stock, the obligation of the Company to repurchase the Convertible Notes; or (v) modify any provision of this paragraph (except to increase any percentage set forth herein).

  The holders of not less than a majority in aggregate principal amount at Stated Maturity of the outstanding Convertible Notes may, on behalf of the holders of all such Convertible Notes, waive any past Default under the Convertible Note Indenture and its consequences, except Default in the payment of the principal of (or premium, if any) or interest on any Convertible Note, or in respect of a covenant or provision hereof which under the proviso to the prior paragraph cannot be modified or amended without the consent of the holder of each outstanding Convertible Note affected.

  The holders of not less than 75% in aggregate principal amount at Stated Maturity of the outstanding Convertible Notes may, on behalf of the holders of all such Convertible Notes, waive any right to require the Company to issue to the holders of the Convertible Notes either Convertible Note Contingent Warrants or Additional Warrants.

SATISFACTION AND DISCHARGE OF THE CONVERTIBLE NOTE INDENTURE, DEFEASANCE

  The Company may terminate its obligations under the Convertible Notes and the Convertible Note Indenture when (i) either (A) all outstanding Convertible Notes have been delivered to the Convertible Note Trustee for cancellation or
(B) all such Convertible Notes not theretofore delivered to the Convertible Note Trustee for cancellation have become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Convertible Note Trustee for the giving of notice of redemption by the Convertible Note Trustee in the name and at the expense of the Company, and the Company has irrevocably deposited or caused to be deposited with the Convertible Note Trustee funds or U.S. Government Obligations in an amount sufficient to pay and discharge the entire indebtedness on the Convertible Notes not theretofore delivered to the Convertible Note Trustee for cancellation, for principal of (premium, if any, on) and interest (including Special Interest, if any) to the date of deposit or maturity or date of redemption; (ii) the Company has paid or caused to be paid all sums then due and payable by the Company under the Convertible Note Indenture; and (iii) the Company has delivered an Officers' Certificate and an Opinion of Counsel relating to compliance with the conditions set forth in the Convertible Note Indenture; provided, that notwithstanding the provisions above, the holders of Convertible Notes will retain their conversion rights until the applicable redemption date.

  The Company, at its election, shall (a) be deemed to have paid and discharged its debt on the Convertible Notes, and the Convertible Note Indenture shall cease to be of further effect as to all outstanding Convertible Notes (except as to (i) rights of registration of transfer, substitution and exchange of the Convertible Notes and the Company's right of optional redemption, (ii) rights of holders to receive payments of principal of, premium, if any, and interest (including Special Interest, if applicable) on the Convertible Notes (but not the Change of Control Purchase Price or the Asset Sale Purchase Price) and any rights of the holders with respect to such amounts, (iii) the rights, obligations and immunities of the Trustee under the Convertible Note Indenture, (iv) conversion rights under the Convertible Note Indenture, and (v) certain other specified provisions in the Convertible Note Indenture) or (b) cease to be under any obligation to comply with certain restrictive covenants including those described under "--Certain Covenants," after the irrevocable deposit by the Company with the Trustee, in trust for the benefit of the holders, at any time prior to the Stated Maturity of the Convertible Notes of (A) money in an amount, (B) U.S. Government Obligations which through the payment of interest and principal will provide, not later than one day before the due date of payment in respect of such Convertible Notes, money in an amount, or (C) a combination thereof sufficient to pay and discharge the principal of, and interest (including Special Interest, if applicable) on, such Convertible Notes then outstanding on the dates on which any such payments are due in accordance with the terms of the Convertible Note Indenture and of such Convertible Notes. Such defeasance or covenant defeasance shall be deemed to occur only if certain conditions are satisfied, including, among other things, delivery by the Company to the Trustee of an opinion of outside counsel acceptable to the Trustee to the effect that (i) such deposit, defeasance and discharge will not be deemed, or result in, a taxable event for federal income tax purposes with respect to the holders; and
(ii) the Company's deposit will not result in the trust or the Trustee being subject to regulation under the Investment Company Act of 1940.

THE TRUSTEE

  Harris Trust and Savings Bank is the Trustee under the Convertible Note Indenture and its current address is 111 West Monroe, Chicago, Illinois 60603.

  The holders of not less than a majority in aggregate principal amount at Stated Maturity of the outstanding Convertible Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. Except during the continuance of an Event of Default under the Convertible
Note Indenture, the Trustee will perform only such duties as are specifically set forth in the Convertible Note Indenture. The Convertible Note Indenture provides that in case an Event of Default shall occur (which shall not be cured or waived), the Trustee will be required, in the exercise of its rights and powers under the Convertible Note Indenture, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Convertible Note Indenture at the request of any of the holders of the Convertible Notes, as the case may be, unless such holders shall have offered to the Trustee indemnity satisfactory to it against any loss, liability or expense.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Convertible Notes or the Convertible Note Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of its status as a director, officer, employee, incorporator or stockholder of the Company. Pursuant to the terms of the Convertible Note Indenture, by accepting a Convertible Note each holder waives and releases all such liability (but only such liability). The Convertible Note Indenture provides that the waiver and release are part of the consideration for issuance of the Convertible Notes. Nonetheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the Commission that such a waiver is against public policy as expressed in the Securities Act and is therefore unenforceable.

GOVERNING LAW

  The Convertible Note Indenture and the Convertible Notes are governed by the laws of the State of New York, without regard to principles of conflicts of law.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange Convertible Notes in accordance with the Convertible Note Indenture. The Company, the Registrars and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Convertible Note Indenture.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Convertible Note Indenture. Reference is made to the Convertible Note Indenture for the full definition of all such terms, as well as any capitalized terms used herein for which no definition is provided.

  "Accreted Value" means, for any Specified Date, the amount provided below for each $1,000 principal amount at Stated Maturity of the Convertible Notes:

    (a) If the Specified Date occurs on one of the following dates (each a "Convertible Note Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Convertible Note Semi-Annual Accrual
  Date:

             SEMI-
            ANNUAL
            ACCRUAL    ACCRETED
             DATE        VALUE
            -------    ---------
           March 30,
           1997.....   $  802.45
           September
           30, 1997.      838.56
           March 30,
           1998.....      876.30
           September
           30, 1998.      915.73
           March 30,
           1999.....      956.94
           September
           30, 1999.    1,000.00

    (b) if the Specified Date occurs before the first Convertible Note Semi-Annual Accrual Date, the Accreted Value will equal the sum of (i) $767.90 and (ii) an amount equal to the product of (y) the Accreted Value of the first Convertible Note Semi-Annual Accrual Date less the original issue price multiplied by (z) a fraction, the numerator of which is the number of days from the Issue Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the Issue Date to the first Convertible Note Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

    (c) if the Specified Date occurs between two Convertible Note Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (i) the Accreted Value for the Convertible Note Semi-Annual Accrual Date immediately preceding such Specified Date and (ii) an amount equal to the product of
  (y) the Accreted Value for the immediately following Convertible Note Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Convertible Note Semi-Annual Accrual Date multiplied by (z) a fraction, the numerator of which is the number of days from the immediately preceding Convertible Note Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

    (d) if the Specified Date occurs after the last Convertible Note Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

  "Acquired Indebtedness" means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, but excluding Indebtedness which is extinguished, retired or repaid in connection with such other Person merging with or into or becoming a Subsidiary of such specified Person.

  "Additional Invested Equity" means the net cash proceeds from the sale to Persons, other than holders of the Convertible Notes, of Capital Stock not maturing and not redeemable prior to September 30, 2004; provided, that the terms of any such Capital Stock do not provide for any redemption or repurchase, whether pursuant to a sinking fund or otherwise, or permit any cash dividend prior to the Stated Maturity of the Convertible Notes.

  "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person; provided that each Unrestricted Subsidiary shall be deemed to be an Affiliate of the Company and of each other Subsidiary of the Company; provided that any lender under a Credit Facility shall not be deemed to be an Affiliate solely as the result of the Credit Facility; and provided, further, that neither the Company nor any of its Wholly-Owned Restricted Subsidiaries shall be deemed to be Affiliates of each other. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "under common control with" and "controlled by"), and as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the Voting Stock of a Person (on a fully diluted basis) shall be deemed to be control.

  "Asset Sale" means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by such Person or any of its Restricted Subsidiaries to any Person other than to such Person or a Restricted Subsidiary of such Person, in one transaction or a series of related transactions (each hereinafter referred to as a "Disposition"), of (a) Capital Stock of or other equity interests in any Restricted Subsidiary (other than director's qualifying shares) except as provided in clause (iv) of this definition, (b) all or substantially all of the assets of any division or line of business of such Person or of any of the Restricted Subsidiaries or (c) Property or assets of such Person or any of its Restricted Subsidiaries, the Fair Market Value of which exceeds $500,000, other than (i) a Disposition of Property in the ordinary course of business and consistent with industry practice, (ii) a Disposition of Eligible Cash Equivalents, (iii) a Disposition of an Investment that constitutes a Restricted Payment under the Senior

Note Indenture permitted under the first paragraph of the covenant described in "--Restricted Payments," (iv) a Disposition of no more than ten percent of the Common Stock of USN Solutions, Inc. on a fully diluted basis pursuant to the exercise of the USN Solutions Option, (v) a Disposition by the Company in connection with a transaction permitted under "--Consolidation, Merger, Conveyance, Lease or Transfer" and (vi) contribution of assets to any Unrestricted Subsidiary constituting an Investment permitted by the Indenture.

  "Attributable Indebtedness" means, with respect to any Sale and Leaseback Transaction of any Person, as at the time of determination, the greater of (i) the capitalized amount in respect of such transaction that would appear on the balance sheet of such Person in accordance with GAAP and (ii) the present value (discounted at a rate consistent with accounting guidelines, as determined in good faith by such Person) of the payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty).

  "Average Life" means, as of any date, with respect to any debt security or Disqualified Stock, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from such date to the dates of each scheduled principal payment or redemption payment (including any sinking fund or mandatory redemption payment requirements) of such debt security or Disqualified Stock multiplied in each case by (y) the amount of such principal or redemption payment, by (ii) the sum of all such principal or redemption payments.

  "Board of Directors" means, with respect to any Person, the Board of Directors (or similar governing body) of such Person or any committee of the Board of Directors (or similar governing body) duly authorized to act on behalf of such Board (or similar governing body).

  "Board Resolution" means a duly adopted resolution of the Board of Directors in full force and effect at the time of determination and certified as such.

  "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangement conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Capital Stock" in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Indebtedness convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

  "Cash Proceeds" means, with respect to any Asset Sale or issuance or sale of Capital Stock by any Person, the aggregate consideration received in respect of such sale or issuance by such Person in the form of cash or Eligible Cash Equivalents; provided that with regard to an Asset Sale, any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or Guarantees, if any) which are assumed by the transferee of any such assets and from which the Company and such Restricted Subsidiary are completely released shall be deemed Cash Proceeds.

  "Change of Control" shall be deemed to occur if (i) the sale, conveyance, transfer, or lease (other than to the Company or any Wholly-Owned Restricted Subsidiary of the Company), whether direct or indirect, of all or substantially all of the assets of the Company or of the Company and its Restricted Subsidiaries taken as a whole to any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange Act) shall have occurred; (ii) any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(i) under the Exchange Act), other than any Permitted Holder or Permitted Holders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of all classes of the Voting Stock of the Company (including any warrants or options or rights to acquire such Voting Stock), calculated on a fully diluted basis, and such voting power percentage is greater than or equal to the total voting power percentage then beneficially owned by the Permitted Holders in the aggregate; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election or appointment by such board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

  "Common Stock" of any Person means all Capital Stock of such Person that is generally entitled to vote in the election of directors of such Person and any rights (other than Indebtedness convertible into such Capital Stock), warrants or options to acquire such Capital Stock of such Person.

  "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication (A) the sum of (i) the aggregate amount of cash and non-cash interest expense (including capitalized interest) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP in respect of Indebtedness (including, without limitation, (v) any amortization of debt discount, (w) net costs associated with Interest Hedging Obligations (including any amortization of discounts), (x) the interest portion of any deferred payment obligation calculated in accordance with the effective interest method, (y) all accrued interest and (z) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptances or similar facilities) paid or accrued, or scheduled to be paid or accrued, during such period; (ii) dividends or distributions with respect to Preferred Stock or Disqualified Stock of such Person (and of its Restricted Subsidiaries if paid to a Person other than such Person or its Restricted Subsidiaries) declared and payable in cash; (iii) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP; (iv) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction allocable to interest expense (determined as if such were treated as a Capital Lease Obligation); and (v) to the extent any Indebtedness of any other Person is guaranteed by such Person or any of its Restricted Subsidiaries, the aggregate amount of interest paid or accrued, or scheduled to be paid or accrued, by such other Person during such period attributable to any such Indebtedness, less (B) to the extent included in (A) above, amortization or write-off of deferred financing costs of such Person and its Restricted Subsidiaries during such period and any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness of such Person and its Restricted Subsidiaries prior to its Stated Maturity; in the case of both (A) and (B) above, after elimination of intercompany accounts among such Person and its Restricted Subsidiaries and as determined in accordance with GAAP. For purposes of clause (ii) above, dividend requirements attributable to any Preferred Stock or Disqualified Stock shall be deemed to be an amount equal to the amount of dividend requirements on such Preferred Stock or Disqualified Stock times a fraction, the numerator of which is the amount of such dividend requirements, and the denominator of which is one minus the applicable combined federal, state, local and foreign income tax rate of the Company and its Restricted Subsidiaries (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense.

  "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or net loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication, (i) all items classified as extraordinary, unusual or nonrecurring, (ii) the net income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting which shall be included only to the extent of the amount of dividends or distributions paid to such Person or its Restricted Subsidiaries, (iii) the net income of any Person acquired by such Person or any of its Restricted Subsidiaries in a pooling-of-interests transaction for any period prior to the date of the related acquisition, (iv) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan, (v) net gains (but not net losses) in respect of Asset Sales by such Person or its

Restricted Subsidiaries, (vi) the net income (but not net loss) of any Restricted Subsidiary of such Person to the extent that the payment of dividends or other distributions to such Person is restricted by the terms of its charter or any agreement, instrument, contract, judgment, order, decree, statute, rule, governmental regulation or otherwise, except for any dividends or distributions actually paid by such Restricted Subsidiary to such Person, and (vii) with regard to a non-Wholly-Owned Restricted Subsidiary, any aggregate net income (or loss) in excess of such Person's or such Restricted Subsidiary's pro rata share of such non-Wholly-Owned Restricted Subsidiary's net income (or loss).

  "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP, less amounts attributable to Disqualified Stock of such Person.

  "Credit Facility" means one or more credit agreements, loan agreements or similar agreements providing for working capital advances, term loans, letter of credit facilities or similar advances, loans or facilities to the Company, which may, pursuant to the terms of the Senior Note Indenture, be guaranteed by the Restricted Subsidiaries, with a bank or syndicate of banks or other financial institutions, as such may be amended, renewed, extended, supplemented, refinanced and replaced or refunded from time to time; provided, that for purposes of the Senior Note Indenture, the aggregate principal amount of Indebtedness under the Credit Facility shall not exceed $45 million at any one time outstanding less the amount of any mandatory or permitted principal payments or payments from the proceeds of Asset Sales made under the Credit Facility that, in each case, permanently reduce the borrowing capacity of the Company thereunder.

  "Default" means any event, act or condition, the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

  "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof or is exchangeable for Indebtedness at any time, in whole or in part, on or prior to the date on which the Convertible Notes mature.

  "EBITDA" means, with respect to any Person for any period, the sum for such Person for such period of Consolidated Net Income plus, to the extent reflected in the income statement of such Person for such period from which Consolidated Net Income is determined, without duplication, (i) Consolidated Interest Expense, (ii) income tax expense of such Person and its consolidated Subsidiaries, (iii) depreciation expense, (iv) amortization expense, (v) any non-cash expense related to the issuance to employees of such Person of options to purchase Capital Stock of such Person and (vi) any charge related to any premium or penalty paid in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity and minus, to the extent reflected in such income statement, any noncash credits that had the effect of increasing Consolidated Net Income of such Person for such period. This definition of EBITDA is used only for the purpose of the description of the Securities and the Senior Note Indenture.

  "Eligible Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) time deposits, certificates of deposit or Eurodollar deposits of any commercial bank organized in the United States having capital and surplus in excess of $500 million with a maturity date not more than one year from the date of acquisition, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing, or subject to tender at the option of the holder thereof within ninety days after the date of acquisition thereof and, at the time of acquisition, having a rating of A or better from Standard & Poor's or A-2 or better from Moody's, (v) commercial paper issued by the parent corporation of any commercial bank organized in the United States having capital and surplus in excess of $500 million and commercial paper issued by others having one of the two highest ratings obtainable from either of Standard & Poor's or Moody's and in each case maturing within 270 days after the date of acquisition, (vi) overnight bank deposits and bankers' acceptances at any commercial bank organized in the United States having capital and surplus in excess of $500 million, (vii) deposits available for withdrawal on demand with a commercial bank organized in the United States having capital and surplus in excess of $500 million and (viii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) through (vi).

  "Exchange Rate Obligation" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, designed to provide protection against fluctuations in currency exchange rates.

  "Existing Indebtedness" means Indebtedness outstanding on the date of the Senior Note Indenture and disclosed in a schedule attached to the Senior Note Indenture.

  "Fair Market Value" means, with respect to any asset or Property, the sale value that could be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of the Company or a Restricted Subsidiary, as applicable.

  "GAAP" means United States generally accepted accounting principles, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, that are applicable to the circumstances as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of the Indentures shall utilize GAAP as in effect on the Issue Date.

  "guarantee" means any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner (and "guaranteed," "guaranteeing" and "guarantor" shall have meanings correlative to the foregoing).

  "Guarantee" means a guarantee of the payment of the Senior Notes and/or the Convertible Notes, as applicable, executed and delivered by a Restricted Subsidiary as required by the covenant described under "--Limitation on Issuances of Guarantees by Restricted Subsidiaries" and "Guarantees" means, collectively, the Senior Note Guarantees and the Convertible Note Guarantees, if any.

  "Guarantor" means a Restricted Subsidiary that executes and delivers a Guarantee.

  "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurrable" and "incurring" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness. Indebtedness otherwise incurred by a Person before it becomes a Restricted Subsidiary of the Company shall be deemed to have been incurred at the time at which it becomes a Restricted Subsidiary.

  "Indebtedness" means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for money borrowed, (ii) any obligation of such Person evidenced by bonds, debentures, notes, guarantees or other similar instruments, including, without limitation, any such obligations incurred in connection with acquisition of Property, assets or businesses, excluding trade accounts payable made in the ordinary course of business which are not more than 90 days overdue or which are being contested in good faith and by appropriate proceedings, (iii) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) any obligation of such Person issued or assumed as the deferred purchase price of Property, assets or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business, which in either case are not more than 90 days overdue or which are being contested in good faith and by appropriate proceedings, and for which adequate reserves are being maintained on the books of the Company in accordance with GAAP), (v) any Capital Lease Obligation of such Person, (vi) the maximum fixed redemption or repurchase price of Disqualified Stock of such Person and, to the extent held by other Persons, the maximum fixed redemption or repurchase price of Disqualified Stock of such Person's Restricted Subsidiaries, at the time of determination, (vii) the notional amount of any Interest Hedging Obligations or Exchange Rate Obligations of such Person at the time of determination, (viii) any Attributable Indebtedness with respect to any Sale and Leaseback Transaction to which such Person is a party and (ix) any obligation of the type referred to in clauses (i) through (viii) of this definition of another Person and all dividends and distributions of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise. For purposes of the preceding sentence, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Senior Note Indenture; provided that if such Disqualified Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any guarantees at such date; provided, that for purposes of calculating the amount of Notes outstanding at any date, the amount of such Notes shall be the Accreted Value thereof as of such date, unless cash interest has commenced to accrue pursuant to the applicable Indenture, in which case the amount of such Notes outstanding will be the aggregate principal amount thereof at Stated Maturity; and provided, further, that for purposes of calculating the amount of any non-interest bearing or other discount security (other than the Notes), such Indebtedness shall be deemed to be the principal amount thereof that would be shown on the balance sheet of the issuer dated such date prepared in accordance with GAAP but that such security shall be deemed to have been incurred only on the date of the original issuance thereof.

  "Indebtedness to Operating Cash Flow Ratio" means, as at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis as of the date of determination to (ii) the aggregate amount of EBITDA of the Company and its Restricted Subsidiaries for the four preceding fiscal quarters for which financial information is available immediately prior to the date of determination; provided that any Indebtedness incurred or retired by the Company or any of its Restricted Subsidiaries during the fiscal quarter in which the date of determination occurs shall be calculated as if such Indebtedness was so incurred or retired on the first day of the fiscal quarter in which the date of determination occurs; and provided, further, that (x) if the transaction giving rise to the need to calculate the Indebtedness to Operating Cash Flow Ratio would have the effect of increasing or decreasing Indebtedness or EBITDA in the future, Indebtedness or EBITDA shall be calculated on a pro forma basis as if such transaction had occurred on the first day of such four fiscal quarter period preceding the date of determination, and (y) if during such four fiscal quarter period, the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale and any related retirement of Indebtedness as if such Asset Sale and related retirement of Indebtedness had occurred on the first day of such four fiscal quarter period or (z) if during such four fiscal quarter period the Company or any of its Restricted Subsidiaries shall have acquired any material assets outside the ordinary course of business, EBITDA shall be calculated on a pro forma basis as if such asset acquisition and related financing had occurred on the first day of such four fiscal quarter period.

  "Interest Hedging Obligation" means, with respect to any Person, an obligation of such Person pursuant to any interest rate swap agreement, interest rate cap, collar or floor agreement or other similar agreement or arrangement designed to protect against or manage such Person's or any of its Restricted Subsidiaries' exposure to fluctuations in interest rates.

  "Investment" in any Person means any direct, indirect or contingent (i) advance or loan to, guarantee of any Indebtedness of, extension of credit or capital contribution to such Person, (ii) acquisition of any shares of Capital Stock, bonds, notes, debentures or other securities of such Person, or (iii) acquisition, by purchase or otherwise, of all or substantially all of the business, assets or stock or other evidence of beneficial ownership of such Person; provided that Investments shall exclude accounts receivable and other extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. The amount of an Investment shall be the original cost of such Investment, plus the cost of all additions thereto and minus the amount of any portion of such Investment repaid to such Person in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any Property or assets other than cash, such Property or assets shall be valued at its Fair Market Value at the time of such transfer. The Company shall be deemed to make an "Investment" in the amount of the Fair Market Value of the assets of a Subsidiary at the time that such Subsidiary is designated as an Unrestricted Subsidiary.

  "Issue Date" means the date on which the Convertible Notes were first authenticated and delivered under the Convertible Note Indenture.

  "Joint Venture" means a Telecommunications Company of which less than 50 percent of the Voting Stock is held by the Company; provided that the management and operations of such Person are controlled by a Strategic Investor or by the Company pursuant to (i) the charter documents of such Person, or (ii) an agreement among the holders of the Voting Stock of such Person, or (iii) a management agreement between the Company and such Person.

  "Lien" means, with respect to any Property or other asset, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, easement, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any nature whatsoever on or with respect to such Property or other asset (including, without limitation, any conditional sale or title retention agreement having substantially the same economic effect as any of the foregoing).

  "Maturity" means, when used with respect to a Note, the date on which the principal of such Note becomes due and payable as provided therein or in the applicable Indenture, whether at Stated Maturity, on the Change of Control Payment Date or purchase date established pursuant to the terms of the applicable Indenture with regard to a Change of Control Offer, an Asset Sale Offer or an offer to repurchase upon a Termination of Trading of the Common Stock of the Company, as applicable, or by declaration of acceleration, call for redemption or otherwise.

  "Net Cash Proceeds" means, with respect to the sale of any Property or assets by any Person or any of its Restricted Subsidiaries, Cash Proceeds received net of (i) all reasonable out-of-pocket expenses of such Person or such Restricted Subsidiary incurred in connection with such sale, including, without limitation, all legal, title and recording tax expenses, commissions and other fees and expenses incurred (but excluding any finder's fee or broker's fee payable to any Affiliate of such Person) and all federal, state, foreign and local taxes arising in connection with such sale that are paid or required to be accrued as liability under GAAP by such Person or its Restricted Subsidiaries, (ii) all payments made or required to be made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such Properties or other assets in accordance with the terms of any Lien upon or with respect to such Properties or other assets or which must, by the terms of such Lien, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid in connection with such sale and (iii) all contractually required distributions and other payments made to minority interest holders (but excluding distributions and payments to Affiliates of such Person) in Restricted Subsidiaries of such Person as a result of such transaction; provided that, in the event that any consideration for a transaction (which would otherwise constitute Net Cash Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person or its Restricted Subsidiaries from escrow; provided, further, that any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall be deemed to be Net Cash Proceeds at such time, and shall thereafter be applied in accordance with the Indentures.

  "Officers' Certificate" means a certificate signed by the Chairman of the Board, a Vice Chairman of the Board, the President, the Chief Executive Officer, the Chief Operating Officer or a Vice President, and by the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company or a Restricted Subsidiary and delivered to the Trustee, which shall comply with the applicable Indenture.

  "Pari Passu Indebtedness" means any Indebtedness (secured or unsecured) of the Company or any Guarantor that ranks pari passu in right of payment with the Senior Notes or the Senior Note Guarantees, as applicable.

  "Permitted Holders" means Thomas C. Brandenburg, J. Thomas Elliott and Ronald W. Gavillet and Chase, CIBC, Hancock, BT, the Northwood Entities, Enterprise and Merrill Lynch Global Allocation Fund, Inc., and any of their respective Subsidiaries (or a wholly-owned Subsidiary of the sole stockholder of any of the foregoing Persons).

  "Permitted Investments" means (i) Eligible Cash Equivalents; (ii) Investments in Property used in the ordinary course of business; (iii) Investments in the Company or in any Restricted Subsidiary or any Person as a result of which such Person becomes a Restricted Subsidiary in compliance with the Senior Note Indenture; (iv) Investments pursuant to certain agreements or obligations of the Company or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments, and disclosed in a schedule attached to the Senior Note Indenture; (v) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (vi) Interest Hedging Obligations with respect to any floating rate Indebtedness that is permitted by the terms of the Senior Note Indenture to be outstanding; (vii) bonds, notes, debentures or other debt securities received as a result of Asset Sales permitted under the covenant described under "--Asset Sales;" (viii) Investments in existence on the Issue Date; and (ix) Investments in securities of trade creditors, wholesalers or customers received pursuant to any plan of reorganization or similar arrangements.

  "Permitted Liens" means (i) Liens created by the Senior Note Indenture or that otherwise secure the payment of the Senior Notes or the Senior Note Guarantees, if any, and Liens created by the Convertible Note Indenture or which otherwise secure the payment of the Convertible Notes or the Convertible Note Guarantees, if any; (ii) Liens on Property or assets of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company or becomes a Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not secure any Property or assets of the Company or any of its Restricted Subsidiaries other than the Property or assets subject to the Liens prior to such merger or consolidation; (iii) Liens on Property or assets existing at the time of acquisition thereof by the Company or any Restricted Subsidiary, provided that such Liens were not given in contemplation of such acquisition; (iv) Liens to secure the payment of all or a part of the purchase price or construction cost of Property or assets acquired or constructed in the ordinary course of business after the Issue Date, provided that the Indebtedness secured by such Liens shall not exceed the lesser of 100% of the cost or the Fair Market Value of the Property or assets acquired or constructed and such Liens shall not extend to any other Property or assets; (v) Liens incurred or deposits made to secure the performance of tenders, bids, leases not constituting Capitalized Lease Obligations, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business consistent with industry practice; (vi) Liens existing as of the Issue Date and disclosed in a schedule attached to the Senior Note Indenture; (vii) any Lien on Property of the Company in favor of the United States of America or any state thereof, or any instrumentality of either, to secure certain payments pursuant to any contract or statute; (viii) any Lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP); (ix) easements, rights-of-way, licenses and other similar restrictions on the use of Properties or minor imperfections of title that, in the aggregate, are not material in amount and do not in any case materially detract from the Properties subject thereto or interfere with the ordinary conduct of the business of the Company or its Restricted Subsidiaries; (x) any Lien to secure obligations under workers' compensation laws or similar legislation, including any Lien with respect to judgments which are not currently dischargeable; (xi) any statutory warehousemen's, materialmen's or other similar Liens for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP); (xii) Liens in favor of the Company; (xiii) Liens on Property or assets of the Company securing not more than $30 million aggregate principal amount at any one time outstanding of Indebtedness incurred under clause (a) of the second paragraph of the covenant described under "-- Limitation on Indebtedness"; (xiv) Liens securing any Vendor Financing, provided that such Liens do not extend to any Property or assets other than the Property or assets the acquisition of which was financed by such Indebtedness; (xv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other Property relating to such letters of credit and the products and proceeds thereof; and (xvi) Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (ii), (iii) and (xiv), provided that such Liens do not extend to any other Property or assets and the principal amount of the Indebtedness secured by such Liens is not increased.

  "Person" means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity.

  "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

  "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, excluding Capital Stock in any other Person.

  "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Disqualified Stock) of the Company pursuant to an effective registration statement filed under the Securities Act.

  "Qualified Public Offering" means a Public Equity Offering resulting in net proceeds to the Company of at least $35 million.

  "Qualified Sale of the Company" means a sale of the Capital Stock or a merger or consolidation involving the Company, pursuant to which the holders of Capital Stock of the Company receive cash proceeds and/or publicly traded securities having a fair market value in each case of at least $122,500,000 in the aggregate, or a sale of assets of the Company pursuant to which the Company receives net cash proceeds and/or publicly traded securities having a fair market value of at least $122,500,000 in the aggregate.

  "Qualified Stock" of any Person means a class of Capital Stock other than Disqualified Stock.

  "Refinancing Indebtedness" means any Indebtedness incurred in connection with the Refinancing of other Indebtedness.

  "Restricted Payment" means (i) a dividend or other distribution declared or paid on the Capital Stock of the Company or to the Company's stockholders (in their capacity as such), or declared or paid to any Person other than to the Company or any Restricted Subsidiary of the Company on the Capital Stock of any Restricted Subsidiary of the Company, in each case, other than dividends, distributions or payments made solely in Qualified Stock of the Company or such Restricted Subsidiary (and other than pro rata dividends, distributions or payments declared or paid on the Common Stock of USN Solutions, Inc. to any Person not otherwise an Affiliate of the Company holding such Common Stock as a result of the exercise of the USN Solutions Option;

provided, that the Company shall receive pro rata dividends, distributions or payments at the same time and in the same form and composition of consideration as the dividends, distributions or payments paid to such minority stockholders), (ii) a payment made by the Company or any of its Restricted Subsidiaries (other than to the Company or any Restricted Subsidiary of the Company) to purchase, redeem, acquire or retire any Capital Stock of the Company or of a Restricted Subsidiary of the Company, (iii) a payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Stock of the Company) to redeem, repurchase, defease (including an in-substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Indebtedness of the Company or such Restricted Subsidiary which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes, or any Guarantees, as applicable, or (iv) an Investment in any Person, including an Unrestricted Subsidiary or the designation of a Subsidiary as an Unrestricted Subsidiary, other than a Permitted Investment.

  "Restricted Subsidiary" means (i) with respect to any Person other than the Company and its Subsidiaries, a Subsidiary of such Person and (ii) with respect to the Company and its Subsidiaries, any Subsidiary of the Company that has not been classified as an "Unrestricted Subsidiary."

  "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

  "Significant Restricted Subsidiary" means a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred), and, when used with respect to any installment of interest on such security, the fixed date on which such installment of interest is due and payable.

  "Strategic Investor" means, with respect to any relevant transaction, a Telecommunications Company which, both as of the Business Day immediately before the day of the closing of such transaction and the Business Day immediately after the day of closing of such transaction, has, or whose parent has, an equity market capitalization, a net asset value or annual revenues of at least $2 billion on a consolidated basis. For purposes of this definition, the term "parent" means any Person of which the relevant Strategic Investor is a Subsidiary.

  "Subsidiary" means, with respect to any Person, (i) any corporation more than 50% of the outstanding shares of Voting Stock of which is owned, directly or indirectly, by such Person, or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person,
(ii) any general partnership, joint venture or similar entity, more than 50% of the outstanding partnership or similar interests of which are owned, directly or indirectly, by such Person, or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries of such Person and (iii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner.

  "Telecommunications Assets" means, with respect to any Person, assets (including, without limitation, rights of way, trademarks and licenses to use copyrighted material) that are utilized by such Person, directly or indirectly, for the design, development, construction, installation, integration, operation, management or provision of telecommunications systems and/or services, including without limitation, any businesses or services in which the Company is currently engaged and including any computer systems used in a Telecommunications Business. Telecommunications Assets shall also include stock, joint venture or partnership interests in another

Person, provided that substantially all of the assets of such other Person consist of Telecommunications Assets, and provided, further, that if such stock, joint venture or partnership interests are held by the Company or a Restricted Subsidiary, such other Person either is, or immediately following the relevant transaction shall become, a Restricted Subsidiary of the Company pursuant to the applicable Indenture unless such Person is a Joint Venture. The determination of what constitutes Telecommunication Assets shall be made by the Board of Directors and evidenced by a Board Resolution delivered to the applicable Trustee.

  "Telecommunications Business" means the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in (i) above or (iii) evaluating, participating or pursuing any other activity or opportunity that is related to those specified in (i) or (ii) above and includes, without limitation, any business in which the Company and its Restricted Subsidiaries are currently engaged.

  "Telecommunications Company" means any Person substantially all of the assets of which consist of Telecommunications Assets.

  "U.S. Government Obligations" means (x) securities that are (i) direct obligations of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which in either case, are not callable or redeemable at the option of the issuer thereof, and (y) depository receipts issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (x) above and held by such bank for the account of the holder of such depository receipt, or with respect to any specific payment of principal or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest of the U.S. Government Obligation evidenced by such depository receipt.

  "Unrestricted Subsidiary" means any Subsidiary of the Company that the Company has classified as an "Unrestricted Subsidiary" and that has not been reclassified as a Restricted Subsidiary, pursuant to the terms of the Indentures.

  "Vendor Financing" means, with respect to any Person, an obligation owed by such Person to a vendor of Telecommunications Assets solely in respect of the purchase price of such assets, provided that the amount of such Indebtedness does not exceed the Fair Market Value of such assets, and provided, further, that such Indebtedness is incurred within 90 days of the acquisition of such assets.

  "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or at the times that such class of Capital Stock has voting power by reason of the happening of any contingency) to vote in the election of members of the Board of Directors or comparable body of such Person.

  "Wholly-Owned Restricted Subsidiary" means any Restricted Subsidiary, all of the outstanding Capital Stock (other than directors' qualifying shares) of which is owned, directly or indirectly, by the Company; provided, that for purposes of the Senior Note Indenture, other than for purposes of the definition of "Consolidated Net Income," USN Solutions, Inc. shall not cease to be a Wholly-Owned Restricted Subsidiary merely as a result of the exercise of the USN Solutions Option.

                               INITIAL WARRANTS

GENERAL

  The Initial Warrants were issued pursuant to a Warrant Agreement, dated as of September 30, 1996 (the "Warrant Agreement"), between the Company and Harris Trust and Savings Bank, as warrant agent (the "Warrant Agent"). The Initial Warrants are subject to all terms in the Warrant Agreement and holders of Initial Warrants are referred to the Warrant Agreement, a copy of which is available from the Company on request, for a complete statement of such terms. The statements and definitions of terms under this caption relating to the Initial Warrants are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Warrant Agreement and are qualified in their entirety by express reference to the Warrant Agreement.

  Each Initial Warrant is evidenced by a Warrant Certificate and entitles the holder thereof to purchase 1.269311203 shares of Class A Common Stock (each a "Warrant Share") from the Company at a price (the "Exercise Price") of $.01 per share, subject to adjustment as described below. Subject to certain limitations, the Initial Warrants may be exercised at any time beginning 180 days from the date of original issuance thereof and on or prior to the close of business on a date eight years following the Issue Date (the "Expiration Date"). Initial Warrants that are not exercised by the Expiration Date will expire. The Company will give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to registered holders of the then outstanding Initial Warrants.

  The aggregate number of Warrant Shares issuable upon exercise of the Initial Warrants is equal to approximately 12% of the outstanding shares of Common Stock, on a fully diluted basis as of the date of this Prospectus.

CERTAIN TERMS

 Exercise

  In order to exercise all or any of the Initial Warrants represented by a Warrant Certificate, the holder thereof is required to surrender to the Warrant Agent the Warrant Certificate, a duly executed copy of the subscription form set forth in the Warrant Certificate and payment in full of the Exercise Price for each Warrant Share or other security as to which an Initial Warrant is being exercised. Payment for securities upon exercise of an Initial Warrant may be made in cash or by certified check, official bank check or bank cashier's check payable to the order of the Company. Upon the exercise of any Initial Warrant in accordance with the Warrant Agreement, the Warrant Agent shall instruct the Company to transfer promptly to, or upon the written order of, the holder of such Initial Warrant appropriate evidence of ownership of any Warrant Share or other securities or property to which such holder is entitled, registered or otherwise placed in such name or names as such holder may direct in writing, and the Company shall deliver such evidence of ownership to the person or persons entitled to receive the same, including, without limitation, any cash payable to adjust for fractional interests in Warrant Shares issuable upon such exercise. If less than all of the Initial Warrants evidenced by a Warrant Certificate are to be exercised, a new Warrant Certificate will be issued for the remaining number of Initial Warrants. All Warrant Shares or other securities issuable by the Company upon the exercise of the Initial Warrants shall be validly issued, fully paid and nonassessable.

  No fractional Warrant Shares will be issued upon exercise of the Initial Warrants. If any fraction of a Warrant Share would, except for the foregoing provision, be issuable upon the exercise of any Initial Warrants (or specified portion thereof), the Company will pay an amount in cash equal to the Current Market Price (as defined in the Warrant Agreement) per share of Class A Common Stock, as determined on the trading day immediately preceding the date the Initial Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole cent.

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

  Certificates for Initial Warrants will be issued in global form or registered form as definitive warrant certificates and no service charge will be made for registration of transfer or exchange upon surrender of any Warrant Certificate at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of Warrant Certificates.

  Holders of Initial Warrants will be able to exercise their Initial Warrants only if a registration statement relating to the Warrant Shares is then effective under, or the exercise of such Initial Warrants is exempt from the registration requirements of, the Securities Act. See "Registration Rights."

 Adjustments

  Subject to certain exceptions, including the issuance of the Initial Warrants, the Contingent Warrants and Additional Warrants and conversion of the Convertible Notes, the Exercise Price and the number of Warrant Shares issuable upon exercise of the Initial Warrants will be subject to adjustment on the occurrence of certain events including: (i) the payment by the Company of dividends (or the making of other distributions) with respect to Common Stock payable in Common Stock or other shares of the Company's capital stock,
(ii) subdivisions, combinations and reclassifications of Common Stock, (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for Common Stock, or of securities convertible into or exchangeable for shares of Common Stock, in either case for consideration per share of Common Stock which is less than the Current Market Price per share of Common Stock, (iv) the issuance or sale of shares of Common Stock for consideration per share of Common Stock which is less than the Current Market Price per share of Common Stock and (v) the distribution to all holders of Common Stock of any of the Company's assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in clause (iii) above and excluding cash dividends or other cash distributions from current or retained earnings).

  No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least 1.0% in the Exercise Price; provided, that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.

 Mergers, Consolidations and Certain Other Transactions

  Except as otherwise provided herein, in the event the Company consolidates with, merges with or into, or sells all or substantially all of its property and assets to another Person, each Initial Warrant thereafter shall entitle the holder thereof to receive upon exercise thereof the number of shares of capital stock or other securities or property which the holder of a share of Common Stock is entitled to receive upon completion of such consolidation, merger or sale of assets. If the Company merges or consolidates with, or sells all or substantially all of its property and assets to, another Person and, in connection therewith, consideration to the holders of Common Stock in exchange for their shares is payable solely in cash, or in the event of the dissolution, liquidation or winding-up of the Company, then the holders of the Initial Warrants will be entitled to receive distributions on an equal basis with the holders of Common Stock or other securities issuable upon exercise of the Initial Warrants, as if the Initial Warrants had been exercised immediately prior to such event, less the Exercise Price. Upon receipt of such payment, if any, the Initial Warrants will expire and the rights of the holders thereof will cease.

  In case of any such merger, consolidation or sale of assets, the surviving or acquiring Person and, in the event of any dissolution, liquidation or winding-up of the Company, the Company, shall deposit promptly with the Warrant Agent the funds or other consideration, if any, necessary to pay the holders of the Initial Warrants. After such funds and the surrendered Warrant Certificate are received, the Warrant Agent shall make payment by delivering a check in such amount as is appropriate (or, in the case of consideration other than cash, shall transfer such other consideration as is appropriate) to such Person or Persons as it may be directed in writing by the holders surrendering such Initial Warrants.

 No Rights as Stockholders

  The holders of unexercised Initial Warrants are not entitled, as such, to receive dividends or other distributions with respect to the Common Stock, receive notice of any meeting of the stockholders of the Company, consent to any action of the stockholders of the Company, receive notice of any other stockholder meetings, or to any other rights as stockholders of the Company.

RESERVATION OF SHARES

  The Company has authorized and reserved for issuance such number of shares of Common Stock as shall be issuable upon the exercise of all outstanding Initial Warrants. Such shares of Class A Common Stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

AMENDMENT

  From time to time, the Company and the Warrant Agent, without the consent of the holders of the Initial Warrants, may amend or supplement the Warrant Agreement for certain purposes, including, without limitation, curing defects or inconsistencies or making any change that does not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the holders of the Initial Warrants shall require the written consent of the holders of a majority of the then outstanding Initial Warrants. The consent of each holder of the Initial Warrants affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Initial Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

                             CLASS A COMMON STOCK

  See "Description of Capital Stock" for a description of the Class A Common Stock.

                              REGISTRATION RIGHTS

  With respect to the Convertible Notes, the Initial Warrants, the Warrant Shares and the Convertible Note Shares, the Company has entered into a registration rights agreement with the Initial Purchasers, dated as of September 30, 1996 (the "Registration Rights Agreement"), for the benefit of the holders of the Convertible Notes and the Initial Warrants. Pursuant to the Registration Rights Agreement, the Company is required to keep the Registration Statement, of which this Prospectus forms a part, effective for a specified time period. If the Registration Statement ceases to be effective or fails to be usable for its intended purpose without being succeeded immediately by a post-effective amendment to such Registration Statement that cures such failure and that is itself declared effective for a period of more than 30 consecutive business days, then commencing on the day following the date on which such default occurs, the Company agrees to pay to each holder of the Convertible Notes during the first 90-day period immediately following the default Special Interest. The amount of Special Interest payable to each holder shall increase by an additional 0.5% per annum for each subsequent 90-day period during which such default continues, up to a maximum rate of 1.5% per annum. Special Interest shall cease to be payable when the Registration Statement again becomes effective or usable. A holder of Convertible Notes who is not entitled to the benefits of the Registration Statement (i.e., such holder has not elected to include information in the Registration Statement) shall not be entitled to such Special Interest. Reference is made to the Registration Rights Agreement, a copy of which can be obtained from the Company upon request, for further information with respect to the provisions of such agreement. In addition, the Company has entered into the Investors Registration Agreement, pursuant to which the Original Purchasers may, subject to certain limitations, require the Company to register for public resale all or part of the Common Stock held by the Original Purchasers. See "Risk Factors--Shares Eligible for Future Sale" and "Certain Relationships and Related Transactions--Formation of the Company."

                          CERTAIN OTHER INDEBTEDNESS

  On September 30, 1996, the Company issued $48.5 million in aggregate principal amount at maturity of 14% Senior Discount Notes due 2003 (the "Senior Notes"). The Senior Notes are general, unsecured obligations of the Company and rank pari passu in right of payment with all existing and future senior unsecured indebtedness of the Company, and will be senior in right of payment to all existing and future subordinated indebtedness of the Company. The terms of the Senior Notes are as set forth in an indenture, dated as of September 30, 1996 (the "Senior Note Indenture"), by and between the Company and Harris Trust and Savings Bank, as trustee, and are similar in many respects to the terms of the Convertible Notes.

  Under the terms of the Senior Note Indenture, the Company may not, and may not permit its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness), and the Company may not issue any Disqualified Stock; provided, that the Company may incur Indebtedness or issue Disqualified Stock if, after giving effect to such issuance or occurrence on a pro forma basis, the Indebtedness to Operating Cash Flow Ratio of the Company does not exceed 5 to 1.0. The Senior Note Indenture provides certain exceptions to the foregoing limitation, including, among other things, up to $45 million of indebtedness under the Credit Facility (as defined herein), up to $30 million of which may be secured, Vendor Financing (as defined herein) not to exceed a certain amount and Refinancing Indebtedness (as defined herein).

  The Senior Note Indenture limits the Company's ability to repurchase or pay dividends on the Class A Common Stock. Until the Company's obligations under the Senior Note Indenture are defeased, the Company cannot declare or pay any dividend on its Capital Stock (other than dividends, distributions or payments made solely in Qualified Stock of the Company) or purchase, redeem, acquire or retire any of its Capital Stock unless (i) no Default or Event of Default under the Senior Note Indenture shall have occurred and be continuing or shall occur as a consequence thereof; (ii) after giving effect, on a pro forma basis, to such payment and the incurrence of any Indebtedness the net proceeds of which are used to finance such payment, the Company could incur at least $1.00 of additional Indebtedness pursuant to the Senior Note Indenture and
(iii) after giving effect to such payment on a pro forma basis, the aggregate amount expended or declared for all such payments (as well as other Restricted Payments) after the Issue Date does not exceed the sum of (A) 50% of the Consolidated Net Income of the Company (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) for the period (taken as one accounting period) beginning on the last day of the fiscal quarter immediately preceding the Issue Date and ending on the last day of the fiscal quarter immediately preceding the date of such payment, plus (B) 100% of the aggregate Net Cash Proceeds received by the Company subsequent to the Issue Date from the issuance or sale (other than to a Subsidiary) of shares of its Qualified Stock, including Qualified Stock issued upon the conversion of convertible debt (other than the conversion of the Convertible Notes) or the exercise of options, warrants or rights to purchase Qualified Stock, plus (C) 100% of the amount of any Indebtedness of the Company or any of its Restricted Subsidiaries (as expressed on the face of a balance sheet in accordance with GAAP), or the carrying value of any Disqualified Stock, which has been converted into, exchanged for or satisfied by the issuance of shares of Qualified Stock of the Company subsequent to the Issue Date, less the amount of any cash or the value of any other Property distributed by the Company or its Restricted Subsidiaries upon such conversion, exchange or satisfaction, plus (D) 100% of the net reduction in Investments, subsequent to the Issue Date, in any Person, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of Property (but only to the extent such interest, dividends, repayments or other transfers of Property are not included in the calculation of Consolidated Net Income), in each case to the Company or any Restricted Subsidiary from any Person (including, without limitation, from Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed in the case of any Person the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person and in each such case which was treated as a Restricted Payment under the Senior Note Indenture, minus (E) 100% of the amount of certain Investments made by the Company, including, among others, pursuant to clause (iii) of the following paragraph subsequent to the Issue Date of the Senior Notes.

  Notwithstanding the foregoing limitations, the Company may (i) pay a dividend on its Capital Stock at any time within 60 days after the declaration thereof if, on the declaration date, the Company could have paid such dividend in compliance with the Senior Note Indenture; (ii) retire any Capital Stock of the Company in exchange for or out of the proceeds of the substantially concurrent sale of Qualified Stock of the Company; and (iii) purchase, redeem, retire or acquire any Common Stock of the Company held by any member or former member of the Company's (or any of its Subsidiaries') management pursuant to any management agreement or stock option plan in effect on the Issue Date of the Senior Notes or upon the death, disability, retirement or termination of employment of such management, so long as no Default or Event of Default under the Senior Note Indenture shall have occurred and be continuing or shall result as a consequence thereof.

  The Senior Note Indenture provides that the Company will be obligated to issue to holders of the Senior Notes Senior Note Contingent Warrants, exercisable for Class A Common Stock representing up to 3% of the Common Stock on a fully diluted basis as of the date of such issuance (without including
(i) Common Stock issued for fair market value subsequent to the Closing Date (as determined in the Warrant Agreement), (ii) Common Stock issuable pursuant to any options, or shares of Common Stock granted to or purchased by management of the Company, pursuant to agreements or stock plans existing on the date of the Senior Note Indenture and either disclosed in a schedule attached thereto or described herein, or (iii) certain additional shares of Common Stock issuable pursuant to options, or shares of Common Stock issuable pursuant to agreements or stock plans, as disclosed in a schedule attached to the Senior Note Indenture) after giving effect to the issuance of such Senior Note Contingent Warrants, in the event that, on or prior to March 30, 1998, the Company does not effect a Qualified Public Offering or has not been sold pursuant to a Qualified Sale of the Company. The Senior Note Contingent Warrants will be issued pursuant to the Warrant Agreement with the same rights thereunder as the Initial Warrants, and holders will have the benefit of the Registration Rights Agreement.

  In addition, the Senior Note Indenture contains certain other covenants, including (i) a limitation on the creation or assumption of liens with respect to the property or assets of the Company, (ii) a limitation on the ability of the Company to enter into any Sale and Leaseback Transactions (as defined herein), (iii) a limitation on the ability of the Company to make any Restricted Payments (as defined herein), (iv) a limitation on the issuance of any capital stock of any Restricted Subsidiary of the Company, (v) a limitation on the ability of the Company to enter into any Affiliate Transactions (as defined herein) and (vi) a limitation on the lines of business in which the Company may engage. Reference is made to the Senior Note Indenture, a copy of which can be obtained from the Company upon request, for further information with respect to the foregoing covenants.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's authorized capital stock consists of 2,650,000 shares of capital stock, consisting of 2,550,000 shares of Common Stock, par value $.01 per share, of which 2,500,000 shares are designated as Class A Common Stock and 50,000 shares are designated as Class B Common Stock, and 100,000 shares are designated as Preferred Stock, par value $1.00 per share.

COMMON STOCK

  The holders of Common Stock are entitled to receive dividends when and as dividends are declared by the Board of Directors of the Company out of funds legally available therefor, provided that if any shares of Preferred Stock are at the time outstanding, the payment of dividends on the Common Stock or other distributions may be subject to the declaration and payment of full cumulative dividends on outstanding shares of Preferred Stock. If stock dividends are declared, holders of Class A Common Stock will receive shares of Class A Common Stock and holders of Class B Common Stock will receive shares of Class B Common Stock.

  Except for matters where applicable law requires the approval of one or both classes of Common Stock voting as separate classes, holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Unless required by law, holders of Class B Common Stock are not entitled to voting rights.

  Shares of Class A Common Stock are convertible into Class B Common Stock on a one-to-one basis at any time at the option of the holders thereof.

  Upon any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate liquidation preference of any Preferred Stock then outstanding will be distributed to the holders of Class A Common Stock and Class B Common Stock, ratably as a single class in proportion to the number of shares held by them.

  In the event of a reorganization, consolidation or merger of the Company, each holder of a share of Class A Common Stock shall be entitled to receive the same kind and amount of property receivable by a holder of a share of Class B Common Stock and each holder of a share of Class B Common Stock shall be entitled to receive the same kind and amount of property receivable by a holder of Class A Common Stock.

TRANSFER AGENT AND REGISTRAR OF CLASS A COMMON STOCK

  The transfer agent and registrar for the Class A Common Stock is Harris Trust and Savings Bank.

PREFERRED STOCK

  The authorized but unissued Preferred Stock may be issued by the Board of Directors of the Company from time to time in one or more series with such preferences, terms and rights as the Board of Directors may determine without further action by the stockholders of the Company. Accordingly, the Board of Directors has the power to fix the dividend rate and to establish the provisions, if any, relating to dividends, voting rights, redemption rates, sinking funds, liquidation preferences and conversion rights for any series of Preferred Stock issued in the future. Currently, the Company has 30,000 shares of Preferred Stock authorized for issuance, all of which has been designated as 9% Cumulative Convertible PIK Preferred Stock (the "9% Preferred Stock").

  In connection with the Offering, the Company issued 10,000 shares of its 9% Preferred Stock. The 9% Preferred Stock has a liquidation preference and stated value of $1,000 per share. Dividends will accrue semiannually at a rate of 9% per annum and be fully cumulative. Dividends are payable in additional shares of 9% Preferred Stock. In the event of any liquidation, dissolution or winding up of the Company, holders of the 9% Preferred Stock will be entitled to receive their full liquidation preference per share, together with accrued and unpaid dividends, prior to the distribution of any assets of the Company to holders of Common Stock.

  Shares of 9% Preferred Stock are not redeemable at the option of the Company, but are subject to mandatory redemption in 2006 at the stated value, together with all accrued and unpaid dividends to the redemption date.

  The shares of 9% Preferred Stock are convertible into shares of Class A Common Stock, at any time, in whole or from time to time in part, at the option of the holders thereof.

  One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

LIMITATION OF LIABILITY OF DIRECTORS

  The Certificate of Incorporation provides that a director of the Company will not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as a director, except for liability,
(i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemption as provided in Section 194 of the Delaware General Corporation Law (the "DGCL") or (iv) for any transaction from which the director derived an improper personal benefit.

  This provision is intended to afford directors additional protection and limit their potential liability from suits alleging a breach of the duty of care by a director. As a result of the inclusion of such a provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are otherwise in violation of their fiduciary duty of care, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular situation, stockholders may not have an effective remedy against a director in connection with such conduct.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Bylaws provide that directors and officers of the Company shall be indemnified against liabilities arising from their service as directors and officers. Additionally, the Company has entered into indemnification agreements with each of its executive officers and directors to reimburse them for certain liabilities incurred in connection with the performance of their fiduciary duties. Section 145 of the DGCL ("Section 145") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

  There has not been in the past and there is not presently pending any litigation or proceeding involving a director, officer, employee or agent of the Company which could give rise to an indemnification obligation on the part of the Company. In addition, except as described herein, the Board of Directors is not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following summary describes the material United States federal income tax consequences of an investment in the Securities, as well as certain potential federal income tax consequences to the Company with respect to the Securities. Except where noted, it deals only with Convertible Notes, and Initial Warrants held as capital assets by United States holders and does not deal with special situations, such as those of foreign persons, dealers in securities, financial institutions, life insurance companies, holders whose "functional currency" is not the U.S. dollar, or special rules with respect to integrated transactions of which the ownership of common stock is a part (such as certain hedging transactions), or certain "straddle" transactions. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. PROSPECTIVE PURCHASERS CONSIDERING AN INVESTMENT IN THE CONVERTIBLE NOTES, INITIAL WARRANTS OR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE SPECIFIC TO THEM AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

TAXATION OF THE CONVERTIBLE NOTES

  Original Issue Discount. The Convertible Notes were issued with original issue discount ("OID") for federal income tax purposes. Accordingly, each holder of Convertible Notes generally will be required to include OID in income as it accrues on a yield-to-maturity basis over the term of the Convertible Notes in advance of cash payments attributable to such income (regardless of whether the holder is a cash or accrual basis taxpayer). The amount of OID with respect to a Convertible Note equals the excess of the stated redemption price at maturity of such Convertible Note over its issue price. The stated redemption price at maturity includes all payments required to be made on the Convertible Notes whether denominated as principal or interest (other than payments subject to remote or incidental contingencies). The Company intends to treat the payment of Special Interest and the issuance of Contingent Warrants as subject to such contingencies, which treatment is binding on holders unless a holder explicitly discloses on its tax return for the taxable year that includes the acquisition date of Convertible Notes that its treatment is different. The Company's treatment is not, however, binding on the Internal Revenue Service (the "IRS"). The issue price of the Convertible Notes was the initial price at which a substantial portion of the Convertible Notes were sold (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters or wholesalers) which was $767.90 per Convertible Note.

  A holder of a debt instrument that bears OID is required to include in gross income an amount equal to the sum of the daily portions of OID for each day during the taxable year in which the holder holds the debt instrument. The daily portions of OID are determined by allocating to each day in an accrual period the pro rata portion of the OID that is allocable to the accrual period. The amount of OID that is allocable to an accrual period with respect to the Convertible Notes is generally equal to the product of the adjusted issue price of the Convertible Notes at the beginning of the accrual period (the issue price of the Convertible Notes determined as described above, generally increased by all prior accruals of OID) and the Convertible Notes' yield-to-maturity (the discount rate, which, when applied to all payments under the Convertible Notes, results in a present value equal to the issue price of the Convertible Notes). In the case of the final accrual period, the allocable OID generally is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the accrual period.

  The Company will furnish annually to the IRS and to holders (other than with respect to certain exempt holders, including, in particular, corporations) information with respect to the OID accruing while the Convertible Notes were held by the holders.

  Premium. If a holder purchases a Convertible Note for an amount that is greater than such Convertible Note's stated redemption price at maturity, such holder will be considered to have purchased such Convertible Note with "amortizable bond premium" equal in amount to such excess, and generally will not be required to include OID in income. A holder may elect to amortize such premium, using a constant yield method, over the remaining term of such Convertible Note with reference to either the amount payable on maturity or, if it results in a smaller premium attributable to the period through the earlier call date, with reference to the amount payable on the earlier call date. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the IRS.

  If a holder of a Convertible Note (including an original purchaser) purchases the Convertible Note for an amount greater than the Convertible Note's adjusted issue price but less than such Convertible Note's stated redemption price at maturity, then the holder will be required to include annual accruals of OID in gross income in accordance with the rules described above; however, the amount of OID includable in income will be reduced to reflect such acquisition premium. The includable OID (as otherwise determined) will be reduced by an amount equal to the OID multiplied by a fraction, the numerator of which is such excess and the denominator of which is the OID for the period from the date of acquisition until the maturity date.

  Market Discount. If a holder purchases a Convertible Note for an amount that is less than its adjusted issue price, by at least .025% of its adjusted issue price times the number of remaining whole years to maturity, then such holder will be considered to have purchased such Convertible Note with "market discount" equal in amount to such difference between the adjusted issue price and purchase price. In that event, gain realized by the holder upon the sale, retirement or certain other dispositions of the Convertible Note will be treated as ordinary interest income to the extent of the accrued market discount. Market discount on a Convertible Note will be treated as accruing ratably over such Note's term, or, at the holder's election, under a constant yield method. In addition, such holder will be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or continued to purchase or carry the Convertible Note (unless such holder elects to include market discount in income currently as it accrues, on either a ratable or constant yield basis). Such election, once made, applies to all market discount bonds acquired by the taxpayer on or after the first day of the taxable year to which such election applies, and may not be revoked without the consent of the IRS.

  Convertible Note Contingent Warrants. In the event that within the applicable period following the date of original issuance of the Convertible Notes, the Company does not effect a Qualified Public Offering or if there has not been a Qualified Sale of the Company, the Convertible Note Indenture will require the Company to issue Convertible Note Contingent Warrants to the holders of the Convertible Notes. The issuance of the Contingent Warrants should not result in a deemed taxable exchange of the Convertible Notes for federal income tax purposes. The Company intends to treat the issuance of Contingent Warrants, if any, as interest for federal income tax purposes in an amount equal to their fair market value on the date of issuance.

  Disposition of Convertible Notes. A holder will generally recognize gain or loss upon the sale, exchange, retirement or other disposition of Convertible Notes equal to the difference between the amount realized on the disposition and the holder's adjusted tax basis in the Convertible Notes. A holder's adjusted tax basis in a Convertible Note will generally be the cost of the Convertible Note, increased by any OID previously included in income by such holder (and the accrual of market discount, if any, which the holder has previously included in income) and decreased by the amount of any deductions for amortizable bond premium. Except as described above under "Market Discount," such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the holding period for the Convertible Notes is more than one year.

  Backup Withholding. Under certain circumstances, a holder may be subject to backup withholding at a 31% rate on payments received with respect to the Convertible Notes. This withholding generally applies only if the holder (i) fails to furnish his or her social security or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that he or she has failed to report payment of interest and dividends properly and the IRS has notified the Company that he or she is subject to backup withholding or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Any amount withheld from a payment to a holder under the backup withholding rules is allowable as a credit against such holder's federal income tax liability, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and foreign individuals who comply with certain certification requirements) are not subject to backup withholding. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

CERTAIN POTENTIAL FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY.

  The Convertible Notes may constitute "corporate acquisition indebtedness" if, among other things, the proceeds of the Notes are used to pay for the purchase of stock or at least two-thirds of the operating assets of another corporation. To the extent the Convertible Notes constitute corporate acquisition indebtedness, under Section 279 of the Code the maximum amount of interest or original issue discount the Company can deduct with respect thereto in any taxable year is $5 million, reduced by any interest incurred on indebtedness to acquire stock or operating assets but which does not qualify as corporate acquisition indebtedness.

WARRANTS

  Exercise. No gain or loss will be recognized for federal income tax purposes upon exercise of a Warrant (except that gain will be recognized to the extent cash is received in lieu of fractional shares). A holder's initial tax basis in an Initial Warrant will be equal to the price the holder pays for such Warrant. A holder's initial tax basis in a Contingent Warrant will be equal to the fair market value on the date of issuance, assuming such holder receives the Contingent Warrant from the Company as a result of the failure by the Company to consummate a Qualified Public Offering or Qualified Sale of the Company. The tax basis of shares of Common Stock acquired upon exercise of a Warrant will be equal to the sum of (i) the holder's tax basis in such Warrant and (ii) the exercise price. The holding period of such Common Stock acquired upon exercise of the Warrants will begin on the date of exercise of the Warrant, unless the Warrant is treated as stock for federal income tax purposes (as discussed below). In the event the Warrant is treated as stock, the holding period of the Common Stock acquired upon exercise will include the period during which the Warrants were held.

  Disposition. In general, the sale, exchange or other taxable disposition of a Warrant will result in gain or loss to the holder in an amount equal to the difference between the amount realized on such sale, exchange or other disposition and the holder's tax basis in the Warrant. Such gain or loss generally will be long-term capital gain or loss if the Warrant is held by the holder for more than one year at the time of the disposition and the Common Stock issuable upon exercise of such Warrant would have been a capital asset if acquired by the holder. However, the IRS might assert that the sale of a Warrant to the Company does not constitute a sale or exchange and that the holder should recognize ordinary income or loss. The IRS also could contend that the Warrants represent an equity interest in the Company because, among other things, the Warrants are exercisable for nominal consideration. In the event the Warrants are treated as stock for Federal income tax purposes, the sale of Warrants to the Company should be governed by the stock redemption provisions of Section 302 of the Code. In such a case, redemptions of Warrants by the Company would be treated as a dividend and taxed as ordinary income to the extent of the Company's current and accumulated earnings and profits, unless, taking into account certain constructive ownership rules, the holder terminated his entire equity interest in the Company or the redemption was "not essentially equivalent to a dividend." In a published ruling, the IRS has indicated that a holder whose actual and constructive stock ownership in an issuer was minimal and who exercised no control over corporate affairs was generally entitled to capital gain or loss treatment upon the redemption of his stock so long as his percentage stock ownership was thereby reduced.

  Expiration. The expiration of a Warrant should generally result in a long-term capital loss to the holder equal to the holder's tax basis in the Warrant if the Warrant is held by the holder for more than one year at the time of the expiration and the Common Stock issuable upon exercise of the Warrant would have been a capital asset if acquired by him.

  Adjustments to Conversion Ratio. Adjustments made to the number of shares that may be acquired upon the exercise of a Warrant, or the failure to make such adjustments, may result in a taxable distribution to the holders of Warrants pursuant to Section 305 of the Code.

CONVERSION OF CONVERTIBLE NOTES

  Exercise. A holder's conversion of Convertible Notes into Class A Common Stock generally will not be a taxable event (except with respect to cash received in lieu of a fractional share of Class A Common Stock) for federal income tax purposes. A holder's basis in the Class A Common Stock received upon conversion generally will be the same as the holder's basis (exclusive of any tax basis allocable to a fractional share) in the underlying Convertible Note. A holder's holding period in the Class A Common Stock received upon conversion generally will include the holding period in the underlying Convertible Note.

  Adjustments to Conversion Ratio. Adjustments made to the number of shares that may be acquired upon the conversion of the Convertible Notes, or the failure to make such adjustments, may result in a taxable distribution to the holders of Convertible Notes pursuant to Section 305 of the Code.

                             PLAN OF DISTRIBUTION

  The Securities may be offered by the Selling Securityholders from time to time in transactions for their own account at negotiated prices. The Selling Securityholders may effect the sale of the Securities by selling the Securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of Securities for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Securityholders and any broker-dealers that act in connection with the sale of the Securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the Securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

  At the time a particular sale of any of the Securities is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the amount of Securities being sold and the terms of the sale, including the name or names of any underwriters, brokers, dealers or agents (whether such party is acting as a principal or as agent for the Selling Securityholders), any discounts, commissions, concessions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or re-allowed or paid to dealers.

  The Company will pay all expenses incident to the sale of the Securities other than the fees and expenses of the Selling Securityholders and underwriting discounts and commissions.

                            SELLING SECURITYHOLDERS

  The Registration Statement of which this Prospectus forms a part has been filed pursuant to Rule 415 under the Securities Act to afford the holders of the Securities the opportunity to sell such Securities in a public transaction rather than pursuant to an exemption from the registration and prospectus delivery requirements of the Securities Act. In order to avail itself of that opportunity, a holder must notify the Company in writing of its intention to sell Securities and request that the Company file a supplement to this Prospectus or an amendment to the Registration Statement, if required, identifying such holder as a Selling Securityholder and disclosing such other information concerning the Selling Securityholder and the Securities to be sold as may then be required by the Securities Act and the rules of the Commission. No offer or sale pursuant to this Prospectus may be made by any holder until such a request has been made and until any such supplement has been filed or any such amendment has become effective.

  The Selling Securityholders of the Securities are Merrill Lynch Global Allocation Fund, Inc., which holds $36.0 million in aggregate principal amount at maturity of Convertible Notes and Initial Warrants to purchase 61,550 shares of Class A Common Stock as of the date of this Prospectus and any persons or entities to which the Securities may be transferred or sold by Merrill Lynch Global Allocation Fund, Inc.

  This Prospectus has been prepared for use by the Initial Purchasers in connection with offers and sales of the Convertible Notes, the Initial Warrants, the Convertible Note Shares and the Warrant Shares, in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. The Initial Purchasers may act as principal or agent in such transactions. The Initial Purchasers have advised the Company that they currently intend to make a market in the Securities but they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given that an active trading market will develop for or as to the liquidity of the Securities.

                                 LEGAL MATTERS

  The validity of the Securities offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom (Illinois).

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1995 and 1994 and for the fiscal years then ended included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                   GLOSSARY

  ACCESS CHARGES--The fees paid by IXCs to LECs for originating and terminating long distance calls on their local networks.

  CAP (Competitive Access Provider)--A company that provides its subscribers with an alternative to the local telephone company for local transport of private line, special access and interstate transport of switched access telecommunications services. CAPs are also referred to in the industry as alternative local telecommunications service providers (ALTs) and metropolitan area network providers (MANs) and were formerly referred to as alternative access vendors (AAVs).

  CENTRAL OFFICES--The switching centers or central switching facilities of the LECs.

  CENTREX--Centrex is a service that offers features similar to those of a Private Branch Exchange (PBX), except the equipment is located at the carrier's premises and not at the premises of the subscriber. These features include direct dialing within a given phone system, direct dialing of incoming calls, and automatic identification of outbound calls. This is a value added service that carriers can provide to a wide range of subscribers who do not have the size or the funds to support their own on-site PBX.

  CHURN--The effect of a subscriber electing an alternative telecommunications provider after having been provided with the telecommunications services of the Company.

  CO-CARRIER STATUS--A relationship between competitive local exchange carriers ("CLECs") that affords the same access to and rights on each other's networks, and that provides access and services on an equal basis.

  COLLOCATION--The ability of a CLEC such as the Company to connect its network to the LEC's central offices. Physical collocation occurs when a CLEC places its network connection equipment inside the LEC's central offices. Virtual collocation is an alternative to physical collocation pursuant to which the LEC permits a CLEC to connect its network to the LEC's central offices at competitive prices, even though the CLEC's network connection equipment is not physically located inside the central offices.

  DEDICATED LINES--Telecommunications lines dedicated or reserved for use exclusively by particular subscribers along predetermined routes (in contrast to telecommunications lines within the LEC's public switched network).

  DEDICATED SERVICES--Special access, switched transport and private line services generally offered by CLECs, including the Company.

  DIVESTITURE--In 1982, the Department of Justice and AT&T entered into the Modified Final Judgment (the "MFJ") which resulted in the break-up of AT&T's monopoly over local and long distance services. This judgment established seven separate regionally based local switched bell operating companies and essentially laid the ground work for intense competition in the newly defined long distance segment of the telecommunications market.

  FCC--Federal Communications Commission.

  FIBER OPTICS--Fiber optic cable is the medium of choice for the telecommunications and cable industries. Fiber is immune to electrical interference and environmental factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information. A strand of fiber optic cable is as thick as a human hair yet is said to have more bandwidth capacity than copper cable the size of a telephone pole.

  FRAME RELAY--Frame Relay is a high-speed data packet switching service used to transmit data between computers. Frame Relay supports data units of variable lengths at access speeds ranging from 56kbs to 1.5 mbs.

This service is ideal for connecting LANS, but is not appropriate for voice and video applications due to the variable delays that can occur. Frame Relay was designed to operate at higher speeds on modern fiber optic networks.

  INTERCONNECTION DECISIONS--Rulings by the FCC announced in September 1992 and August 1993, which require the RBOCs and most other LECs to provide interconnection in LEC central offices to any CLEC, long distance carrier or end user seeking such interconnection for the provision of interstate special access and switched access transport services.

  INTEREXCHANGE CARRIERS OR IXCS--See Long Distance Carrier.

  LANS (Local Area Networks)--The interconnection of computers for the purpose of sharing files, programs and various devices such as work stations, printers and high-speed modems. LANs may include dedicated computers or file servers that provide a centralized source of shared files and programs.

  LATAS (Local Access and Transport Areas)--The geographically defined areas in which LECs are authorized by the MFJ to provide local switched services.

  LECS (Local Exchange Carriers)--Companies providing local telephone services.

  LOCAL EXCHANGE AREAS--A geographic area determined by the appropriate state regulatory authority in which local calls generally are transmitted without toll charges to the calling or called party.

  LONG DISTANCE CARRIERS OR INTEREXCHANGE CARRIERS--Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities. Long distance carriers include, among others, AT&T, MCI, Sprint and WorldCom, as well as resellers of long distance capacity.

  POPS (Point of Presence)--Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

  PRIVATE LINE--A private, dedicated telecommunications line connecting different locations (excluding long distance carrier POPs).

  PROVISIONING--The process of initiating a carrier's service to a subscriber.

  RBOCS (Regional Bell Operating Companies)--The seven local telephone compa-nies established by the MFJ. These RBOCs are prohibited from providing inter-LATA services and from manufacturing telecommunications equipment.

  RESELLER--A company which does not own its own transmission facilities and contracts with facilities-based carriers for the transmission of its subscribers' long distance calls. In essence, a reseller buys excess capacity (in minutes) from large facilities-based carriers at volume discounts and sells services (minutes) to subscribers at reduced cost.

  SPECIAL ACCESS SERVICES--The lease of private, dedicated telecommunications lines or "circuits" along the network of a LEC or a CLEC (such as the Company), which lines or circuits run to or from the long distance carrier POPs. Examples of special access services are telecommunications lines running between POPs of a single long distance carrier, from one long distance carrier POP to the POP of another long distance carrier or from a subscriber to its long distance carrier POP. Special access services do not require the use of switches.

  SWITCH--A sophisticated computer that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow local telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

  SWITCHED ACCESS SERVICES--The origination or termination of long distance traffic between a customer premise and an IXC POP via shared local trunks using a local switch.

  SWITCHED TRANSPORT SERVICES--Transportation of switched traffic along dedicated lines between the LEC central offices and interexchange POPs.

  SWITCHED TRAFFIC--Telecommunications traffic along a switched network.

  TELECOMMUNICATIONS ACT--The Telecommunications Act of 1996.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                       UNITED USN, INC. AND SUBSIDIARIES

                                                                           PAGE
                                                                           ----
Audited Consolidated Financial Statements for the periods ended December
 31, 1994 and 1995:
  Report of Independent Auditors.........................................   F-2
  Consolidated Balance Sheets............................................   F-3
  Consolidated Statements of Operations..................................   F-4
  Consolidated Statements of Redeemable Preferred Stock and Common
   Stockholders' Equity..................................................   F-5
  Consolidated Statements of Cash Flows..................................   F-6
  Notes to Consolidated Financial Statements.............................   F-7
Unaudited Condensed Consolidated Financial Statements for the nine months ended
 September 30, 1995 and 1996:
  Condensed Consolidated Balance Sheets..................................  F-15
  Condensed Consolidated Statements of Operations........................  F-16
  Condensed Consolidated Statements of Cash Flows........................  F-17
  Notes to Unaudited Condensed Consolidated Financial Statements.........  F-18

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of United USN, Inc.
Chicago, Illinois

  We have audited the accompanying consolidated financial statements of United USN, Inc. and subsidiaries (the "Company") as of December 31, 1995 and 1994, and for the year ended December 31, 1995 and the period from April 20, 1994 (inception) to December 31, 1994, listed in the table of contents. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the year ended December 31, 1995 and the period from April 20, 1994 (inception) to December 31, 1994, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Chicago, Illinois
March 15, 1996

                       UNITED USN, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1994

                        ASSETS                             1995         1994
                        ------                         ------------  -----------
Current Assets:
  Cash and cash equivalents........................... $ 13,705,025  $ 5,979,222
  Accounts receivable (net of allowance for doubtful
   accounts:
   1995--$192,652; 1994--$81,330).....................    1,184,453      862,208
  Prepaid expenses....................................      171,111      125,543
  Note receivable.....................................                    76,204
  Interest receivable.................................       61,015
  Net assets held for sale............................    1,453,699
                                                       ------------  -----------
    Total current assets..............................   16,575,303    7,043,177
Property and Equipment--net...........................    1,214,647    4,749,728
Other Assets..........................................    2,681,255      954,368
                                                       ------------  -----------
    Total assets...................................... $ 20,471,205  $12,747,273
                                                       ============  ===========
  LIABILITIES, REDEEMABLE PREFERRED STOCK AND COMMON
                 STOCKHOLDERS' EQUITY
  --------------------------------------------------
Current Liabilities:
  Accounts payable.................................... $  2,734,122  $ 1,155,365
  Accrued expenses and other liabilities..............    1,106,010      782,802
  Current maturities on notes payable.................      409,348       63,670
  Capital lease obligations--current..................       75,192       93,958
                                                       ------------  -----------
    Total current liabilities.........................    4,324,672    2,095,795
Capital Lease Obligations--Noncurrent.................       81,391    3,026,430
Notes Payable.........................................      436,825      149,708
                                                       ------------  -----------
    Total liabilities.................................    4,842,888    5,271,933
Redeemable Preferred Stock:
  Series A 10% Senior Cumulative preferred stock: par
   value $1;
   1995: 20,000 shares authorized; 16,200 shares
   outstanding;
   1994: 50,000 shares authorized; 16,200 shares
   outstanding; liquidation value $1,000 per share....       16,200       16,200
  Series A-2 10% Senior Cumulative preferred stock:
   par value $1; 1995:
   30,000 shares authorized; 26,235 shares
   outstanding; liquidation value $1,000 per share....       26,235
  Accumulated unpaid dividends........................    3,810,000      707,000
  Additional paid-in capital..........................   40,543,605   14,582,350
                                                       ------------  -----------
    Total redeemable preferred stock..................   44,396,040   15,305,550
Common Stockholders' Equity:
  Common stock: par value $.01:
   1995--500,000 shares authorized; 313,739 shares
   outstanding;
   1994--200,000 shares authorized; 177,840 shares
   outstanding........................................        3,137        1,778
  Additional paid-in capital..........................      282,955       21,801
  Accumulated deficit.................................  (29,053,815)  (7,853,789)
                                                       ------------  -----------
    Total common stockholders' equity.................  (28,767,723)  (7,830,210)
                                                       ------------  -----------
    Total Liabilities, Redeemable Preferred Stock and
     Common Stockholders' Equity...................... $ 20,471,205  $12,747,273
                                                       ============  ===========

                See notes to consolidated financial statements.

                       UNITED USN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEAR ENDED DECEMBER 31, 1995 AND PERIOD FROM
                APRIL 20, 1994 (INCEPTION) TO DECEMBER 31, 1994

                                                         1995         1994
                                                     ------------  -----------
Net service revenue................................. $  7,883,890  $ 1,737,461
Cost of services....................................    9,075,749    1,454,882
                                                     ------------  -----------
    Gross margin....................................   (1,191,859)     282,579
                                                     ------------  -----------
Expenses:
  Sales and marketing...............................    5,867,200    2,869,463
  General and administrative........................   10,131,390    4,685,894
  Amortization of intangibles.......................      969,271
                                                     ------------  -----------
Operating loss......................................  (18,159,720)  (7,272,778)
                                                     ------------  -----------
Other income (Expense):
  Interest income...................................      586,946      152,099
  Interest expense..................................     (733,566)     (26,110)
  Other income......................................       59,314
                                                     ------------  -----------
    Other income--net...............................      (87,306)     125,989
                                                     ------------  -----------
Net loss before minority interest...................  (18,247,026)  (7,146,789)
Minority interest share in loss of USNCN............      150,000
                                                     ------------  -----------
Net loss............................................ $(18,097,026) $(7,146,789)
                                                     ============  ===========


                See notes to consolidated financial statements.

                       UNITED USN, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK
                        AND COMMON STOCKHOLDERS' EQUITY

                  YEAR ENDED DECEMBER 31, 1995 AND PERIOD FROM
                APRIL 20, 1994 (INCEPTION) TO DECEMBER 31, 1994

                                  REDEEMABLE PREFERRED STOCK              COMMON STOCKHOLDERS' EQUITY
                          -------------------------------------------  ----------------------------------
                                     SERIES
                          SERIES A     A-2    ACCUMULATED ADDITIONAL             ADDITIONAL
                          PREFERRED PREFERRED   UNPAID     PAID-IN-               PAID-IN    ACCUMULATED
                            STOCK     STOCK    DIVIDENDS    CAPITAL    PAR VALUE  CAPITAL      DEFICIT
                          --------- --------- ----------- -----------  --------- ----------  ------------
Balance, April 20, 1994.
  Issuance of 16,200
   shares of Series A
   10% Senior Cumulative
   preferred stock......   $16,200                        $15,212,824
  Issuance of 177,840
   shares of common
   stock................                                                $1,778   $ 236,661
  Costs incurred related
   to issuance of stock.                                     (630,474)            (214,860)
  Accumulated unpaid
   preferred dividends..                      $  707,000                                     $   (707,000)
  Net loss..............                                                                       (7,146,789)
                           -------            ----------  -----------   ------   ---------   ------------
Balance, December 31,
 1994...................    16,200               707,000   14,582,350    1,778      21,801     (7,853,789)
  Issuance of 26,235
   shares of Series A-2
   10% Senior Cumulative
   preferred stock......             $26,235               26,208,765
  Issuance of 135,899
   shares of common
   stock................                                                 1,359     263,644
  Costs incurred related
   to issuance of stock.                                     (247,510)              (2,490)
  Accumulated unpaid
   preferred dividends..                       3,103,000                                       (3,103,000)
  Net loss..............                                                                      (18,097,026)
                           -------   -------  ----------  -----------   ------   ---------   ------------
Balance, December 31,
 1995...................   $16,200   $26,235  $3,810,000  $40,543,605   $3,137   $ 282,955   $(29,053,815)
                           =======   =======  ==========  ===========   ======   =========   ============

                See notes to consolidated financial statements.

                       UNITED USN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEAR ENDED DECEMBER 31, 1995 AND PERIOD FROM
                APRIL 20, 1994 (INCEPTION) TO DECEMBER 31, 1994

                                                         1995         1994
                                                     ------------  -----------
Cash flows from operating activities:
  Net loss.......................................... $(18,097,026) $(7,146,789)
  Adjustments to reconcile net loss to net cash
   flows from operating activities:
    Depreciation and amortization...................    1,288,991      159,685
    Amortization of organization costs and
     intangibles....................................      969,271       26,376
    Allowance for doubtful accounts.................      111,322       81,330
    Loss on disposal of assets......................      (16,274)
    Changes in:
      Accounts receivable...........................     (433,567)    (943,538)
      Prepaid expenses..............................       13,082      (37,624)
      Interest receivable...........................      (61,015)
      Account payable...............................    1,578,757      953,465
      Accrued expenses and other liabilities........      338,412      766,532
                                                     ------------  -----------
        Net cash flows from operating activities....  (14,308,047)  (6,140,563)
                                                     ------------  -----------
Cash flows from investing activities:
  Purchase of property and equipment................   (1,739,542)  (1,728,327)
  Purchase of subsidiary............................     (892,287)
  Organization costs................................                  (161,702)
  Cash acquired from purchase of subsidiaries.......                   331,975
  Issuance of noncurrent notes receivable...........                  (150,000)
  Proceeds from note receivable.....................       76,204
                                                     ------------  -----------
        Net cash flows from investing activities....   (2,555,625)  (1,708,054)
                                                     ------------  -----------
Cash flows from financing activities:
  Issuance of preferred stock.......................   26,235,000   14,850,000
  Issuance of common stock..........................      265,003      150,000
  Costs incurred related to issuance of stock.......     (250,000)    (845,334)
  Deposits..........................................      (20,855)    (555,270)
  Proceeds from borrowings..........................                   180,000
  Payments on assumed Quest indebtedness............   (1,459,458)
  Proceeds from notes payable.......................       46,645       73,504
  Repayment of notes payable........................      (71,588)      (8,330)
  Repayment of capital lease obligation.............     (155,272)     (16,731)
                                                     ------------  -----------
        Net cash flows from financing activities....   24,589,475   13,827,839
                                                     ------------  -----------
Net increase in cash................................    7,725,803    5,979,222
Cash and cash equivalents--Beginning of period......    5,979,222
                                                     ------------  -----------
Cash and cash equivalents--End of period............ $ 13,705,025  $ 5,979,222
                                                     ============  ===========
Supplemental cash flow information--See Note 3

                See notes to consolidated financial statements.

                       UNITED USN, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEAR ENDED DECEMBER 31, 1995 AND PERIOD FROM
                APRIL 20, 1994 (INCEPTION) TO DECEMBER 31, 1994

1. ORGANIZATION AND ACQUISITIONS

  United USN, Inc. ("United") was incorporated under the laws of the State of Delaware on April 20, 1994 and was initially funded in 1994 through capital contributions totaling $15 million in cash, before financing costs. In June 1995, United received additional capital contributions of approximately $26 million. United holds controlling investments in two companies: US Network Corporation and United Telemanagement Services, Inc.

  On April 20, 1994, United purchased US Network Corporation ("US Network") and its 100% subsidiary, FoneNet/Ohio, Inc. ("FoneNet"), in exchange for 1,350 shares of United's preferred stock and 31,500 shares of its common stock. This transaction was accounted for as a purchase and was valued at US Network's net book value of approximately $467,000 as acquired assets consisted primarily of cash and certain organization costs, net of current liabilities. US Network provides a broad range of telecommunication services in the central business districts of major cities in Ohio. The 1994 consolidated statement of income includes the results of operations of US Network since April 20, 1994.

  In July 1994, United purchased a 50.1% ownership interest in USN Communications Northeast, Inc. ("USNCN") for approximately $2 million. Based in New York City, USNCN provides a broad range of telecommunications services to business customers primarily in Manhattan. United has had substantive control of USNCN since its inception. Therefore, the consolidated financial statements include the results of operations for USNCN since its commencement of operations in 1994 and no goodwill has been recorded. In December 1995, United's ownership in USNCN increased to 83.9% as a result of the conversion of demand notes and other indebtedness totaling $9.4 million, of which $1.5 million was outstanding at December 31, 1994, into Company common and preferred stock.

  In June 1995, USNCN (through a newly formed subsidiary, Quest United, Inc.) purchased specific assets and assumed certain liabilities of an independent telephone services company Quest America Management L.P. ("Quest"), for cash of $950,000 and notes payable to investors of Quest of $842,985 (the "Acquisition"). The Acquisition has been accounted for as a purchase, and such assets and liabilities were recorded at their then fair values (which approximated their historical cost bases) as of the Acquisition date. The excess of the cost of the Acquisition over the net assets acquired has been ascribed to various intangible assets (principally customer lists, employment contracts and work force in place). Although, the consummation of the Acquisition was subject to regulatory approval, USNCN had assumed substantive control of Quest's operations as of the date of the Acquisition through the infusion of equity and debt financing to Quest. Accordingly, the consolidated statement of operations for the year ended December 31, 1995 include Quest's revenues and expenses from the Acquisition date forward.

2. SUMMARY OF ACCOUNTING POLICIES

  A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows:

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Principles of Consolidation--The accompanying consolidated financial statements include the accounts of United USN, Inc. and its subsidiaries (the "Company"). Significant intercompany balances and transactions have been eliminated in consolidation.

  Revenue Recognition--The Company recognizes revenues in the period in which telephone services are provided. Revenues for Quest are recorded at the net commissions earned. If Quest's revenues had been recorded

                       UNITED USN, INC. AND SUBSIDIARIES
assuming a resale business, where revenues are recorded at the resale value and gross margins are equal to the net commissions earned, the following would have been recorded in 1995:

                                          CONSOLIDATED                PROFORMA
                                           AS STATED    ADJUSTMENTS CONSOLIDATED
                                          ------------  ----------- ------------
      Net service revenue................ $ 7,883,890   $3,374,075  $11,257,965
      Cost of services...................   9,075,749    3,374,075   12,449,824
                                          -----------   ----------  -----------
          Gross margin................... $(1,191,859)  $      --   $(1,191,859)
                                          ===========   ==========  ===========

  Recourse Provisions--USNCN utilizes a third-party billing and collection agency (the "Agency") to process and factor its accounts receivable, yet retains the risk of loss on amounts that are deemed to be uncollectible in the normal course of business. The Agency charges USNCN an allowance for estimated bad debts on factored accounts receivable, subject to the recourse provisions, using prior collection experience and industry statistics. Adjustments are made between actual loss experience and estimated bad debt expenses on a periodic basis by the Agency. At December 31, 1995, factored receivables of approximately $828,000 are subject to such adjustment.

  Cash and Cash Equivalents--Cash and cash equivalents are defined as cash in banks, time deposits and highly liquid short-term investments with initial maturities of three months or less.

  Property and Equipment--Purchases of property and equipment are carried at cost. Depreciation is provided on the straight-line basis. Furniture and fixtures are depreciated over five years. Leasehold improvements and assets leased under capital leases are amortized over the shorter of the related lease term or the estimated useful life of the asset.

  Intangible Assets--Costs incurred in the formation of the Company are being amortized over five years. The intangible assets associated with the acquisition of Quest are being amortized on a straight-line basis over two years.

3. SUPPLEMENTAL CASH FLOW INFORMATION

  Supplemental cash flow information for 1995 and 1994 is as follows:

                                                             1995       1994
                                                          ---------- ----------
      Capital lease obligations incurred (Notes 9 and
       17)..............................................  $3,398,105 $3,137,119
                                                          ========== ==========
      Fair value of US Network's noncash assets
       acquired.........................................             $  623,659
      Common and preferred stock issued in connection
       with acquisition (Note 1)........................                467,463
                                                                     ----------
          Liabilities assumed...........................             $  156,196
                                                                     ==========
      Fair value of Quest America Management L.P.
       noncash assets acquired in 1995..................  $  414,726
      Consideration incurred in connection with the
       Acquisition (including $950,000 in cash advances)
       (Note 3).........................................   3,104,588
                                                          ----------
          Liabilities assumed...........................  $2,689,862
                                                          ==========
      Note payable to USNCN minority shareholder (Note
       4)...............................................             $  149,708
      Proceeds received upon issuance of note payable...                (73,504)
                                                                     ----------
          Note receivable from USNCN minority
           shareholder (Note 4).........................             $   76,204
                                                                     ==========
          Note payable incurred to finance insurance
           policies (Note 8)............................  $   58,650 $   72,000
                                                          ========== ==========

                       UNITED USN, INC. AND SUBSIDIARIES

  Cash paid for interest in 1995 was approximately $613,000. No cash was paid in 1994 for interest and in 1995 and 1994 for income taxes.

4. RELATED PARTY TRANSACTIONS

  Note receivable of $76,204 at December 31, 1994 represents amounts due to United from a minority stockholder of USNCN, at an interest rate of 9%, which was paid during the first quarter of 1995.

  Note payable of $149,708 at December 31, 1994 represents amounts due from a minority stockholder of USNCN at an interest rate of 10%, which was exchanged for an increased equity interest in USNCN in December 1995.

5. PROPERTY AND EQUIPMENT

  Property and equipment consists of:

                                                       DECEMBER 31, DECEMBER 31,
                                                           1995         1994
                                                       ------------ ------------
      Furniture and equipment.........................  $1,364,479   $  629,865
      Leasehold improvements..........................     117,902    1,296,148
      Switching equipment.............................                2,984,045
                                                        ----------   ----------
                                                         1,482,381    4,910,058
      Less accumulated depreciation...................    (267,734)    (160,330)
                                                        ----------   ----------
          Total.......................................  $1,214,647   $4,749,728
                                                        ==========   ==========

6. OTHER ASSETS

  Other assets consist of:

                                                     DECEMBER 31, DECEMBER 31,
                                                         1995         1994
                                                     ------------ ------------
      Intangibles (net of accumulated amortization
       of $923,850).................................  $2,001,985    $    --
      Deposits......................................     426,902     605,270
      Organization costs (net of accumulated
       amortization:
       1995--$73,432; 1994--$28,011)................     153,677     199,098
      Notes receivable..............................                 150,000
      Other.........................................      98,691
                                                      ----------    --------
          Total.....................................  $2,681,255    $954,368
                                                      ==========    ========

7. ACCRUED EXPENSES

  Accrued expenses consist of:

                                                       DECEMBER 31, DECEMBER 31,
                                                           1995         1994
                                                       ------------ ------------
      Payroll and benefits............................  $  548,775    $427,312
      Professional services...........................     163,540     244,636
      Excise taxes....................................     117,812      57,462
      Interest payable................................      21,764
      Rent............................................       4,380      29,819
      Other...........................................     249,739      23,573
                                                        ----------    --------
          Total.......................................  $1,106,010    $782,802
                                                        ==========    ========

                       UNITED USN, INC. AND SUBSIDIARIES

8. NOTES PAYABLE

  The Company issued notes payable of $58,650 and $72,000, in 1995 and 1994, respectively, to finance insurance policies. The notes are payable in nine monthly installments through August 1996 and 1995, respectively. Interest is payable at 8.15% and 6.45%, respectively. The outstanding principal balance at December 31, 1995 and 1994 was $52,308 and $63,670, respectively.

  In 1995, the Company issued a note payable of $46,353 to finance improvements to an office space. The note requires monthly principal payments of $831 through July 2001. Interest is payable at 8%. At December 31, 1995, the outstanding principal balance was $44,777.

  In connection with the acquisition of Quest, USNCN assumed notes payable to investors of Quest. The notes bear interest at 8% and the balances outstanding at December 31, 1995 total $749,088. The notes require quarterly principal and interest payments in 1996 and 1997 and in the first quarter of 1998.

  Maturities on long-term debt are as follows:

             1996............................ $409,348
             1997............................  386,474
             1998............................   27,152
             1999............................    8,418
             2000............................    9,117
             Thereafter......................    5,664
                                              --------
                 Total....................... $846,173
                                              ========

9. CAPITAL LEASE OBLIGATIONS

  The Company leases certain equipment under capital leases, at December 31, 1995 and 1994, as follows:

                                                             1995       1994
                                                           --------  ----------
      Switching equipment................................. $    --   $2,984,045
      Computer equipment..................................  221,855     153,074
                                                           --------  ----------
                                                            221,855   3,137,119
      Less accumulated amortization.......................  (73,003)    (68,635)
                                                           --------  ----------
          Total........................................... $148,852  $3,068,484
                                                           ========  ==========

  Future minimum lease payments at December 31, 1995 are as follows:

             1996............................ $ 91,445
             1997............................   64,916
             1998............................   21,151
             1999............................    3,339
                                              --------
                 Total minimum lease
                  payments...................  180,851
             Less imputed interest...........   24,268
                                              --------
                 Present value of minimum
                  lease payments............. $156,583
                                              ========

                       UNITED USN, INC. AND SUBSIDIARIES

10. OPERATING LEASES

  The Company leases certain office space and equipment under operating leases. Future minimum lease commitments under noncancelable operating leases as of December 31, 1995 are as follows:

             1996.......................... $1,014,766
             1997..........................  1,080,878
             1998..........................    810,608
             1999..........................    424,991
             2000..........................    329,180
             Thereafter....................    193,599
                                            ----------
                 Total..................... $3,854,022
                                            ==========

  Rent expense for the year ended December 31, 1995 and the period from April 20, 1994 to December 31, 1994 was approximately $867,000 and $214,000, respectively.

11. COMMITMENTS

  USNCN has executed an exclusive agreement with an independent telecommunications company ("TelCo One"), whereby TelCo One will allow USNCN to establish a local private network on its infrastructure in which to provide service to customers. All of USNCN's local service customers are provided access to this network and, accordingly, a substantial portion of USNCN's revenue is earned through the use of these access rights. Under this agreement, TelCo One provides network maintenance, access to telephone switches, and billing and collection services. The initial term of the agreement expires in 2004. USNCN is entitled to renew such agreement for up to ten years following its initial expiration.

  On October 31, 1995, US Network entered into an agreement with an independent telecommunications company ("TelCo Two") to allow US Network to resell TelCo Two's local telephone service. The agreement is for a term of ten years and contains a minimum purchase commitment of 150,000 business access lines, which is measured by the number of lines in place on the last day of each 12-month period. The agreement allows for an 18-month period before any commitment levels are required to be met. At the end of the 18-month period, US Network must pay, on an annual basis, for any cumulative shortfall of the commitment amount (net of any cumulative excess over the commitment amount) which exceeds 300,000 lines ("Shortfall Amount"). The amount to be paid is calculated as the Shortfall Amount multiplied by $168. Even if no lines were sold by US Network, the earliest required payment for the shortfall amount is in 1999. So long as US Network maintains a cumulative net shortfall lower than 300,000 lines, no payments will be due to TelCo Two other than for normal usage. At the end of the term, US Network will be required to pay for any remaining cumulative net shortfall at an annual rate of $168 per line. If there is no cumulative net shortfall at the end of the term, no additional amount will be required to be paid by US Network. US Network can extend the term for up to an additional three years to reduce the cumulative net shortfall to zero before a payment would be required.

12. INCOME TAXES

  The Company incurred net losses of $18,097,026 and $7,146,789 in 1995 and 1994, respectively. Accordingly, no provision for current Federal or state income taxes has been made to the financial statements.

  At December 31, 1995 and 1994, the Company had net operating loss carry-forwards for income tax purposes of approximately $24,129,000 and $6,875,000, respectively. The expiration periods for utilizing these operating losses begin in 2009 for Federal tax purposes. Of the net operating loss carry-forwards remaining at December 31, 1995, $12,286,000 can be applied only against future taxable income of USNCN.

                       UNITED USN, INC. AND SUBSIDIARIES

  The Company's deferred tax asset components at December 31, 1995 and 1994 are as follows:

                                                         1995         1994
                                                      -----------  -----------
      Net operating loss carry-forwards.............. $(9,121,000) $(2,555,000)
      Accrued liabilities and asset valuation
       reserves......................................    (195,000)    (106,000)
      Amortization of intangibles....................    (309,000)
                                                      -----------  -----------
          Subtotal...................................  (9,625,000)  (2,661,000)
      Valuation allowance............................   9,625,000    2,661,000
                                                      -----------  -----------
          Total...................................... $       --   $       --
                                                      ===========  ===========

  As of December 31, 1995 and 1994, the Company had not recognized deferred income tax assets related to deductible temporary differences and cumulative net operating losses. The ability of the Company to fully realize deferred tax assets in future years is contingent upon its success in generating sufficient levels of taxable income before the statutory expiration periods for utilizing such net operating losses lapses. After an assessment of all available evidence, including historical and projected operating trends, the Company was unable to conclude that realization of such deferred tax assets in the near future was more likely than not. Accordingly, a valuation allowance was recorded to offset the full amount of such assets.

13. MINORITY INTEREST IN USNCN

  At December 31, 1995 and 1994, no minority interest in USNCN has been recorded on the balance sheet, as cumulative losses applicable to the minority interest in USNCN exceed the minority interest in the equity capital of USNCN, and there is no obligation of the minority interest to make good such losses. As future earnings materialize, the minority interest will recognize the benefit of those earnings only to the extent they exceed USNCN's accumulated losses.

14. CAPITAL STOCK

 Redeemable Preferred Stock

  In 1995, the Board of Directors approved the designation of 20,000 shares of the authorized preferred stock as Series A 10% senior cumulative preferred stock ("Series A") and the remaining 30,000 shares as Series A-2 10% senior cumulative preferred stock ("Series A-2"). The Company's stockholders of Series A-2 and Series A are entitled to the following rights and privileges:

    Dividends--All preferred stockholders are entitled to cumulative dividends of 10% per annum on the sum of $1,000 per share plus all accumulated and unpaid dividends. No dividends have been declared or paid on the preferred stock. Dividends in arrears on preferred stock were approximately $2,462,000 for Series A and $1,348,000 for Series A-2 at December 31, 1995. No cash dividends may be paid on Series A so long as any Series A-2 shares are still outstanding, other than as provided under the liquidation and redemption preferences. No cash dividends may be paid on common stock so long as any preferred stock remains outstanding.

    Liquidation--Upon any liquidation of the Company, the holders of Series A-2 shall be entitled to be paid up to $26.2 million, to redeem the outstanding shares of Series A-2 before any distribution is made to any other stockholders. After the full $26.2 million has been paid to Series A-2 holders, the Series A-2 and Series A holders shall be entitled to be paid, before any distribution is made to the common stockholders, $1,000 per share plus all accumulated and unpaid dividends.

                       UNITED USN, INC. AND SUBSIDIARIES

    Redemption--Redemption rights can be exercised at $1,000 per share plus all accrued and unpaid dividends for the holders of 33% or more of Series A-2 and Series A stock outstanding after five years have elapsed from the date of issuance of those shares. Special redemption rights are also available to holders in the event of a change in ownership of the Company, as defined in the Certificate of Designation. The Company cannot redeem any shares of Series A so long as the Company has not redeemed any shares of Series A-2 which the holder has requested to be redeemed. The Company cannot redeem, purchase or acquire common stock so long as any preferred stock remains outstanding, other than stock issued upon the exercise of stock options.

  In the event the Company fails to comply with the covenants in the agreement with the preferred stockholders, the Company is required to increase the dividend rate by 5%, with an additional increase of 2.5% for each succeeding 90-day period in which the Company remains in noncompliance. Additionally, the preferred stockholders may demand immediate redemption of all or any portion of their preferred stock at the aforementioned liquidation values. At December 31, 1995, the Company was in compliance with all covenants.

 Common Stock

  In October 1995, the Board of Directors approved the repricing of the common stock issued in 1995 whereby the number of shares issued in 1995 would increase from 135,899 to 246,056 and the purchase price would decrease from $1.95 per share to $1.077. The result of this transaction will not change the amount of total stockholders' equity at December 31, 1995. This transaction is not reflected in the current financial statements as it had not been finalized as of December 31, 1995.

15. STOCK OPTION PLAN

  The Company has granted options to acquire shares of common stock to certain officers and other employees. These options become exercisable at a rate of 25% every six months over a period of two years. The options are exercisable at $1.10 per share, which was no less than the fair market value at the date of grant, and expire in 2004. The Company has reserved 54,551 shares of common stock for issuance upon exercise of stock options.

  Stock option transactions are summarized as follows:

                                                                   1995    1994
                                                                  ------  ------
      Outstanding at January 1................................... 21,300     --
      Granted....................................................         21,300
      Cancelled.................................................. (2,250)    --
                                                                  ------  ------
      Outstanding at December 31................................. 19,050  21,300
                                                                  ------  ------
      Options exercisable at December 31......................... 10,024     --
                                                                  ======  ======

16. EMPLOYEE BENEFIT PLAN

  On January 1, 1995, the Company adopted a qualified 401(k) plan covering all eligible employees in which the Company contributions are discretionary. Employees are permitted to make annual contributions through salary deductions up to 15% of their annual salary. The plan can be amended or terminated at any time by the Board of Directors. The Company made no contributions to the plan in 1995.

                       UNITED USN, INC. AND SUBSIDIARIES

17. NET ASSETS HELD FOR SALE

  On December 29, 1995, the Company entered into an agreement to sell its switch-based facilities in Ohio for $9.5 million in cash plus the assumption of capital and operating leases. The net assets held at December 31, 1995 in conjunction with this sale are as follows:

      Switching equipment........................................... $6,233,557
      Leasehold improvements........................................  1,781,260
      Outside plant and equipment...................................    423,424
      Furniture and equipment.......................................    318,355
                                                                     ----------
                                                                      8,756,596
      Less accumulated depreciation................................. (1,181,587)
                                                                     ----------
          Net property and equipment................................  7,575,009
      Deposits......................................................    100,532
                                                                     ----------
          Total assets..............................................  7,675,541
                                                                     ----------
      Less liabilities assumed:
        Accrued liabilities.........................................     15,204
        Capital lease obligations...................................  6,206,638
                                                                     ----------
          Net assets held for sale.................................. $1,453,699
                                                                     ==========

  Additionally, approximately $2.0 million in operating leases will be assumed by the buyer. The Company will remain contingently liable on capital and operating leases assumed by the buyer.

  The transaction closed on February 29, 1996 and a gain of approximately $8 million was realized. The transaction and the related gain will be recorded in the 1996 results of the Company. The Company will continue to serve its customer base as a reseller of telecommunication services.

18. CONTINGENCIES

  Loss Contingencies--In 1994, USNCN was named as a defendant in a legal matter which alleged that USNCN breached an implied contract in the use of a concept, developed by the plaintiff, in establishing its business and resulting operations. During 1995, this matter was dismissed in USNCN's favor.

  USNCN is contractually required, through its customers, to provide a minimum level of service volume to an independent carrier. As of December 31, 1995, USNCN has not complied with prescribed volume requirements but believes that assertion of a claim by the carrier is unlikely, given contractual interpretations, past practices, ongoing business relationships, and the mutual dependency of the parties. Based on an assessment of all such factors, no amount has been recorded in USNCN's financial statements for settlement of this exposure as management is unable to reasonably estimate the claim, if any. However, it is possible that the ultimate resolution of this matter may have an adverse effect on its financial position, results of operations and cash flow in future periods.

  Gain Contingency--USNCN has submitted a claim of approximately $1.4 million with TelCo One requesting that certain revenues, purportedly not billed by TelCo One to its customers, be paid to USNCN. TelCo One is in the process of reviewing USNCN's claim and has not formally concluded on the amount or terms of a settlement. While USNCN believes its claim has merit, it is unable to predict, at this time, whether they will be successful in fully resolving this matter favorably.

                                   * * * * *

                       UNITED USN, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                          SEPTEMBER 30, 1996 AND 1995

                                                             SEPTEMBER 30,
                                                        ------------------------
                                                           1996         1995
                                                        -----------  -----------
                                                        (UNAUDITED)  (UNAUDITED)
                        ASSETS
                        ------
Current Assets:
  Cash and cash equivalents............................ $71,390,481  $19,238,964
  Accounts receivable (net of allowance for doubtful
   accounts:
  1996--$220,549; 1995--$89,500).......................   2,653,580    1,902,172
  Prepaid expenses.....................................      61,677       91,512
  Interest receivable..................................      86,859       67,621
  Other receivables....................................     229,940          --
                                                        -----------  -----------
    Total current assets...............................  74,422,537   21,300,269
Property and equipment--net............................   1,782,850    9,714,373
Other assets...........................................  11,877,699    4,025,485
                                                        -----------  -----------
    Total assets....................................... $88,083,086  $35,040,127
                                                        ===========  ===========
  LIABILITIES, REDEEMABLE PREFERRED STOCK AND COMMON
                 STOCKHOLDERS' EQUITY
  --------------------------------------------------
Current Liabilities:
  Accounts payable..................................... $ 4,174,694  $ 4,461,273
  Accrued expenses and other liabilities...............   1,064,605    1,232,874
  Capital lease obligations--current...................     260,444    1,111,007
  Current maturities on notes payable..................     355,860    1,446,511
                                                        -----------  -----------
    Total current liabilities..........................   5,855,603    8,251,665
Capital lease obligations--noncurrent..................     349,843    6,249,793
Notes payable..........................................     154,871      510,731
14% Senior Discount Notes..............................  48,500,000          --
Original Issue Discount--Senior Notes.................. (18,296,625)         --
9% Convertible Subordinated Discount Notes.............  36,000,000          --
Original Issue Discount--Convertible Notes.............  (8,355,600)         --
                                                        -----------  -----------
    Total liabilities..................................  64,208,092   15,012,189
Redeemable Preferred Stock:
  Series A 10% Senior Cumulative preferred stock; par
   value $1;
   1995: 20,000 shares authorized; 16,200 shares
   outstanding;
   liquidation value $1,000 per share..................         --        16,200
  Series A-2 10% Senior Cumulative preferred stock; par
   value $1;
   1995: 30,000 shares authorized; 25,344 shares
   outstanding;
   liquidation value $1,000 per share..................         --        25,344
  Accumulated unpaid dividends.........................         --     2,679,467
  9% Cumulative Convertible Pay-In-Kind Preferred
   Stock; par value $1;
   1996: 30,000 shares authorized; 10,000 shares
   outstanding.........................................      10,000          --
  Additional paid-in capital...........................   9,842,601   39,405,986
                                                        -----------  -----------
    Total Redeemable Preferred Stock...................   9,852,601   42,126,997
Common Stockholders' Equity:
  Common stock: par value $.01;
   1996: 2,500,000 shares authorized; 716,525 shares
   outstanding;
   1995: 500,000 shares authorized; 309,123 shares
   outstanding.........................................       7,165        3,091
  Additional paid-in capital...........................  54,177,244      271,508
  Accumulated deficit.................................. (40,160,939) (22,373,658)
  Common stock held in Treasury: 1996--1,000 shares....      (1,077)         --
                                                        -----------  -----------
    Total common stockholders' equity..................  14,022,393  (22,099,059)
                                                        -----------  -----------
    Total liabilities, redeemable preferred stock and
     common stockholders' equity....................... $88,083,086  $35,040,127
                                                        ===========  ===========

     See notes to the unaudited condensed consolidated financial statements

                       UNITED USN, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,
                                                     -------------------------
                                                        1996          1995
                                                     -----------  ------------
                                                     (UNAUDITED)  (UNAUDITED)
Net service revenue................................. $ 7,598,705  $  5,825,785
Cost of services....................................   6,587,126     6,686,199
                                                     -----------  ------------
    Gross margin....................................   1,011,579      (860,414)
Expenses:
  Sales and marketing...............................   5,837,437     4,243,768
  General and administrative........................  10,919,589     7,366,464
                                                     -----------  ------------
Operating loss...................................... (15,745,447)  (12,470,646)
Other income (expense):
  Interest income...................................     472,667       422,901
  Interest expense..................................     (45,957)     (499,657)
  Other income......................................   8,099,593           --
                                                     -----------  ------------
    Other income--net...............................   8,526,303       (76,756)
                                                     -----------  ------------
Net income (loss)................................... $(7,219,144) $(12,547,402)
                                                     ===========  ============




     See notes to the unaudited condensed consolidated financial statements

                       UNITED USN, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

                                                        NINE MONTHS ENDED
                                                          SEPTEMBER 30,
                                                     -------------------------
                                                        1996          1995
                                                     -----------  ------------
Cash flows from operating activities:
  Net income (loss)................................. $(7,219,144) $(12,547,402)
  Adjustments to reconcile net income (loss) to net
   cash flows from operating activities:
    Depreciation and amortization...................     254,049       995,223
    Amortization of organization costs and
     intangibles....................................   1,105,748       257,317
    Gain on disposal of assets......................  (8,078,901)
    Changes in:
      Accounts receivable...........................  (1,469,127)   (1,039,964)
      Prepaid expenses..............................     109,434        34,031
      Other receivables.............................    (229,940)       58,688
      Interest receivable...........................     (25,844)      (67,621)
      Other assets..................................     (18,205)          --
      Accounts payable..............................   1,440,563     3,305,908
      Accrued expenses and other liabilities........     (19,641)      450,072
                                                     -----------  ------------
        Net cash flows from operating activities.... (14,151,008)   (8,553,748)
Cash flows from investing activities:
  Purchase of property and equipment................    (232,291)   (1,606,399)
  Proceeds from sale of assets......................   9,532,600           --
  Purchase of Subsidiary............................         --       (892,287)
  Purchase of Minority Interest.....................  (1,601,207)          --
                                                     -----------  ------------
        Net cash flows from investing activities....   7,699,102    (2,498,686)
Cash flows from financing activities:
  Issuance of common stock..........................      36,300       256,000
  Issuance of preferred stock.......................  10,000,000    25,344,000
  Financing costs...................................    (147,389)     (500,000)
  Repurchase of common stock........................      (1,077)          --
  Proceeds from Senior Notes........................  30,203,375           --
  Proceeds from Convertible Notes...................  27,644,400           --
  Debt Acquisition Costs............................  (2,732,664)          --
  Deposits..........................................    (393,884)     (112,154)
  Payments on assumed Quest indebtedness............         --       (519,746)
  Repayment of notes payable........................    (335,442)      (42,099)
  Repayment of capital lease obligations............    (136,257)     (113,825)
                                                     -----------  ------------
        Net cash flows from financing activities....  64,137,362    24,312,176
                                                     -----------  ------------
Net (decrease) increase in cash.....................  57,685,456    13,259,742
Cash and cash equivalents--Beginning of period......  13,705,025     5,979,222
                                                     -----------  ------------
Cash and cash equivalents--End of period............ $71,390,481  $ 19,238,964
                                                     ===========  ============
Supplemental cash flow information:
  Capital lease obligations incurred................ $   589,961  $  4,004,664
                                                     ===========  ============
  Cash paid for interest............................ $    68,000  $    475,000
                                                     ===========  ============

    See notes to the unaudited condensed consolidated financial statements.

                       UNITED USN, INC. AND SUBSIDIARIES

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                              SEPTEMBER 30, 1996

1. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The condensed consolidated balance sheets as of September 30, 1996 and September 30, 1995 and the related condensed consolidated statements of operations and condensed consolidated statements of cash flows for the nine months then ended are unaudited. The interim financial statements reflect all adjustments (consisting only of normal recurring accruals) which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the United USN, Inc. 1995 Annual Report to the Board of Directors and Stockholders. The results of operations for the interim periods should not be considered indicative of results to be expected for the full year.

2. RESALE AGREEMENTS

  In October 1995, the Company entered into an agreement with a local telecommunications company ("TelCo One") to allow US Network to resell TelCo One's local telephone service in the Chicago area. The agreement term is ten years and contains certain minimum purchase commitments.

  In 1996, the Company signed similar agreements with TelCo One and with another local telecommunications company ("TelCo Two") to resell their local telephone service in Michigan and Ohio and New York, respectively, to both business and residential customers. These agreements are also for ten years and contain certain minimum purchase commitments.

3. SALE OF ASSETS

  On December 29, 1995, the Company entered into an agreement to sell its switch-based facilities in Ohio for $9.5 million in cash plus the assumption of capital and operating leases. The net assets sold under this agreement are summarized as follows:

      Net property and equipment.................................... $7,575,009
      Deposits......................................................    100,532
                                                                     ----------
          Total assets..............................................  7,675,541
      Less liabilities assumed:
        Accrued liabilities.........................................     15,204
        Capital lease obligations...................................  6,206,638
                                                                     ----------
          Net assets................................................ $1,453,699
                                                                     ==========

  Additionally, approximately $2.0 million in operating leases was assumed by the buyer. The Company will remain contingently liable on capital and operating leases assumed by the buyer. The transaction closed on February 29, 1996 and a gain of approximately $8.1 million was realized. The Company will continue to serve its customer base as a reseller.

                       UNITED USN, INC. AND SUBSIDIARIES

                              SEPTEMBER 30, 1996

4. PRIVATE PLACEMENT OFFERING

  On September 30, 1996, the Company received approximately $55 million in cash, net of commissions paid, in exchange for 48,500 Units consisting of $48.5 million aggregate principal amount at maturity of 14% Senior Discount Notes due 2003 ("Senior Notes") and warrants (the "Initial Warrants") to purchase 61,550 shares of Class A Common Stock, and 36,000 units of 9% Convertible Subordinated Discount Notes due 2004 ("Convertible Notes").

  The Senior Notes were sold at a unit price, before commissions, of $622.75. These notes will accrete interest at an annual rate of 14% from September 30, 1996 to March 31, 2000. Thereafter, the notes will bear interest at an annual rate of 14%, and will be paid semiannually in arrears, on the aggregate principal amount at maturity of $48.5 million. The value ascribed to the warrants issued with the Senior Notes will be amortized over the life of the debt.

  The Convertible Notes were sold at a unit price, before commissions, of $767.90. These notes will accrete interest at an annual rate of 9% from September 30, 1996 to September 30, 1999. Thereafter, the notes will bear interest at an annual rate of 9%, and will be paid semiannually in arrears, on the aggregate principal amount at maturity of $36 million.

5. CHANGES IN EQUITY

  In September 1996, the Board of Directors and the existing shareholders approved the conversion of all outstanding Series A and Series A-2 Preferred Stock to newly issued shares of Class A Common Stock. The conversion was consummated on September 30, 1996, and 267,630 shares of Common Stock were issued in exchange for the outstanding Preferred Stock, including dividends accrued through the conversion date. There was no dollar impact to the financial statements.

  In September 1996, the Board of Directors also authorized the issuance of up to 30,000 shares of Preferred Stock designated as 9% Cumulative Convertible PIK Preferred Stock ("9% Preferred Stock"). The 9% Preferred Stock has a liquidation preference and stated value of $1,000 per share. Dividends, payable in additional shares of 9% Preferred Stock, accrue semiannually at an annual rate of 9% and are fully cumulative. In connection with the Offering, the Company issued 10,000 shares of its 9% Preferred Stock to its existing shareholders, for an aggregate purchase price of $10 million.

6. CONTINGENCIES

  Loss Contingency--In April 1996, a derivative action was filed by Mr. Stephen C. Schwartz, the founder and a former director and officer of USNCN against the Company and specific officers and directors. On July 16, 1996 the Company agreed with Mr. Schwartz to repurchase Mr. Schwartz's interest, among other things, for $1.7 million. The financial impact of this transaction was recorded in the third quarter of fiscal 1996, $328,000 of which represented compensation expense due to Mr. Schwartz.

  Gain Contingency--USNCN has submitted a claim of approximately $1.4 million with TelCo Two requesting that certain revenues, purportedly not billed by TelCo Two to its customers, be paid to USNCN. TelCo Two is in the process of reviewing USNCN's claim and has not formally concluded the amount or terms of a settlement. While USNCN believes its claim has merit, it is unable to predict, at this time, whether they will be successful in fully resolving this matter favorably.

                                   * * * * *

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REP-RESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER OR SOLICITATION IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER TO SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE IN-FORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   3
Prospectus Summary.........................................................   5
Risk Factors...............................................................  16
Use of Proceeds............................................................  25
Dividend Policy............................................................  25
Capitalization.............................................................  26
Selected Historical Consolidated Financial and Operating Data..............  27
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.............................................................  28
Industry Overview: The Local Telecommunications Service Industry...........  32
Business...................................................................  34
Management.................................................................  47
Certain Relationships and Related Transactions.............................  54
Stock Ownership............................................................  57
Description of Securities..................................................  58
Registration Rights........................................................  86
Certain Other Indebtedness.................................................  87
Description of Capital Stock...............................................  88
Certain Federal Income Tax Considerations..................................  91
Plan of Distribution.......................................................  94
Selling Securityholders....................................................  94
Legal Matters..............................................................  95
Experts....................................................................  95
Glossary...................................................................  96
Index to Consolidated Financial Statements................................. F-1

                                 ------------

 UNTIL          , 1997 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEAL-
ERS EFFECTING TRANSACTIONS IN THE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDI-TION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UN-DERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               ----------------
                                  PROSPECTUS
                               ----------------

                                     LOGO

                               UNITED USN, INC.

                          9% CONVERTIBLE SUBORDINATED

                         DISCOUNT NOTES DUE 2004

                         WARRANTS TO PURCHASE CLASS A
                                 COMMON STOCK

                             CLASS A COMMON STOCK

                                          , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the expenses paid or payable in connection with the offering of the securities being registered hereby:

Securities and Exchange Commission Registration Fee................... $  8,378
Printing and Engraving Expenses.......................................  100,000
Legal Fees and Expenses...............................................   60,000
Accounting Fees and Expenses..........................................   44,000
                                                                       --------
    Total............................................................. $212,378
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law ("DGCL") empowers a corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful. The Registrant's Certificate of Incorporation and By-laws provide that the Registrant shall indemnify its directors and such officers, employees and agents as the Board of Directors may determine from time to time, to the fullest extent permitted by Section 145 of the DGCL. The Registrant has entered into indemnification agreements with its directors and certain of its officers, employees and agents, which provide that the Registrant shall indemnify such parties pursuant to Section 145 of the DGCL.

  Section 102 of the DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Registrant's Certificate of Incorporation and By-laws include a provision which eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  (1) On April 20, 1994, Chase Capital Partners and CIBC Wood Gundy Securities Corp. each purchased from the Registrant 2,475 shares of Series A Preferred Stock at a price of $1,000 per share and 25,000 shares of Common Stock at a price of $1.00 per share.

  (2) On June 10, 1994, Hancock Venture Capital Associates purchased from the Registrant 2,475 shares of Series A Preferred Stock at a price of $1,000 per share and 23,210 shares of Common Stock at a price of $1.077 per share.

  (3) On November 2, 1994, Chase Capital Partners, CIBC Wood Gundy Securities Corp. and Hancock Venture Capital Associates each purchased from the Registrant 7,425 shares of Series A Preferred Stock and 69,630 shares of Common Stock for a total purchase price of $7,500,000.

  (4) On June 22, 1995, Chase Capital Partners, CIBC Wood Gundy Securities Corp., Hancock Venture Capital Associates, Northwood Capital Partners LLC, Northwood Ventures and BT Capital Partners, Inc. purchased from the Registrant 23,760 shares of Series A-2 Preferred Stock at a price of $1,000 per share and 123,078 shares of Class A Common Stock at a price of $1.95 per share.

  (5) On July 21, 1995, Enterprises & Transcommunications, L.P. purchased from the Registrant 2,475 shares of Series A-2 Preferred Stock at a price of $1,000 per share and 12,821 shares of Class A Common Stock at a price of $1.95 per share.

  (6) Pursuant to a recapitalization, in March 1996, Chase Capital Partners, CIBC Wood Gundy Securities Corp., Hancock Venture Capital Associates, Northwood Capital Partners LLC, Northwood Ventures, BT Capital Partners, Inc. and Enterprises & Transcommunications, L.P. purchased, in the aggregate, 110,157 shares of Common Stock for no consideration in order to settle a dispute relating to the price per share paid for previously purchased shares of Common Stock.

  (7) On September 30, 1996, the Registrant caused its outstanding shares of Series A Preferred Stock and Series A-2 Preferred Stock to be converted into newly issued shares of Class A Common Stock.

  (8) On September 30, 1996, Chase Capital Partners, CIBC Wood Gundy Securities Corp., Hancock Venture Capital Associates, Northwood Capital Partners LLC, Northwood Ventures, BT Capital Partners, Inc. and Enterprises & Transcommunications, L.P. purchased, in the aggregate, 10,000 shares of 9% Cumulative Convertible Pay-In-Kind Preferred Stock for an aggregate purchase price of $10 million.

  (9) On September 30, 1996, Merrill Lynch Global Allocation Fund, Inc. purchased from the Registrant in a Rule 144A offering (a) 48,000 units, each consisting of a 14% Senior Discount Note due 2003 and a warrant to purchase approximately 1.27 shares of Class A Common Stock and (b) $36.0 million in aggregate principal amount at stated maturity of 9% Convertible Subordinated Discount Notes due 2004 for an aggregate purchase price of $55,967,722.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits:

 EXHIBIT
 NUMBER                               DESCRIPTION
 -------                              -----------
  3.1+   Amended and Restated Certificate of Incorporation of the Registrant.
  3.2+   Certificate of Designations, Powers, Rights and Preferences of 9%
         Cumulative Convertible Pay-In-Kind Preferred Stock (the "9% Preferred
         Stock") of the Registrant.
  3.3+   Bylaws of the Registrant.
  4.1+   Indenture, dated as of September 30, 1996, by and between the
         Registrant and Harris Trust and Savings Bank, as Trustee, for the
         Registrant's 9% Convertible Subordinated Discount Notes due 2004 (the
         "Convertible Note Indenture").
  4.2+   Registration Rights Agreement dated as of September 30, 1996, by and among the Registrant and the Initial Purchasers named therein.
  4.3+   Warrant Agreement, dated as of September 30, 1996, by and between the
         Registrant and Harris Trust and Savings Bank, as Warrant Agent.
  5.1*   Legal Opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois).
 10.1+   Indenture, dated as of September 30, 1996, by and between the
         Registrant and Harris Trust and Savings Bank, as Trustee, for the
         Registrant's 14% Senior Discount Notes due 2003.
 10.2+   Employment Agreement, dated as of July 18, 1996, by and between the
         Registrant and J. Thomas Elliott.
 10.3+   Employment Agreement, dated as of July 18, 1996, by and between the
         Registrant and Ronald W. Gavillet.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
 10.4+   Form of Employment Agreement between the Registrant and certain officers of the Registrant.
 10.5+   1994 Stock Option Plan of the Registrant.
 10.6+   Form of Indemnification Agreement between the Registrant and certain directors and officers of the Registrant.
 10.7+   Consulting Agreement, dated January 24, 1995, by and between the
         Registrant and Eugene A. Sekulow.
 10.8+   Promissory Note, dated December 15, 1995, between the Registrant and
         J. Thomas Elliott.
 10.9+   Purchase Agreement, dated as of September 25, 1996, by and among the
         Registrant and the purchasers named therein, relating to the 9%
         Preferred Stock.
 10.10+  Purchase Agreement, dated as of April 20, 1994, by and among the
         Registrant, CIBC Wood Gundy Ventures, Inc. ("CIBC") and Chemical
         Venture Capital Associates ("Chemical").
 10.11+  Stockholders Agreement, dated as of April 20, 1994, by and among the
         Registrant, CIBC, Chemical and the stockholders of the Registrant listed on a schedule attached thereto (the "Stockholders").
 10.12+  Registration Rights Agreement, dated as of April 20, 1994, by and among the Registrant, CIBC and Chemical.
 10.13+  First Amendment to Purchase Agreement, dated as of June 10, 1994, by and among the Registrant, CIBC, Chemical and Hancock Venture Partners
         IV--Direct Fund, L.P. ("Hancock," and together with CIBC and Chemical, the "Initial Investors").
 10.14+  First Amendment to Stockholders Agreement, dated as of June 10, 1994, by and among the Registrant, the Initial Investors and the
         Stockholders.
 10.15+  First Amendment to Registration Rights Agreement, dated as of June 10,
         1994, by and among the Registrant and the Initial Investors.
 10.16+  Third Amendment to Purchase Agreement, dated as of November 1, 1994, by and among the Registrant and the Initial Investors.
 10.17+  Asset Purchase Agreement, dated as of June 13, 1995, by and among
         United Telemanagement Services, Inc. ("UTS"), Quest United, Inc.
         ("Quest United"), Quest America Management, Inc. ("QAM"), Edward H.
         Lavin, Jr. ("Lavin"), J. Thomas Elliott ("Elliott") and Quest America,
         LP ("Quest").
 10.18+  Fourth Amendment to Purchase Agreement, dated as of June 22, 1995, by and among the Registrant and the Initial Investors.
 10.19+  Purchase Agreement, dated as of June 22, 1995, by and among the
         Registrant, CIBC, Chemical, Hancock, BT Capital Partners, Inc.,
         Northwood Capital Partners LLC and Northwood Ventures (collectively, the "Investors").
 10.20+  Amended and Restated Stockholders Agreement, dated as of June 22,
         1995, by and among the Registrant and the Investors.
 10.21+  Amended and Restated Registration Agreement, dated as of June 22,
         1995, by and among the Registrant and the Investors.
 10.22+  First Amendment to Purchase Agreement, dated as of July 21, 1995, by and among the Registrant, the Investors and Enterprises &
         Transcommunications, L.P. (collectively, the "Original Purchasers").
 10.23+  Amended and Restated Stockholders Agreement, dated as of July 21,
         1995, by and among the Registrant, the Original Purchasers and the
         Stockholders.
 10.24+  Amendment No. 1 to Asset Purchase Agreement, dated as of October 27,
         1995, by and among UTS, Quest United, QAM, Lavin, Elliott, and Quest.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
 10.25+  Second Amendment to Purchase Agreement, dated as of March 5, 1996, by and among the Registrant and the Original Purchasers.
 10.26+  Resale Local Exchange Service Agreement, dated July 8, 1996, by and between New York Telephone Company and UTS.
 10.27+  Resale Local Exchange Service Confirmation of Service Order, dated
         October 31, 1995, by and between the Registrant and Ameritech
         Information Industry Services ("Ameritech") on behalf of Illinois Bell
         Telephone Company.
 10.28+  Agreement for Resale Services, dated as of April 26, 1996, by and between the Registrant and Ameritech on behalf of Ameritech Michigan.
 10.29+  Local Exchange Telecommunications Services Resale Agreement, dated May
         21, 1996, by and between the Registrant and Ameritech on behalf of The
         Ohio Bell Telephone Company.
 12.1+   Computation of Earnings to Fixed Charges.
 21.1+   Subsidiaries of the Registrant.
 23.1*   Consent of Deloitte & Touche LLP.
 23.2*   Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (included in its opinion filed as Exhibit 5.1 hereto).
 24.1+   Powers of Attorney.
 25.1**  Statement of Eligibility and Qualification on form T-1 under the Trust
         Indenture Act of 1939 of Harris Trust and Savings Bank, as Trustee
         under the Convertible Note Indenture.

--------
+Incorporated by reference to the Registrant's Registration Statement on Form
   S-4, file number 333-16265.
*Filed herewith.

 **Previously filed as an Exhibit to this Registration Statement on Form S-1
    (File No. 333-16265).

  (b) Financial Data Schedules

  [None.]

  [All schedules are omitted because the required information is not present in amounts sufficient to require submission of the schedule or because the information required is included in the financial statements or notes thereto.]

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby further undertakes:

  (4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497 under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective;

  (5) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (6) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS ON JANUARY 13, 1997.

                                          UNITED USN, INC.

                                                /s/ J. Thomas Elliott
                                          By: _________________________________
                                                    J. Thomas Elliott
                                              President and Chief Executive
                                                         Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON THE DATES AND IN THE CAPACITIES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
     /s/ J. Thomas Elliott           President, Chief Executive     January 13, 1997
____________________________________   Officer and Director
         J. Thomas Elliott             (Principal Executive
                                       Officer)

         Richard J. Brekka*          Chairman of the Board          January 13, 1997
____________________________________
         Richard J. Brekka

       Donald J. Hofmann, Jr.*       Director                       January 13, 1997
____________________________________
       Donald J. Hofmann, Jr.

         Paul S. Lattanzio*          Director                       January 13, 1997
____________________________________
         Paul S. Lattanzio

         William P. Glasgow*         Director                       January 13, 1997
____________________________________
         William P. Glasgow

        William A. Johnston*         Director                       January 13, 1997
____________________________________
        William A. Johnston

         Eugene A. Sekulow*          Director                       January 13, 1997
____________________________________
         Eugene A. Sekulow

      /s/ Gerald J. Sweas            Executive Vice President and   January 13, 1997
____________________________________   Chief Financial Officer
          Gerald J. Sweas              (Principal Financial
                                       Officer, Principal
                                       Accounting Officer)


    /s/ J. Thomas Elliott
*By____________________________                                     January 13,
      Attorney-in-Fact                                              1997